Exhibit 10.1

THIS RESTRUCTURING SUPPORT AGREEMENT IS NOT AN OFFER OR ACCEPTANCE WITH RESPECT TO ANY SECURITIES OR A SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN WITHIN THE MEANING OF SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL COMPLY WITH ALL APPLICABLE SECURITIES LAWS AND/OR PROVISIONS OF THE BANKRUPTCY CODE. Nothing contained in thIS RESTRUCTURING SUPPORT AGREEMENT shall be an admission of fact or liability OR, UNTIL THE OCCURRENCE OF THE AGREEMENT EFFECTIVE DATE ON THE TERMS DESCRIBED HEREIN, DEEMED BINDING ON ANY OF THE PARTIES HERETO.

AMENDED RESTRUCTURING SUPPORT AGREEMENT

This AMENDED RESTRUCTURING SUPPORT AGREEMENT (including all exhibits, annexes, and schedules hereto in accordance with Section 14.02, this “Agreement”) is made and entered into as of February 5, 2021 (the “Execution Date”), by and among the following parties (each of the following described in sub-clauses (a) through (c) of this preamble, collectively, the “Parties”):1

(a)	Valaris plc, a company incorporated under the Laws of England and Wales (“Valaris” or the “Company”), and each of its affiliates to this Agreement listed in Exhibit D that have executed and delivered counterpart signature pages to this Agreement to counsel to the Consenting Creditors, or any affiliates that have, following the Agreement Effective Date, executed and delivered signature pages to a Joinder (as applicable) to counsel to the Consenting Creditors (the Entities in this clause (a), collectively, the “Company Parties”);

(b)	the holders of, or investment advisors, sub-advisors, or managers of discretionary accounts that hold, Senior Note Claims that have executed and delivered counterpart signature pages to the Original Restructuring Support Agreement (and now deemed a party to this Agreement as a result of the Required Consenting Noteholders under the Original Restructuring Support Agreement consenting to this Agreement), a Joinder, or a Transfer Agreement to counsel to the Company Parties and counsel to the Consenting Creditors (the Entities in this clause (b), collectively, the “Consenting Noteholders”); and

(c)	the undersigned holders of Credit Facility Claims that have executed and delivered counterpart signature pages to this Agreement, a Joinder, or a Transfer Agreement to counsel to the Company Parties and counsel to the Consenting Creditors prior to the first date of the hearing to consider entry of the Confirmation Order (the Entities in this clause (c), collectively, the “Consenting Lenders” and, together with the Consenting Noteholders, the “Consenting Creditors”).

[1]	Capitalized terms used but not defined in the preamble and recitals to this Agreement have the meanings ascribed to them in Section 1.

RECITALS

WHEREAS, the Company Parties and the Consenting Creditors have in good faith and at arms’ length negotiated and agreed to seek to implement certain restructuring and recapitalization transactions with respect to the Group’s and Company Parties’ capital structure on the terms set forth in this Agreement and as specified in the Restructuring Term Sheet attached as Exhibit A hereto (the “Restructuring Term Sheet”);

WHEREAS, the Company Parties intend to implement such restructuring and recapitalization transactions consistent with the Restructuring Term Sheet, having commenced voluntary cases under chapter 11 of the Bankruptcy Code in the Bankruptcy Court (the “Chapter 11 Cases”) with respect to the Filing Entities, and intending to pursue the implementation of the Plan in the Chapter 11 Cases, and through Administration or any other Implementation Mechanisms (such transactions being, the “Restructuring Transactions”); provided that the consent of the Required Consenting Creditors shall not be required in relation to the Ancillary Proceedings;

WHEREAS, the Parties have agreed to take certain actions in support of the Restructuring Transactions on the terms and conditions set forth in this Agreement and the Restructuring Term Sheet;

WHEREAS, the members of the Ad Hoc Group have provided $500 million in debtor-in-possession financing to the Company during the Chapter 11 Cases on terms consistent with the DIP Commitment Letter and DIP Term Sheet (each as defined herein);

WHEREAS, the members of the Ad Hoc Group, certain other Consenting Noteholders, and the Lender Backstop Parties (as defined below) have committed to backstop a rights offering of $500 million new money notes to be issued by the Company upon consummation of the Plan on terms, and in accordance with, the New Secured Notes Term Sheet and the Backstop Agreement (each as defined herein);

WHEREAS, the members of the Ad Hoc Group and the Company executed the Original Restructuring Support Agreement contemplating the above referenced rights offering as well as the other Restructuring Transactions;

WHEREAS, throughout the Chapter 11 Cases, the Company and members of the Ad Hoc Group negotiated with the Consenting Lenders to resolve objections to the proposed Plan;

WHEREAS, the Parties acknowledge this Agreement and the Restructuring Term Sheet have been implemented and expanded upon through the Plan and Supplemental Disclosure Statement attached hereto as Exhibits E and F, which the Parties expressly support; and

WHEREAS, pursuant to this Agreement, the parties to the Original Restructuring Support Agreement desire that the Original Restructuring Support Agreement be amended to effectuate certain modifications to resolve the Consenting Lenders’ objections to the Plan and to include the Consenting Lenders as parties to this Agreement.

2

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Party, intending to be legally bound hereby, agrees as follows:

AGREEMENT

Section 1.             Definitions and Interpretation.

1.01.       Definitions. The following terms shall have the following definitions:

“2020 Notes” means the 6.875% Senior Notes due 2020, issued by Pride International, LLC., a Delaware limited liability company.

“2021 Notes” means the 4.700% Senior Notes due 2021, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“2022 Notes” means the 4.875% Senior Notes due 2022, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“2026 Notes” means the 7.75% Senior Notes due 2026, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“2027 Debentures” or “Ensco International Bonds” means the 7.20% Debentures due 2027, issued by ENSCO International Incorporated, a Delaware corporation.

“2040 Notes” means the 7.875% Senior Notes due 2040, issued by Pride International, LLC., a Delaware limited liability company.

“2042 Notes” means the 5.40% Senior Notes due 2042, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“3.0% 2024 Notes” or “Jersey Bonds” means the Exchangeable 3.0% Senior Notes due 2024, issued by ENSCO Jersey Finance Limited, a Jersey corporation.

“4.5% 2024 Notes” means the 4.50% Senior Notes due 2024, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“4.75% 2024 Notes” means the 4.75% Senior Notes due 2024, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“5.2% 2025 Notes” means the 5.20% Senior Notes due 2025, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“5.85% 2044 Notes” means the 5.85% Senior Notes due 2044, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“5.75% 2044 Notes” means the 5.75% Senior Notes due 2044, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

3

“7.375% 2025 Notes” means the 7.375% Senior Notes due 2025, originally issued by Rowan Companies, Inc., a Delaware corporation, and assumed by Valaris.

“8.0% 2024 Notes” means the 8.00% Senior Notes due 2024, issued by Ensco plc, a public limited company organized under the laws of England and Wales.

“Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin, Akin Gump, Houlihan Lokey, and Porter Hedges LLP.

“Administration” has the meaning set forth in the definition of “Implementation Mechanisms.”

“Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such entity was a debtor in a case under the Bankruptcy Code.

“Agreement” has the meaning set forth in the preamble to this Agreement and, for the avoidance of doubt, includes all the exhibits, annexes, and schedules hereto in accordance with Section 14.02 (including the Restructuring Term Sheet).

“Agreement Effective Date” means the date on which the conditions set forth in Section 2 have been satisfied or waived by the appropriate Party or Parties in accordance with this Agreement.

“Agreement Effective Period” means, with respect to a Party, the period from the Agreement Effective Date to the Termination Date applicable to that Party.

“Akin Gump” means Akin Gump LLP as English legal counsel to the Ad Hoc Group.

“Alternative Restructuring Proposal” means any inquiry, proposal, offer, bid, term sheet, discussion, or agreement with respect to a sale, disposition, new-money investment, restructuring, reorganization, merger, amalgamation, acquisition, consolidation, dissolution, debt investment, equity investment, liquidation, tender offer, recapitalization, plan of reorganization, share exchange, business combination, or similar transaction involving any one or more Company Parties or the debt, equity, or other interests in any one or more Company Parties that is an alternative to one or more of the Restructuring Transactions.

“Ancillary Proceedings” has the meaning set forth in the definition of “Implementation Mechanisms.”

“Backstop Agreement” means that certain backstop commitment agreement by and among the Backstop Parties and Valaris, as may be amended, supplemented, or modified from time to time, setting forth, among other things, the terms and conditions of the Rights Offering, the Backstop Commitments, and the payment of the Backstop Premium. An amendment to the Backstop Agreement is attached as Exhibit 2 to the Restructuring Term Sheet.

“Backstop Commitment” means the Backstop Parties’ commitment to backstop the Rights Offering on the terms and conditions set forth in the Restructuring Term Sheet and the Backstop Agreement.

4

“Backstop Parties” has the meaning set forth in the Restructuring Term Sheet.

“Backstop Premium” means the premium payable on, and as a condition to, the Plan Effective Date, to the members of the Ad Hoc Group and the Lender Backstop Parties in consideration for the Backstop Commitment on the terms set forth in the Restructuring Term Sheet and the Backstop Agreement.

“Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

“Bankruptcy Court” means the United States Bankruptcy Court in which the Chapter 11 Cases are commenced or another United States Bankruptcy Court with jurisdiction over the Chapter 11 Cases.

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state of New York or in London, England.

“Chapter 11 Cases” has the meaning set forth in the recitals to this Agreement.

“Chosen Court” means the United States District Court for the Southern District of New York or any New York state court; provided that if any of the Company Parties commence Chapter 11 Cases, then the Bankruptcy Court (or court of proper appellate jurisdiction) shall be the exclusive Chosen Court.

“Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Company Parties.

“Company Claims/Interests” means any Claim against, or Equity Interest in, a Company Party, including the Credit Facility Claims, DIP Claims, and the Senior Notes Claims.

“Company Parties” has the meaning set forth in the recitals to this Agreement.

“Confidentiality Agreement” means an executed confidentiality agreement, including with respect to the issuance of a “cleansing letter” or other public disclosure of material non-public information agreement, in connection with any proposed Restructuring Transactions.

“Confirmation Order” means the confirmation order with respect to the Plan.

“Consenting Creditors” has the meaning set forth in the preamble to this Agreement.

“Consenting Lenders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders” has the meaning set forth in the preamble to this Agreement.

“Consenting Noteholders Advisors” means, collectively, (i) Kramer Levin, (ii) Akin Gump, (iii) Houlihan Lokey, (iv) DNB Markets, (v) Porter Hedges LLP, (vi) the board member search firm, (vii) the compensation consultant to be engaged pursuant to the MIP Term Sheet, (viii) Appleby (Bermuda) Limited, and (ix) other local counsel and specialist advisors retained by the members of the Ad Hoc Group.

5

“Credit Facility” means the Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, among Valaris and Pride International, Inc., as borrowers, the banks party thereto, Citibank, N.A., as Administrative Agent, DNB Bank ASA, as Syndication Agent, Deutsche Bank Securities Inc., HSBC Bank USA, NA and Wells Fargo Bank, National Association, as Co-Documentation Agents, and Citibank, N.A., DNB Bank ASA, New York Branch, Deutsche Bank AG New York Branch, HSBC Bank USA, NA and Wells Fargo Bank, National Association, each as an Issuing Bank (as defined in the Credit Facility), as amended, restated, supplemented or modified from time to time.

“Credit Facility Claims” means any Claim against any Company Party with respect to: (a) the Credit Facility and (b) each Finance Document entered into pursuant to or in connection with the Credit Facility.

“Debtor” means, as applicable, each of the Company Parties in its capacity as a debtor in its respective Chapter 11 Case.

“Definitive Documents” means the documents listed in Section 3.01.

“DIP Claims” means any Claim on account of the DIP Facility Documents.

“DIP Commitment Letter” means the commitment letter setting forth the terms and conditions of the DIP Facility.

“DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement, dated September 25, 2020, as amended, supplemented, amended and restated, supplemented, or modified from time to time, by and among the Debtors, the DIP agent, and the DIP lenders, as approved by the Financing Order.

“DIP Facility” means the $500 million superpriority senior secured credit facility provided by the DIP lenders pursuant to the DIP Credit Agreement.

“DIP Facility Documents” means the DIP Credit Agreement and any other documentation necessary to effectuate the incurrence of the DIP Facility.

“DIP Term Sheet” means the term sheet setting forth the terms and conditions of the DIP Facility.

“Enforcement Action” means any action of any kind to:

(a)           declare prematurely due and payable or otherwise seek to accelerate payment of all or any part of any Company Claims/Interests;

(b)           recover, or demand cash cover in respect of, all or any part of any Company Claims/Interests (including by exercising any set-off, save as required by law);

6

(c)           petition for (or take or support any other step which may lead to) any corporate action, legal process (including legal proceedings, execution, distress, and diligence) or other procedure or step being taken in relation to any Company Party entering into Insolvency Proceedings; or

(d)           sue, claim, institute, or continue any legal process (including legal proceedings, execution, distress, and diligence) against any Company Party;

provided that, for the avoidance of doubt, the Harris County Litigation and the Pride Allegations shall be deemed Enforcement Actions.

“Ensco International Bond Claims” means any Claim against any Company Party with respect to the 2027 Debentures.

“Entity” shall have the meaning set forth in section 101(15) of the Bankruptcy Code.

“Equity Interests” means, collectively, the shares (or any class thereof), common stock, preferred stock, limited liability company interests, units, and any other equity, ownership, or profits interests of any Company Party, and options, warrants, rights, or other securities or agreements to acquire or subscribe for, or which are convertible into the shares (or any class thereof) of, common stock, preferred stock, limited liability company interests, units, or other equity, ownership, or profits interests of any Company Party (in each case whether or not arising under or in connection with any employment agreement).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Execution Date” has the meaning set forth in the preamble to this Agreement.

“Fiduciary Out” has the meaning set forth in Section 12.02(b).

“Filing Entities” means those Company Parties which are debtors in the Chapter 11 Cases, in the first instance being those entities identified as such on Exhibit D.

“Finance Documents” means, collectively, (a) the Credit Facility and the Senior Notes Indentures and (b) all other documents entered into pursuant to or in connection with the foregoing documents in clause (a) of this definition.

“Financing Order” means the Order (A) Authorizing the Debtors to Obtain Postpetition Financing (B) Granting Liens and Providing Superpriority Administrative Expense Status, (C) Modifying the Automatic Stay, and (D) Granting Related Relief [Docket No. 274], which is the order of the Bankruptcy Court approving the DIP Facility.

“First Day Pleadings” means the first-day pleadings the Company Parties determined necessary or desirable to file.

7

“Governing Body” means the board of directors, board of managers, manager, general partner, investment committee, finance committee, special committee, investigation committee, or such similar governing body of any Entity.

“Group” means Valaris and each of its direct and indirect subsidiaries in which Valaris has at least a simple majority ownership or voting stake.

“Harris County Litigation” means the Original Petition captioned UMB Bank v. Darin Gibbins, 2020-18184, Harris County, Texas that was filed on March 19, 2020, as may be amended.

“Houlihan Lokey” means Houlihan Lokey Capital, Inc., as financial advisor to the Ad Hoc Group.

“Implementation Mechanisms” means, collectively, (i) an administration of Valaris under Part II of the Insolvency Act 1986 (United Kingdom) (an “Administration”) and (ii) ancillary proceedings to the Chapter 11 Cases or Administration including to implement or effect cross-border recognition of the Chapter 11 Cases, the Restructuring Transactions, and the Plan including proceedings under the UK Cross-Border Insolvency Regulations 2006, the appointment of administrators or equivalent officeholders (howsoever described) under applicable law, dissolution proceedings under applicable law, and joint provisional liquidations under the Laws of any other relevant jurisdiction (collectively, the “Ancillary Proceedings”), for the purpose of implementing the Restructuring Transactions in a manner that conforms to and is consistent with the Restructuring Term Sheet and gives effect to or facilitates the implementation of the Plan (including with respect to (i) the compromise of all or a subset of the Company Claims/Interests, and (ii) the issuance of the Newco Valaris Equity) in the United Kingdom and (if and as applicable) the Cayman Islands, Bermuda, Jersey, or other jurisdictions.

“Insolvency Proceeding” means any corporate action, legal proceeding, or other procedure or step taken in any jurisdiction in relation to:

(a)           the suspension of payments, a moratorium of any indebtedness, winding-up, bankruptcy, liquidation, dissolution, administration, receivership, administrative receivership, judicial composition or reorganization (by way of voluntary arrangement, scheme or otherwise) of any member of the Group, including under the Bankruptcy Code;

(b)           a composition, conciliation, scheme of arrangement, compromise or arrangement with the creditors generally of any member of the Group or an assignment by any member of the Group of its assets for the benefit of its creditors generally or any member of the Group becoming subject to a distribution of its assets;

(c)           the appointment of a liquidator, receiver, administrator, administrative receiver, compulsory manager, or other similar officer in respect of any member of the Group or any of its assets;

(d)          enforcement of any security over any assets of any member of the Group; or

(e)           any procedure or step in any jurisdiction analogous to those set out in paragraphs (a) to (d) above.

8

“Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Company Party, including all issued, unissued, authorized, or outstanding shares of capital stock of the Company Parties, and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Company Party.

“Jersey Bond Claims” means any Claim against any Company Party with respect to the 3.0% 2024 Notes.

“Joinder” means a joinder to this Agreement substantially in the form attached hereto as Exhibit C.

“Kramer Levin” means Kramer Levin Naftalis & Frankel LLP, as legal counsel to the Ad Hoc Group.

“Law” means any federal, state, local, or foreign law (including common law), statute, code, ordinance, rule, regulation, order, ruling, or judgment, in each case, that is validly adopted, promulgated, issued, or entered by a governmental authority of competent jurisdiction (including the Bankruptcy Court).

“Legacy Rowan Bond Claims” means any Claim against any Company Party with respect to the Legacy Rowan Bonds.

“Legacy Rowan Bonds” means the 2022 Notes, the 2042 Notes, the 4.75% 2024 Notes, the 5.85% 2044 Notes, and the 7.375% 2025 Notes.

“Lender Backstop Parties” means the Consenting Lenders that elected the RCF New Money Participation Treatment and have committed to participate in a portion of the Rights Offering prior to the RCF New Money Participation Deadline on the terms set forth in the Restructuring Term Sheet and the Backstop Agreement.

“Material Adverse Effect” means one or more Events or a series of Events that taken alone or together has a material adverse effect on (i) the Group’s ability to implement the Restructuring Transactions or (ii) the financial condition of the Group taken as a whole, other than the following:

(a)           a breach of any financing arrangement (i) which has been waived, including, without limitation, under this Agreement or any other document in each case with the consent of the Required Consenting Creditors, (ii) which arises as a result of the Restructuring Transactions (including any of the factors identified in (e) below) or (iii) provided that Valaris or any other Debtor is taking reasonable steps to remedy the breach;

(b)           (i) the failure to meet any projections or estimated revenues or profits (provided that the underlying cause of any such failure may constitute, or be taken into account in determining, a Material Adverse Effect to the extent not otherwise excluded under this definition of “Material Adverse Effect”) or (ii) the occurrence of exceeding any estimated costs or expenses;

9

(c)           any enforcement action which has been stayed, suspended or dismissed;

(d)           any litigation or similar action against any Company Party which arises from or relates to the Restructuring Transactions with respect to the Company Parties’ capital structure and is being defended by a Company Party in good faith;

(e)           the commencement or pendency of any Chapter 11 Case, any Administration, or any Ancillary Proceedings, if any, or any other aspect of the Implementation Mechanisms in accordance with and materially consistent with this Agreement;

(f)            the execution, announcement or performance of this Agreement or other Definitive Documents or the transactions contemplated hereby or thereby (including any act or omission of Valaris or any other Debtor expressly required or prohibited, as applicable, by this Agreement);

(g)           any matters known or expressly disclosed, (i) with respect to any Consenting Noteholder, prior to the Petition Date and, (ii) with respect to any Consenting Lender, prior to the date of this Agreement; or

(j)            any material changes after the date of this Agreement in applicable Law or GAAP or enforcement thereof; provided that such exception shall not apply to the extent that such event is disproportionately adverse to the Group, taken as a whole, as compared to other companies in the industries in which the Group operates.

“Milestones” means the dates set forth in Section 8, as they may be extended in accordance with this Agreement.

“MIP Term Sheet” means the term sheet attached as Exhibit 4 to the Restructuring Term Sheet.

“Newbuild Debtors” has the meaning set forth in the Restructuring Term Sheet.

“New Money Participating Credit Facility Creditors” has the meaning set forth in the Restructuring Term Sheet.

“New Secured Notes” has the meaning set forth in the Restructuring Term Sheet.

“New Secured Notes Documents” means the New Secured Notes Indenture and any other documentation necessary to effectuate the incurrence of the New Secured Notes.

“New Secured Notes Indenture” means the indenture governing the New Secured Notes which shall be consistent with the New Secured Notes Term Sheet.

“New Secured Notes Term Sheet” means the term sheet setting forth the terms of the New Secured Notes Indenture attached as Exhibit 1 to the Restructuring Term Sheet.

10

“New Warrants” means those certain warrants to purchase Newco Valaris Equity on the terms set forth in the New Warrant Agreement.

“New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants issued by Newco Valaris as set forth in the Restructuring Term Sheet.

“Newco Valaris” means a newly-formed limited company, or other legal entity, in form and substance and incorporated in Bermuda or such other jurisdiction as is reasonably determined in each case by the Company Parties and the Required Consenting Creditors (such determination not to be unreasonably withheld, conditioned or delayed), that will be the ultimate parent of the Filing Entities (other than Valaris) as from the Plan Effective Date and the issuer of the Newco Valaris Equity.

“Newco Valaris Equity” means equity securities in Newco Valaris.

“Original Plan” means the Debtors’ Third Amended Joint Chapter 11 Plan of Reorganization (As Modified) [Docket No. 988], as may be further amended or modified in accordance with the terms of this Agreement.

“Original Restructuring Support Agreement” means that certain restructuring support agreement, by and among the Debtors and the Consenting Noteholders, dated August 18, 2020, attached as Exhibit A to the Declaration of Jonathan Baksht, Executive Vice President and Chief Financial Officer of Valaris PLC, in Support of Chapter 11 Petitions and First Day Motions [Docket No. 23].

“Outside Date” has the meaning set forth in Section 8.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Transfer” means each Transfer of Company Claims/Interests which meets the requirements of Section 9.01.

“Permitted Transferee” means each transferee of any Company Claims/Interests who meets the requirements of Section 9.01.

“Petition Date” means the first date any of the Filing Entities commences a Chapter 11 Case.

“Plan” means the joint plan of reorganization, attached hereto as Exhibit E, filed by the Debtors under chapter 11 of the Bankruptcy Code that embodies the Restructuring Transactions.

“Plan Effective Date” means the occurrence of the effective date of the Plan according to its terms.

“Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan that will be filed by the Debtors with the Bankruptcy Court.

11

“Pride Allegations” means any Claim or cause of action, whether known or unknown, that is asserted or assertable against the Company Parties or any of the Company Parties’ Related Parties, related to or arising out of: (a) certain of the Company Parties’ arbitration with Samsung Heavy Industries in 2016, or the settlement or proceeds thereof; or (b) historical transactions related to the acquisition of Pride Global II by certain Company Parties.

“Pride Bond Claims” means any Claim against any Company Party with respect to the Pride Bonds.

“Pride Bonds” means collectively the 2020 Notes and the 2040 Notes.

“Qualified Marketmaker” means an entity that (a) holds itself out to the public or the applicable private markets as standing ready in the ordinary course of business to purchase from customers and sell to customers Company Claims/Interests (or enter with customers into long and short positions in Company Claims/Interests), in its capacity as a dealer or market maker in Company Claims/Interests and (b) is, in fact, regularly in the business of making a market in claims against issuers or borrowers (including debt securities or other debt).

“RCF Agent” means Citibank, N.A., in its capacity as administrative agent under the Credit Facility. For the avoidance of doubt, the RCF Agent is a Consenting Lender.

“RCF Agent Advisors” means, collectively, (i) Shearman, including any expert retained by Shearman, (ii) Perella Weinberg Partners, L.P., and (iii) other local counsel and specialist advisors retained by the RCF Agent or Shearman.

“RCF Consenting Lender Base Treatment” has the meaning set forth in the Restructuring Term Sheet.

“RCF New Money Participation Deadline” means 5:00 p.m. Central Time on February 4, 2021.

“RCF New Money Participation Treatment” has the meaning set forth in the Restructuring Term Sheet.

“Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, members of any Governing Body, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

“Required Consenting Creditors” means, as of the relevant date, the Required Consenting Lenders and the Required Consenting Noteholders.

12

“Required Consenting Lenders” means, as of the relevant date, Consenting Lenders holding at least 50.01% of the aggregate outstanding principal amount of Credit Facility Claims that are held by Consenting Lenders at the relevant time.

“Required Consenting Noteholders” means, as of the relevant date, Consenting Noteholders holding at least 50.01% of the aggregate outstanding principal amount of Senior Notes that are held by Consenting Noteholders at the relevant time.

“Restructuring Steps Plan” means the steps plan which sets out the relevant steps for the Restructuring Transactions, including the reorganization of the Company Parties and issuance of the Newco Valaris Equity, through the Chapter 11 Cases, the Plan, and the Administration or other Implementation Mechanism.

“Restructuring Term Sheet” has the meaning set forth in the recitals to this Agreement.

“Restructuring Transactions” has the meaning set forth in the recitals to this Agreement.

“Rights Offering” has the meaning set forth in the Restructuring Term Sheet.

“Rights Offering Documents” means, collectively, the Backstop Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures outlined in the Rights Offering Materials [Docket No. 695], as may be amended in accordance with this Agreement.

“Rowan Ad Hoc Group Fees” means all pre- and post-petition fees of the ad hoc group of Rowan bondholders including reimbursement of charges by Quinn Emanuel Urquhart & Sullivan LLP, the indenture trustee and its counsel Katten Muchin Rosenman LLP and local counsel, which for the avoidance of doubt includes all fees and expenses related to the Harris County Litigation.

“Rules” means Rule 501(a)(1), (2), (3), and (7) of the Securities Act.

“Section 510(b) Claim” means any Claim against a Company Party arising from rescission of a purchase or sale of a security (as defined in section 2(a)(1) of the Securities Act) of any Company Party or an Affiliate of any of the Company Parties, for damages arising from the purchase or sale of such a security, or for reimbursement or contribution allowed under section 502 of the Bankruptcy Code on account of such a Claim.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means, collectively, the 2020 Notes, the 2021 Notes, the 2022 Notes, the 4.5% 2024 Notes, the 3.0% 2024 Notes, the 4.75% 2024 Notes, the 8.0% 2024 Notes, the 5.2% 2025 Notes; the 7.375% 2025 Notes, the 2026 Notes, the 2027 Debentures, the 2040 Notes, the 2042 Notes, the 5.85% 2044 Notes, and the 5.75% 2044 Notes.

“Senior Notes Claim” means any Claim on account of the Senior Notes.

13

“Senior Notes Indentures” means, collectively, those certain indentures or bond agreements, as amended, supplemented or modified from time to time, for the Senior Notes, as applicable.

“Shearman” means Shearman & Sterling LLP, as legal counsel to the RCF Agent.

“Solicitation Materials” means all solicitation materials in respect of the Plan.

“Supplemental Disclosure Statement” means the disclosure statement, attached hereto as Exhibit F, with respect to the Plan.

“Supplemental Disclosure Statement Order” means an order entered by the Bankruptcy Court approving the Supplemental Disclosure Statement and Solicitation Materials as containing, among other things, “adequate information” as required by sections 1125 and 1126(b) of the Bankruptcy Code.

“Termination Date” means the date on which termination of this Agreement as to a Party is effective in accordance with Section 12.

“Transfer” means to sell, resell, reallocate, use, pledge, assign, transfer, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions).

“Transfer Agreement” means an executed form of the transfer agreement providing, among other things, that a transferee is bound by the terms of this Agreement and substantially in the form attached hereto as Exhibit B.

“Trustee” means any indenture trustee or other trustee or similar entity under the Senior Notes Indentures.

“Valaris” has the meaning set forth in the preamble to this Agreement.

“Valaris Bond Claims” means any Claim against any Company Party with respect to the 2021 Notes, the 4.5% 2024 Notes, the 8.0% 2024 Notes, the 5.2% 2025 Notes, the 7.75% 2026 Notes, and the 5.75% 2044 Notes (and collectively, the “Valaris Bonds”).

1.02.        Interpretation. For purposes of this Agreement:

(a)            in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender;

(b)           capitalized terms defined only in the plural or singular form shall nonetheless have their defined meanings when used in the opposite form;

(c)           unless otherwise specified, any reference herein to a contract, lease, instrument, order, release, indenture, or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions;

14

(d)           unless otherwise specified, any reference herein to an existing document, schedule, or exhibit shall mean such document, schedule, or exhibit, as it may have been or may be amended, restated, supplemented, or otherwise modified from time to time; provided that any capitalized terms herein which are defined with reference to another agreement, are defined with reference to such other agreement as of the date of this Agreement, without giving effect to any termination of such other agreement or amendments to such capitalized terms in any such other agreement following the date hereof;

(e)            unless otherwise specified, all references herein to “Sections” are references to Sections of this Agreement;

(f)            the words “herein,” “hereof,” and “hereto” refer to this Agreement in its entirety rather than to any particular portion of this Agreement;

(g)            captions and headings to Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Agreement;

(h)            references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable limited liability company Laws;

(i)            the use of “include” or “including” is without limitation, whether stated or not; and

(j)            the phrases “counsel to the Consenting Noteholders” and “counsel to the RCF Agent” refer in this Agreement to the applicable counsel specified as set forth in Section 14.10.

Section 2.             Effectiveness of this Agreement. This Agreement shall become effective and binding upon each of the Parties at 12:00 a.m., prevailing Eastern Standard Time, on the Agreement Effective Date, which is the date on which all of the following conditions have been satisfied or waived in accordance with this Agreement:

(a)           each of the Company Parties shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties;

(b)           each of the Company Parties shall have executed and delivered counterpart signature pages of the Backstop Agreement to counsel to each of the Parties;

(c)           holders of at least 66.67% of the aggregate outstanding principal amount of Credit Facility Claims shall have executed and delivered counterpart signature pages of this Agreement to counsel to each of the Parties; and

(d)           holders of at least 50.01% of the aggregate outstanding principal amount of Senior Notes Claims who executed or joined the Original Restructuring Support Agreement shall have given notice to the counsel to the Company Parties and counsel to the RCF Agent (by email through counsel pursuant to the Original Restructuring Support Agreement) that such Required Consenting Noteholders consent to this Agreement; and

15

(e)            counsel to the Company Parties shall have given notice to counsel to the Consenting Noteholders and counsel to the RCF Agent in the manner set forth in Section 14.10 hereof (by email or otherwise) that the other conditions to the Agreement Effective Date set forth in this Section 2 have occurred.

Section 3.             Definitive Documents.

3.01.        The Definitive Documents governing the Restructuring Transactions shall, subject always to Section 3.02, include:

(a)            irrespective of Implementation Mechanism:

(i)            the Restructuring Steps Plan;

(ii)            any organizational documents of Newco Valaris;

(iii)            the Backstop Agreement and all other Rights Offering Documents;

(iv)            the New Secured Notes Documents;

(v)            any and all documentation required to implement, issue, and distribute the Newco Valaris Equity and New Warrants (including the New Warrant Agreement); and

(vi)          all opinions, certificates, filings and other deliverables required to satisfy the conditions precedent to the effectiveness of the foregoing documents and agreements; and

(b)          in relation to an Administration, an order of the relevant court in which the application for Administration has been filed and any material documents to which the Company is party in relation to the administration process (including in relation to the quantum and structure of funding of the administrators and any sale and purchase agreements and related documents to be entered into or used in connection with the direct or indirect sale of any of the Company Parties to Newco Valaris) where such documents are entered into prior to the Plan Effective Date, provided that this shall not include, without limitation, any witness statements in respect of the application for Administration, any protocol entered into between any of the Company Parties and an administrator, where such protocol otherwise complies with this Agreement, nor any document, deed, agreement, filing, notification, letter or instrument required to be issued, produced or otherwise created by an administrator pursuant to applicable Law;

(c)           in relation to the Chapter 11 Cases: (i) the Plan; (ii) the Confirmation Order; (iii) the Supplemental Disclosure Statement; (iv) the Supplemental Disclosure Statement Order and the other Solicitation Materials and any related motions seeking the approval thereof; (v) the DIP Facility Documents and the Financing Order; (vi) the First Day Pleadings and all orders sought pursuant thereto and all other material pleadings filed in the Chapter 11 Cases; (vii) the Plan Supplement; and (viii) any other documentation relating to distributions provided to the holders of any Claims or Equity Interests, exit financing or other related documents and such other agreements and documentation reasonably desired or necessary to consummate and document the transactions contemplated by this Agreement and the Restructuring Term Sheet; and

16

(d)            such other documents as the Company Parties or the Required Consenting Creditors reasonably determine are necessary to implement the Restructuring Transactions, or reasonably identify as documents which should be treated as Definitive Documents.

3.02.        The Parties acknowledge that the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date remain subject to negotiation and completion. The final form of each of the Definitive Documents and every other document, deed, agreement, filing, notification, letter or instrument related to the Restructuring Transactions shall contain terms, conditions, representations, warranties, and covenants materially consistent in all respects with the terms of this Agreement and the Restructuring Term Sheet, as they may be modified, amended, or supplemented in accordance with Section 13. Each of the Definitive Documents not executed or in a form attached to this Agreement as of the Execution Date shall be in a form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors; provided that the New Secured Notes Documents need only be reasonably acceptable to the Company Parties and the Required Consenting Noteholders.

Section 4.             Commitments of the Consenting Creditors.

4.01.        General Commitments.

(a)            During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, to:

(i)            support the Restructuring Transactions and vote and exercise any powers or rights available to it (including in any board, shareholders’, or creditors’ meeting or in any process requiring voting or approval to which they are legally entitled to participate) in each case in favor of any matter requiring approval to the extent necessary to implement the Restructuring Transactions;

(ii)           use commercially reasonable efforts to cooperate with and assist the Company Parties in obtaining additional support for the Restructuring Transactions from the Company Parties’ other stakeholders;

(iii)           use commercially reasonable efforts to oppose any party or person from taking any actions contemplated in Section 4.01(b);

(iv)           use commercially reasonable efforts to give any notice, order, instruction, or direction to the applicable Agent or Trustees (as applicable) necessary to give effect to the Restructuring Transactions;

(v)           consider in good faith any amendments to this Agreement proposed by the Company Parties that may assist in obtaining approval of or additional support for the Restructuring Transactions; and

17

(vi)           negotiate in good faith and use commercially reasonable efforts to execute and implement the Definitive Documents that are materially consistent with this Agreement, the Restructuring Term Sheet, and the Restructuring Steps Plan, to which it is required to be a party.

(b)          During the Agreement Effective Period, each Consenting Creditor agrees, in respect of all of its Company Claims/Interests, that it shall not directly or indirectly, or direct or encourage any person to:

(i)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(ii)           propose, file, support, or vote for any Alternative Restructuring Proposal;

(iii)           file any motion, pleading, or other document with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement, any Implementation Mechanism or the Plan;

(iv)          initiate, or have initiated on its behalf, any litigation or proceeding of any kind with respect to the Chapter 11 Cases, an Administration, this Agreement, the Ancillary Proceedings, or the other Restructuring Transactions contemplated herein against the other Parties other than to enforce this Agreement or any Definitive Document or as otherwise permitted under or contemplated by this Agreement, or as otherwise agreed in writing to be necessary or desirable for the implementation of the Restructuring Transactions by the Company Parties and the Required Consenting Creditors; provided, for the avoidance of doubt, that nothing in this Agreement shall limit the right of any Party hereto to exercise any right or remedy provided under this Agreement, the Confirmation Order, or any other Definitive Document or to file any pleading in the Chapter 11 Cases, an Administration, or any Ancillary Proceedings if the relief sought by the Company is inconsistent with this Agreement, the Confirmation Order or any other Definitive Document or was filed without the consent of the Required Consenting Creditors;

(v)           pursue any pending discovery or litigation previously commenced in connection with the Chapter 11 Cases by any Party against any other Party, which shall cease on the Agreement Effective Date; provided that all deadlines for such discovery or litigation shall be automatically tolled from the original deadline for the amount of days from January 29, 2021 through the termination of this Agreement plus seven (7) days, or if later, until seven (7) days following such deadline as set forth in the Stipulation Regarding Scheduling for the Confirmation Hearing Related to the Debtors’ Joint Chapter 11 Plan of Reorganization [Docket No. 774];

(vi)          (A) take (directly or indirectly) any Enforcement Actions; (B) direct or encourage any person to take any Enforcement Action; or (C) vote or direct any proxy appointed by it to vote in favor of any Enforcement Action, in each case except as contemplated by this Agreement or the Definitive Documents or as otherwise agreed in writing to be necessary or desirable for the implementation of the Restructuring Transactions by the Company Parties and the Required Consenting Creditors; or

(vii)         object to, delay, impede, or take any other action to interfere with the Company Parties’ ownership and possession of their assets, wherever located, or interfere with the automatic stay arising under section 362 of the Bankruptcy Code.

4.03.        Commitments with Respect to Chapter 11 Cases. During the Agreement Effective Period, each Consenting Creditor that is entitled to vote to accept or reject the Plan pursuant to its terms agrees that it shall, subject to receipt by such Consenting Creditor, whether before or after the commencement of the Chapter 11 Cases, of the Solicitation Materials:

(i)            vote each of its Company Claims/Interests to accept the Plan by delivering its duly executed and completed ballot accepting the Plan on a timely basis following the commencement of the solicitation of the Plan and its actual receipt of the Solicitation Materials and the ballot;

(ii)            to the extent it is permitted to elect whether to opt out of the releases set forth in the Plan, elect not to opt out of the releases set forth in the Plan by timely delivering its duly executed and completed ballot(s) indicating such election; and

(iii)            not change, withdraw, amend, or revoke (or cause to be changed, withdrawn, amended, or revoked) any vote or election referred to in clauses (a)(i) and (a)(ii) above.

(b)            During the Agreement Effective Period, each Consenting Creditor, in respect of each of its Company Claims/Interests, will support the Restructuring Transactions.

(c)            As soon as is reasonably practicable after the Agreement Effective Date, each Consenting Creditor agrees to (as applicable): (i) consult in good faith with the Company Parties regarding the form and substance of the Definitive Documents, and (ii) negotiate the form and substance of the Definitive Documents in good faith.

4.04.         Backstop Commitments. Upon the terms and subject to the conditions hereof, (i) Valaris shall conduct the Rights Offering and (ii) the Backstop Parties shall provide their respective Backstop Commitment, in each case pursuant to and in accordance with the Backstop Agreement.

4.05.        Forbearances and Waivers. Each Consenting Creditor, during the Agreement Effective Period, hereby temporarily waives, and agrees to forbear from exercising or directing any Entity to exercise remedies on account of, any breach by any Company Party of, and any default or event of default (howsoever described) under, the Credit Facility or any Senior Notes Indenture which shall or may arise as a result of, directly or indirectly:

(a)           the commencement of any Chapter 11 Cases, Administration, Ancillary Proceedings, or other Implementation Mechanisms or any of the steps, actions, or transactions required by, specified or contemplated in and/or implemented by or undertaken pursuant to this Agreement;

(b)           failing to make any payment of principal, amortization, interest, or other amounts due under any Credit Facility or Senior Notes Indenture to any Agent, Trustee, Consenting Lender, or Consenting Noteholder; or

(c)            failing to comply with any covenant under the Credit Facility or any Senior Notes Indenture.

18

Section 5.             Additional Provisions Regarding the Consenting Creditors’ Commitments.

Notwithstanding anything contained in this Agreement, nothing in this Agreement shall: (a) affect the ability of any Consenting Creditor to consult with any other Consenting Creditor, the Company Parties, or any other party in interest in the Restructuring Transactions or the Chapter 11 Cases (including any official committee and the United States Trustee) or any other Implementation Mechanism; (b) impair or waive the rights of any Consenting Creditor to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; (c) be construed to prohibit any Consenting Creditor from appearing as a party-in-interest in a Chapter 11 Case, so long as such appearance and any positions advocated in connection therewith are not materially inconsistent with this Agreement; (d) be construed to prohibit any Consenting Creditor from asserting, whether any matter, factor, or thing is a breach of, or is materially inconsistent with, this Agreement; (e) obligate any Consenting Creditor to waive (to the extent waivable by such Consenting Creditor) any condition set forth in any Definitive Document; or (f) require any Consenting Creditor to incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that are reasonably likely to result in expenses, liabilities, or other obligations to any Consenting Creditor or any of its affiliates; provided that nothing in the foregoing clause (f) shall serve to limit, alter, or modify any Consenting Creditor’s obligations under the terms of this Agreement or the Definitive Documents.

Section 6.             Commitments of the Company Parties.

6.01.        Affirmative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, the Company Parties agree to:

(a)            support and take all steps reasonably necessary and desirable to consummate the Restructuring Transactions in accordance with this Agreement and the Restructuring Term Sheet, including:

(i)            negotiate in good faith and use commercially reasonable efforts to execute and implement the Restructuring Steps Plan;

(ii)            in consultation with the advisors to the Consenting Creditors and keeping them reasonably informed throughout, prepare to implement the Restructuring Transactions in England and Wales pursuant to the Administration and any other Implementation Mechanisms;

(iii)            consult with the advisors to the Consenting Creditors throughout the Agreement Effective Period regarding any Implementation Mechanisms that are being considered, and the proposed details thereof;

(iv)          in relation to the Chapter 11 Cases: (A) completing the preparation, as soon as reasonably practicable after the Agreement Effective Date, of each of the Plan, the Supplemental Disclosure Statement and the other Definitive Documents; (B) providing drafts of the Plan, the Supplemental Disclosure Statement and all other Definitive Documents and any other material pleadings to, and affording reasonable opportunity of comment and review of such documents by, the Consenting Noteholders and the RCF Agent in advance of any filing, execution, distribution or use (as applicable) thereof; (C) consulting in good faith with the Consenting Noteholders and the RCF Agent regarding the form and substance of the Plan, the Supplemental Disclosure Statement, and the other Definitive Documents in advance of the filing, execution, distribution or use (as applicable) thereof, and negotiating in good faith, executing, performing its obligations under, and consummating the transactions contemplated by, the Definitive Documents to which it is (or will be) a party; provided that the obligations under this Section 6.01(a) shall in no way alter or diminish any right expressly provided to any applicable Consenting Creditor under this Agreement to review, comment on, and/or consent to the form and/or substance of any document; (D) timely filing a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order (1) directing the appointment of an examiner with expanded powers or a trustee, (2) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code (unless it is the Debtors filing such motion with the consent of the RCF Agent and the Consenting Noteholders, not to be unreasonably withheld, conditioned, or delayed), (3) dismissing the Chapter 11 Cases, or (4) for relief that (x) is materially inconsistent with this Agreement, or (y) would, or would reasonably be expected to, frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions; and (E) timely filing a formal objection to any motion filed with the Bankruptcy Court by any person seeking the entry of an order modifying or terminating any Debtor’s exclusive right to file and/or solicit acceptances of a plan of reorganization;

19

(b)            to the extent any legal or structural impediment arises that would prevent, hinder, or delay the consummation of the Restructuring Transactions contemplated herein, take all steps reasonably necessary and desirable to address any such impediment;

(c)            use commercially reasonable efforts to obtain any and all required regulatory and/or third-party approvals for the Restructuring Transactions;

(d)            negotiate in good faith and use commercially reasonable efforts to agree to the form of, execute, and deliver the Definitive Documents and any other required agreements to effectuate and consummate the Restructuring Transactions as contemplated by this Agreement;

(e)            use commercially reasonable efforts to seek additional support for the Restructuring Transactions from their other material stakeholders to the extent reasonably prudent;

(f)             in each case in a manner that is, taking into account the Restructuring Transactions, consistent insofar as reasonably possible, with past practices, and in compliance with Law (where non-compliance with such Law might have a Material Adverse Effect), use commercially reasonable efforts to (i) conduct, and cause their respective subsidiaries to conduct, their businesses and operations in the ordinary course; (ii) maintain their physical assets, properties, and facilities in their working order condition and repair; (iii) maintain their respective books and records in the ordinary course; (iv) maintain all insurance policies (including all directors and officers policies), or suitable replacements therefor, in full force and effect, in the ordinary course; and (v) use reasonable best efforts to preserve intact their business organizations and relationships with third parties (including creditors, lessors, licensors, suppliers, distributors, franchisors and customers) and employees in the ordinary course;

(g)            promptly notify counsel to the Consenting Noteholders and counsel to the RCF Agent (and in any event within two (2) Business Days after obtaining actual knowledge thereof) of (i) any Material Adverse Effect; (ii) the happening or existence of any Event that Valaris’ board of directors, special committee or similar governing bodies of the Debtors determine, in good faith and based upon advice of legal counsel, are likely to make any of the conditions precedent set forth in (or to be set forth in) any of the Definitive Documents incapable of being satisfied prior to the Outside Date; (iii) the occurrence of any termination event pursuant to Section 12; and (iv) the receipt of notice from any governmental entity or other third party alleging that the consent of such person is or may be required in connection with the consummation of any part of the Restructuring Transactions, unless such notice is disclosed on the docket maintained in the Chapter 11 Cases; provided that the foregoing obligation shall not require any Company Party to (1) take any action which is restricted or prohibited by obligations of confidentiality binding on the Company Parties, applicable Law or the rules of any applicable securities exchange (provided, that such Company Party must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange, and unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials to counsel to the Consenting Creditors pursuant to a Confidentiality Agreement) nor (2) disclose any document or share any information over which any Company Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege;

20

(h)            upon request keep the Consenting Creditors reasonably informed about the operations of the Company and its direct and indirect subsidiaries, and, subject to applicable non-disclosure agreements and the terms thereof, use commercially reasonable efforts to provide the Consenting Creditors any information reasonably requested regarding the Company or any of its direct and indirect subsidiaries and provide, and direct the Company’s current employees, officers, advisors and other representatives to provide, to the Consenting Noteholders Advisors and the RCF Agent Advisors: (i) reasonable access to the Company’s books, records, and facilities, and (ii) reasonable access to the senior management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects, and affairs, provided that the foregoing obligation shall not require any Company Party or any of their employees, officers, advisors or other representatives to (1) take any action or share any information which is restricted or prohibited by obligations of confidentiality binding on the Company Parties, applicable Law or the rules of any applicable securities exchange (provided, that such Company Party must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange, and unless otherwise restricted from doing so by any of the aforementioned, use commercially reasonable efforts to provide such withheld information or materials to counsel to the Consenting Creditors pursuant to a Confidentiality Agreement) nor (2) disclose any document or share any information over which any Company Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege;

(i)            unless otherwise required by the Bankruptcy Court, the rules of any applicable securities exchange or applicable Law, cause the amount of the Claims and Interests held by the Consenting Creditors and the identity of the Consenting Creditors as set forth on the signature pages attached to this Agreement (or, with respect to any Consenting Creditor that becomes a party hereto after the date hereof, to any Joinder Agreement) to be redacted to the extent this Agreement or the Restructuring Term Sheet is (A) filed on the docket maintained in the Chapter 11 Cases, or (B) otherwise made publicly available; provided that if such disclosure is required, then the Debtors shall, unless prohibited or restricted from doing so by applicable Law or the rules of any applicable securities exchange, afford the relevant Consenting Creditor a reasonable opportunity to review and comment in advance of such disclosure and shall take all reasonable measures to limit such disclosure;

21

(j)             promptly pay the fees and expenses of the RCF Agent Advisors, the Consenting Noteholders Advisors, and the Rowan Ad Hoc Group Fees pursuant to Section 14.21; and

(k)            the Debtors shall promptly seek the entry of an order of the Bankruptcy Court approving the payment of RCF Agent Advisor and Consenting Noteholder Advisors fees and expenses in accordance with Section 6.01(j).

6.02.         Negative Commitments. Except as set forth in Section 7, during the Agreement Effective Period, each of the Company Parties shall not directly or indirectly:

(a)            object to, delay, impede, or take any other action to interfere with acceptance, implementation, or consummation of the Restructuring Transactions;

(b)            pursue an Implementation Mechanism in England and Wales without the prior consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed); provided that no such consent shall be required in relation to the Administration or any Ancillary Proceedings;

(c)            take any action that is inconsistent in any material respect with, or is intended to frustrate or impede approval, implementation, and consummation of the Restructuring Transactions described in, this Agreement or the Plan, including, but not limited to, (i) initiating any proceeding or taking any other action to oppose the execution or delivery of any of the Definitive Documents, the performance of any obligations of any party to any of the Definitive Documents or the consummation of the transactions contemplated by any of the Definitive Documents, (ii) initiating any proceeding or taking any other action to amend, supplement or otherwise modify any of the Definitive Documents, which amendment, modification, or supplement is inconsistent with this Agreement or otherwise not reasonably acceptable to the Required Consenting Creditors, or (iii) initiating any proceeding or taking any other action that is barred by or is otherwise inconsistent with this Agreement, the Restructuring Term Sheet, or any of the other Definitive Documents;

(d)            announce publicly, or announce to any of the Consenting Creditors or other holders of Claims and Interests, its intention not to support the Restructuring Transactions;

(e)            modify the Plan, in whole or in part, in a manner that is not consistent with this Agreement in all material respects;

(f)             file any motion, pleading, or Definitive Documents with the Bankruptcy Court or any other court (including any modifications or amendments thereof) that, in whole or in part, is not materially consistent with this Agreement or the Plan;

(g)            move for an order (which order may be the Confirmation Order) from the Bankruptcy Court authorizing the assumption or rejection of any executory contract or unexpired lease, other than any assumption or rejection except (A) with the prior written consent of the Required Consenting Creditors, not to be unreasonably withheld, conditioned or delayed, or (B) as is expressly contemplated by the Plan (which, for the avoidance of doubt, contemplates assumption of all executory contracts and unexpired leases of the Debtors);

22

(h)            (A) prepare or commence an avoidance action or other legal proceeding that challenges the amount, validity, allowance, character, enforceability, or priority of any Senior Notes Claim held by a Consenting Creditors; (B) prepare or commence an avoidance action or other legal proceeding that challenges the amount, validity, allowance, character, enforceability, or priority of any Credit Facility Claim held by a Consenting Lender; or (C) support any third party in connection with any of the acts described in clauses (A) and (B);

(i)             enter into any commitment or agreement with respect to debtor-in-possession financing, cash collateral usage, exit financing and/or other financing arrangements, other than as expressly contemplated under the Plan or this Agreement;

(j)             in respect of any person who is an insider (as defined in the Bankruptcy Code) of the Company Parties, and other than in the ordinary course of business, (A) grant or agree to grant any increase in the wages, salary, bonus, commissions, retirement benefits, severance or other compensation or benefits of any director, manager, officer or employee of any of the Debtors or any of their respective subsidiaries, except for any increase that is done with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed); or (B) enter into, adopt or establish any new compensation or employee benefit plans or arrangements (including employment agreements), or amend or agree to amend any existing compensation or employee benefit plans or arrangements (including employment agreements), except for any of the foregoing that is done with the written consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed); or

(k)            authorize, create, or issue any additional Equity Interests, or redeem, purchase, acquire, declare any distribution on, or make any distribution on any Equity Interests other than pursuant to the Restructuring Transactions.

Section 7.               Additional Provisions Regarding Company Parties’ Commitments.

7.01.        Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall require a Company Party or the board of directors, board of managers, or similar Governing Body of a Company Party, after consulting with counsel, to take any action or to refrain from taking any action with respect to the Restructuring Transactions, including terminating this Agreement pursuant to Section 12.02(b), to the extent taking or failing to take such action would be inconsistent with applicable Law or its fiduciary obligations under applicable Law and any such action or inaction pursuant to this Section 7.01 shall not be deemed to constitute a breach of this Agreement; provided that this Section 7.01 shall not impede any Party’s right to terminate this Agreement pursuant to Section 12, including, for the avoidance of doubt, the Consenting Creditors’ rights to terminate in accordance with Section 12.01; provided further that the Company Parties shall provide notice as soon as reasonably practicable (before or after) to the Ad Hoc Group (with email to Kramer Levin being sufficient) and the RCF Agent (with email to Shearman being sufficient) of (a) any such action or inaction in reliance on this Section 7 or (b) the board of directors, board of managers, or such similar Governing Body of any Company Party having made a determination to terminate this Agreement pursuant to Section 12.02(b).

23

7.02.        Notwithstanding anything to the contrary in this Agreement, each Company Party and their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, and other advisors or representatives shall have the rights to: (a) solicit, encourage, consider, respond to, and facilitate Alternative Restructuring Proposals; (b) provide access to non-public information concerning any Company Party to any Entity or enter into Confidentiality Agreements or nondisclosure agreements with any Entity; (c) maintain or continue discussions or negotiations with respect to Alternative Restructuring Proposals; (d) otherwise cooperate with, assist, participate in, facilitate, and respond to any inquiries, proposals, discussions, or negotiation of Alternative Restructuring Proposals; and (e) enter into or continue discussions or negotiations with holders of Claims against or Equity Interests in a Company Party (including any Consenting Creditor), any other party in interest in the Chapter 11 Cases (including any official committee and the United States Trustee), or any other Entity regarding the Restructuring Transactions or Alternative Restructuring Proposals.

7.03.        Nothing in this Agreement shall: (a) impair or waive the rights of any Company Party to assert or raise any objection permitted under this Agreement in connection with the Restructuring Transactions; or (b) prevent any Company Party from enforcing this Agreement or contesting whether any matter, fact, or thing is a breach of, or is inconsistent with, this Agreement.

Section 8.            Milestones.

8.01.        Milestones. The Company Parties shall use commercially reasonable efforts to achieve each of the following Milestones, as applicable, unless otherwise expressly and mutually agreed in writing among the Company Parties and the Required Consenting Creditors:

(a)            by no later than March 15, 2021, the Debtors shall have obtained entry of the Confirmation Order by the Bankruptcy Court; and

(b)            by no later than June 15, 2021, the Plan Effective Date shall have occurred (the “Outside Date”).

8.02.        Milestone Extension. Upon payment by the Company Parties of the Extension Fee (as defined in the Backstop Agreement), the Milestones in Sections 8.01(a) and 8.01(b) (Confirmation Order and Plan Effective Date) shall be deemed extended by 60 days.

Section 9.              Transfer of Interests and Securities.

9.01.         During the Agreement Effective Period, no Consenting Creditor shall Transfer any ownership (including any beneficial ownership as defined in the Rule 13d-3 under the Securities Exchange Act of 1934, as amended) in any Company Claims/Interests to any affiliated or unaffiliated party, including any party in which it may hold a direct or indirect beneficial interest, unless:

(a)            in the case of any Company Claims/Interests, the authorized transferee is either (i) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (ii) a non-U.S. person in an offshore transaction as defined under Regulation S under the Securities Act, (iii) an institutional accredited investor (as defined in the Rules), or (iv) a Consenting Creditor; and

24

(b)            either (i) the transferee executes and delivers to counsel to the Company Parties, counsel to the Consenting Noteholders, and counsel to the RCF Agent at or before the time of the proposed Transfer, a Transfer Agreement or (ii) the transferee is a Consenting Creditor and the transferee provides notice of such Transfer (including the amount and type of Company Claims/Interest Transferred) to counsel to the Company Parties, counsel to the RCF Agent, and counsel to the Consenting Noteholders at or before the time of the proposed Transfer; provided that if the transferor of Claims is a Backstop Party, the transferee of such Claims (or any subsequent transferee) may not become or be deemed to become a Backstop Party with respect to such Claims; provided further that the transfer of Credit Facility Claims shall not change the treatment of such Credit Facility Claim to receive its pro rata share of either the RCF Consenting Lender Base Treatment or the RCF New Money Participation Treatment as elected as of the RCF New Money Participation Deadline.

9.02.        Upon compliance with the requirements of Section 9.01, the transferor shall be deemed to relinquish its rights (and be released from its obligations, subject to Section 14.19 herein) under this Agreement to the extent of the rights and obligations in respect of such transferred Company Claims/Interests. With respect to Company Claims/Interests held by the relevant transferee upon consummation of a Transfer, such transferee is deemed to make all of the representations and warranties of a Consenting Creditor and undertake all obligations relevant to such transferor (including, for the avoidance of doubt, the commitments made in Section 4) set forth in this Agreement. Any Transfer in violation of Section 9.01 shall be void ab initio.

9.03.         This Agreement shall in no way be construed to preclude the Consenting Creditors from acquiring additional Company Claims/Interests; provided that (a) such additional Company Claims/Interests shall automatically and immediately upon acquisition by a Consenting Creditor be deemed subject to the terms of this Agreement (regardless of when or whether notice of such acquisition is given to counsel to the Company Parties, counsel to the RCF Agent, or counsel to the Consenting Noteholders) and (b) such Consenting Creditor must provide notice of such acquisition (including the amount and type of Company Claims/Interest acquired) to counsel to the Company Parties, counsel to the RCF Agent, and counsel to the Consenting Noteholders within five (5) Business Days of such acquisition.

9.04.         This Section 9 shall not impose any obligation on any Company Party to issue any “cleansing letter” or otherwise publicly disclose information for the purpose of enabling a Consenting Creditor to Transfer any of its Company Claims/Interests. Notwithstanding anything to the contrary herein, to the extent a Company Party and another Party have entered into a Confidentiality Agreement, the terms of such Confidentiality Agreement shall continue to apply and remain in full force and effect according to its terms, and this Agreement does not supersede any rights or obligations otherwise arising under such Confidentiality Agreements.

9.05.         Notwithstanding Section 9.01, a Qualified Marketmaker that acquires any Company Claims/Interests with the purpose and intent of acting as a Qualified Marketmaker for such Company Claims/Interests shall not be required to execute and deliver a Transfer Agreement in respect of such Company Claims/Interests if (a) such Qualified Marketmaker subsequently transfers such Company Claims/Interests (by purchase, sale assignment, participation, or otherwise) within five (5) Business Days of its acquisition to a transferee that is an entity that is not an affiliate, affiliated fund, or affiliated entity with a common investment advisor; (b) the transferee otherwise is a Permitted Transferee under Section 9.01; and (c) the Transfer otherwise is a Permitted Transfer under Section 9.01. To the extent that a Consenting Creditor is acting in its capacity as a Qualified Marketmaker, it may Transfer (by purchase, sale, assignment, participation, or otherwise) any right, title or interests in Company Claims/Interests that the Qualified Marketmaker acquires from a holder of the Company Claims/Interests who is not a Consenting Creditor without the requirement that the transferee be a Permitted Transferee.

25

9.06.            Notwithstanding anything to the contrary in this Section 9, the restrictions on Transfer set forth in this Section 9 shall not apply to the grant of any liens or encumbrances on any claims and interests in favor of a bank or broker-dealer holding custody of such claims and interests in the ordinary course of business and which lien or encumbrance is released upon the Transfer of such claims and interests.

Section 10.            Representations and Warranties.

(a)            Each Consenting Creditor severally, and not jointly, represents and warrants that, as of the date such Consenting Creditor executes and delivers this Agreement and on the Plan Effective Date:

(i)            it is the beneficial or record owner of the face amount of the Company Claims/Interests or is the nominee, investment manager, or advisor for beneficial holders of the Company Claims/Interests reflected in, and, having made reasonable inquiry, is not the beneficial or record owner of any Company Claims/Interests other than those reflected in, such Consenting Creditor’s signature page to this Agreement or a Joinder or a Transfer Agreement, as applicable (as may be updated pursuant to Section 9);

(ii)            it has the full power and authority to act on behalf of, vote and consent to matters concerning, such Company Claims/Interests;

(iii)          such Company Claims/Interests are free and clear of any pledge, lien, security interest, charge, claim, equity, option, proxy, voting restriction, right of first refusal, or other limitation on disposition, transfer, or encumbrances of any kind, that would adversely affect in any way such Consenting Creditor’s ability to perform any of its obligations under this Agreement at the time such obligations are required to be performed;

(iv)          it has the full power to vote, approve changes to, and transfer all of its Company Claims/Interests referable to it as contemplated by this Agreement subject to applicable Law; and

(v)          solely with respect to holders of Company Claims/Interests, (i) it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) not a U.S. person (as defined in Regulation S of the Securities Act), or (C) an institutional accredited investor (as defined in the Rules), and (ii) any securities acquired by the Consenting Creditor in connection with the Restructuring Transactions will have been acquired for investment and not with a view to distribution or resale in violation of the Securities Act.

26

(b)            Each Company Party severally, and not jointly, represents and warrants that, as of the date such Company Party executes and delivers this Agreement and on the Plan Effective Date:

(i)            it has not, and no member of the Group has, entered into an arrangement in respect of any of the Finance Documents (including with any individual lender thereunder) on terms that are not reflected in the Restructuring Term Sheet; and

(ii)            following the incentive and retention programs put in place in May 2020 or as approved by the Bankruptcy Court in the Chapter 11 Cases, it has not established any further, new or amended incentive or retention programs.

Section 11.             Mutual Representations, Warranties, and Covenants. Each of the Parties represents, warrants, and covenants to each other Party, as of the date such Party executed and delivers this Agreement and on the Plan Effective Date:

(a)            it is validly existing and in good standing under the Laws of the state of its organization, and this Agreement is a legal, valid, and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability;

(b)            except as expressly provided in this Agreement (including the Restructuring Term Sheet), the Plan, and the Bankruptcy Code or as expressly contemplated by the Implementation Mechanisms, no consent or approval is required by any other person or entity in order for it to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement;

(c)            the entry into and performance by it of, and the transactions contemplated by, this Agreement do not, and will not, conflict in any material respect with any Law or regulation applicable to it or with any of its articles of association, memorandum of association or other constitutional documents;

(d)            except as expressly provided in this Agreement, it has (or will have, at the relevant time) all requisite corporate or other power and authority to enter into, execute, and deliver this Agreement and to effectuate the Restructuring Transactions contemplated by, and perform its respective obligations under, this Agreement; and

(e)            except as expressly provided by this Agreement, it is not party to any restructuring or similar agreements or arrangements with the other Parties to this Agreement that have not been disclosed to all Parties to this Agreement.

27

Section 12.            Termination Events.

12.01.            Consenting Creditor Termination Events. This Agreement may be terminated (a) with respect to the Consenting Lenders, by the Required Consenting Lenders, (b) with respect to the Consenting Noteholders, by the Required Consenting Noteholders, by the delivery to the Company Parties of a written notice in accordance with Section 14.10 hereof upon the occurrence of the following events:

(a)            the breach in any material respect by a Company Party of any of the representations, warranties, or covenants of the Company Parties set forth in this Agreement that (i) is adverse to the one or more of the Consenting Creditors seeking termination pursuant to this provision and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for ten (10) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided that this termination right may not be exercised by any Party that sought or requested such ruling or order in contravention of any obligation set out in this Agreement;

(c)            the Bankruptcy Court enters an order denying confirmation of the Plan, or the Confirmation Order is reversed, stayed, dismissed, vacated, reconsidered, modified, or amended without the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), or a motion for reconsideration, reargument, or rehearing with respect to any such order has been filed and the Company Parties have failed to timely object to such motion;

(d)            the entry of an order by the Bankruptcy Court, or the filing of a motion or application by any Company Party seeking an order (without the prior written consent of the Required Consenting Creditors, not to be unreasonably withheld, conditioned, or delayed), (i) converting one or more of the Chapter 11 Cases of a Filing Entity to a case under Chapter 7 (other than the Newbuild Debtors) of the Bankruptcy Code absent the consent of the Required Consenting Creditors to such conversion (not to be unreasonably withheld, conditioned, or delayed), (ii) appointing an examiner with expanded powers beyond those set forth in sections 1106(a)(3) and 1106(a)(4) of the Bankruptcy Code or a trustee in one or more of the Chapter 11 Cases of a Company Party, (iii) rejecting this Agreement, or (iv) terminating any Debtor’s exclusive right to file and/or solicit acceptances of a chapter 11 plan without the approval of the Required Consenting Creditors;

(e)            the acceleration of amounts outstanding under the DIP Facility pursuant to a DIP Termination Event (as defined in the Financing Order) and expiration of the applicable Remedies Notice Period (as defined in the Financing Order) without reversal by the Bankruptcy Court;

(f)            termination of the DIP Facility;

(g)            the Bankruptcy Court grants relief terminating, annulling, or modifying the automatic stay (as set forth in section 362 of the Bankruptcy Code) with regard to any assets (other than the assets underlying the Newbuild Contracts) of any Debtor having an aggregate fair market value in excess of $50 million without the approval of the Required Consenting Creditors and which remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such Event;

(h)            the Bankruptcy Court grants relief that (A) (i) is materially inconsistent with this Agreement in any respect or (ii) would, or would reasonably be expected to, materially frustrate the purposes of this Agreement, including by preventing the consummation of the Restructuring Transactions without the approval of the Required Consenting Creditors and (B) (i) is adverse to one or more of the Consenting Creditors seeking termination pursuant to this provision and (ii) remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

28

(i)            the Bankruptcy Court enters an order authorizing or directing the assumption, assumption and assignment, or rejection of an executory contract or unexpired lease which remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such Event; provided that this clause (j) shall not apply to any assumption, assumption and assignment, or rejection that (A) is consented to by the Required Consenting Creditors, which consent shall not be unreasonably withheld, conditioned, or delayed, or (B) is expressly contemplated by the Plan;

(j)             any of the Debtors file or seek the approval of a chapter 11 plan which is not the Plan without the approval of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed) and which remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(k)            any Debtor (A) withdraws the Plan; (B) publicly announces or states in writing its intention to (i) withdraw the Plan or not support the Plan or (ii) enter into an Alternative Restructuring Proposal; (C) moves to voluntarily dismiss any of the Chapter 11 Cases (other than the cases of the Newbuild Debtors) absent the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed); (D) moves for conversion of any of the Chapter 11 Cases (other than the cases of the Newbuild Debtors) to cases under chapter 7 under the Bankruptcy Code absent the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed); or (E) moves for the appointment of an examiner with expanded powers or a chapter 11 trustee;

(l)             the waiver, amendment, or modification of any material term or condition of the Plan, or any of the other Definitive Documents, or the filing by any Debtor of a pleading seeking to waive, amend, or modify any material term or condition of the Plan or any of the other Definitive Documents, in each case which waiver, amendment, modification, or filing contains any provision that is inconsistent with this Agreement, unless it is otherwise acceptable to the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), in each case which remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such Event;

(m)           any of the Debtors files any action or initiates any proceeding, or the Debtors publicly or in writing support any action or proceeding seeking to challenge the amount, validity, allowance, character, enforceability, or priority of any Senior Notes Claim held by a Consenting Noteholder or any Credit Facility Claim held by a Consenting Lender, in each case which remains uncured for seven (7) Business Days after such terminating Consenting Noteholder or Consenting Lender transmits a written notice in accordance with Section 14.10 hereof detailing any such Event; provided that only holders of the affected Senior Notes or Credit Facility Claims (as applicable) may terminate this Agreement pursuant to this subsection (n) and each such holder shall have an individual termination right under this subsection (n);

29

(n)            any of the Debtors takes any action inconsistent with this Agreement that materially and adversely affects (A) the holders of Senior Notes or adversely modifies the treatment of the related Claims of such Senior Notes, without the approval of the Consenting Noteholders who own or control at least 50.1% of the aggregate principal amount of the respective Senior Notes as of such date and which remains uncured for seven (7) Business Days after such terminating Consenting Noteholder transmits a written notice in accordance with Section 14.10 hereof detailing any such Event or (B) the holders of Credit Facility Claims or adversely modifies the treatment of the Credit Facility Claims, without the approval of the Consenting Lenders who hold or control at least 50.1% of the aggregate principal amount of the respective Credit Facility Claims as of such date and which remains uncured for seven (7) Business Days after such terminating Consenting Lender transmits a written notice in accordance with Section 14.10 hereof detailing any such Event; provided that only holders of the affected Senior Notes or Credit Facility Claims (as applicable) may terminate this Agreement pursuant to this subsection (n) and each such holder shall have an individual termination right under this subsection (n);

(o)            the failure to obtain entry of the Financing Order substantially on the terms set forth in the DIP Commitment Letter except to the extent such Financing Order is modified with the consent of the Required Consenting Noteholders (not to be unreasonably withheld, conditioned, or delayed), or the Debtors file a motion seeking authority to secure post-petition or exit financing without the consent of the Required Consenting Creditors other than as contemplated by this Agreement, and which Event remains uncured for seven (7) Business Days after such terminating Consenting Creditors transmit a written notice in accordance with Section 14.10 hereof detailing any such Event;

(p)            the failure to satisfy any one of the Milestones unless such Milestone is extended with the express prior written consent of the Required Consenting Creditors, which consent may be provided via email from counsel; provided that the determination of whether the Company Parties failed to satisfy any Milestone on a date specified in Section 8 above (as modified, waived, or extended in accordance with this Agreement) shall be without regard to the Company Parties’ use of commercially reasonable efforts to satisfy such Milestone; or

(q)            this Agreement may be terminated (a) by the Required Consenting Noteholders upon (i) the exercise of any termination right by the Required Consenting Lenders or (ii) the breach in any material respect by one or more of the Consenting Lenders of any provision set forth in this Agreement that (A) is adverse to the Consenting Noteholders or the Company Parties, but only if the non-breaching Consenting Lenders then hold less than 66.67% of the outstanding aggregate principal amounts of the Credit Facility Claims  and (B) remains uncured for a period of seven Business Days after the Required Consenting Noteholders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach; and (b) by the Required Consenting Lenders upon (i) the exercise of any termination right by the Required Consenting Noteholders or (ii) the breach in any material respect by one or more of the Consenting Noteholders of any provision set forth in this Agreement that (A) is adverse to the Consenting Lenders or the Company Parties, but only if the non-breaching Consenting Noteholders then hold less than 66.67% of the outstanding aggregate principal amounts of the Senior Notes and (B) remains uncured for a period of seven Business Days after the Required Consenting Lenders transmit a written notice in accordance with Section 14.10 hereof detailing any such breach; provided that, in the event this Agreement is terminated as to the Required Consenting Lenders, the Consenting Noteholders will automatically become party to and re-bound in all respects by the terms of the Original Restructuring Support Agreement, including requirements to support the Original Plan; provided further that, notwithstanding anything to the contrary herein, the obligations and effects of termination described in this Section 12.01(q) shall survive the termination of this Agreement.

30

12.02.       Company Party Termination Events.  Any Company Party may terminate this Agreement as to some or all Parties upon prior written notice to all Parties in accordance with Section 14.10 hereof upon the occurrence of any of the following events:

(a)            the breach in any material respect by one or more of the Consenting Noteholders or the Consenting Lenders of any provision set forth in this Agreement that (i) is adverse to the Company Parties seeking termination pursuant to this provision, but only if the non-breaching Consenting Noteholders or the non-breaching Consenting Lenders then hold less than 66.67% of the outstanding aggregate principal amounts of the Senior Notes or the Credit Facility Claims, respectively, and (ii) remains uncured for a period of seven Business Days after such terminating Company Parties transmit a written notice in accordance with Section 14.10 hereof detailing any such breach;

(b)            the board of directors, board of managers, or such similar Governing Body of any Company Party determines, after consulting with counsel, (i) that proceeding with any of the Restructuring Transactions would be inconsistent with the exercise of its fiduciary duties or applicable Law or (ii) in the exercise of its fiduciary duties, to pursue an Alternative Restructuring Proposal;

(c)            the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction, of any final, non-appealable ruling or order that (i) enjoins the consummation of a material portion of the Restructuring Transactions and (ii) remains in effect for fifteen Business Days after such terminating Company Party transmits a written notice in accordance with Section 14.10 hereof detailing any such issuance; provided that this termination right shall not apply to or be exercised by any Company Party that sought or requested such ruling or order in contravention of any obligation or restriction set out in this Agreement; or

(d)            the Bankruptcy Court enters an order denying confirmation of the Plan.

12.03.       Mutual Termination.  This Agreement, and the obligations of all Parties hereunder, may be terminated by mutual written agreement among all of the following: (a) the Required Consenting Creditors and (b) each Company Party.

12.04.       Automatic Termination.  This Agreement shall terminate automatically without any further required action or notice (i) upon termination of the Backstop Agreement in accordance with its terms or (ii) immediately after the Plan Effective Date.

31

12.05.       Effect of Termination.  Upon the occurrence of a Termination Date as to a Party, this Agreement shall be of no further force and effect as to such Party and each Party subject to such termination shall be released from its commitments, undertakings, and agreements under or related to this Agreement and shall have the rights and remedies that it would have had, had it not entered into this Agreement, and shall be entitled to take all actions, whether with respect to the Restructuring Transactions or otherwise, that it would have been entitled to take had it not entered into this Agreement, including with respect to any and all Claims or causes of action.  Upon the occurrence of a Termination Date prior to the Confirmation Order being entered by a Bankruptcy Court, any and all consents or ballots tendered by the Parties subject to such termination before a Termination Date shall be deemed, for all purposes, to be null and void from the first instance and shall not be considered or otherwise used in any manner by the Parties in connection with the Restructuring Transactions and this Agreement or otherwise; provided that any Consenting Creditor withdrawing or changing its vote pursuant to this Section 12.05 shall promptly provide written notice of such withdrawal or change to each other Party to this Agreement and file notice of such withdrawal or change with the Bankruptcy Court. Nothing in this Agreement shall be construed as prohibiting a Company Party or any of the Consenting Creditors from contesting whether any such termination is in accordance with its terms or to seek enforcement of any rights under this Agreement that arose or existed before a Termination Date. Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair, or restrict (a) any right of any Company Party or the ability of any Company Party to protect and reserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Consenting Creditor, and (b) any right of any Consenting Creditor, or the ability of any Consenting Creditor, to protect and preserve its rights (including rights under this Agreement), remedies, and interests, including its claims against any Company Party or Consenting Creditor. No purported termination of this Agreement shall be effective under this Section 12.05 or otherwise if the Party seeking to terminate this Agreement is in material breach of this Agreement, except a termination pursuant to Section 12.02(b) or Section 12.02(d). Nothing in this Section 12.05 shall restrict any Company Party’s right to terminate this Agreement in accordance with Section 12.02(b). Termination by any individual Consenting Creditor pursuant to Section 12 shall only be effective as to such Consenting Creditor and this Agreement shall continue in full force and effect as to all other Parties.

12.06.       Tolling Effect. This Agreement tolls the pursuit of confirmation of the Original Plan and all litigation and discovery related thereto among the Parties to this Agreement. In the event that this Agreement is terminated pursuant to this Section 12, such tolling effect shall immediately cease. Following termination of this Agreement, all Parties to this Agreement consent to entry of a stipulation as soon as reasonably practicable that shall provide: (i) the Plan and Supplemental Disclosure Statement shall be deemed immediately withdrawn; (ii) the Original Plan shall be reinstated as the chapter 11 plan proposed for confirmation; (iii) all solicitation results with respect to the Original Plan shall be reinstated, subject to any provisions in the solicitation procedures that allow for modification of solicitation results; provided that the parties who did not submit a vote on the Original Plan shall have three Business Days after the termination of this Agreement to submit a vote on the Original Plan; provided further that each Consenting Lender (regardless of whether such Consenting Lender submitted a vote on the Original Plan) shall be deemed to reject the Original Plan unless such Consenting Lender affirmatively accepts the Original Plan within three Business Days after the termination of this Agreement; and (iv) all litigation and discovery efforts of the Parties to this Agreement in connection with the Debtors’ pursuit of confirmation of the Original Plan, which shall be resumed in accordance with Section 4.01(b)(v) hereof. For the avoidance of doubt, this tolling does not apply to litigation and discovery involving Daewoo Shipbuilding & Marine Engineering Co., Ltd. Notwithstanding anything to the contrary herein, the obligations and effects of termination described in this Section 12.06 shall survive the termination of this Agreement.

32

Section 13.             Amendments and Waivers.

(a)            This Agreement may not be modified, amended, or supplemented, and no condition or requirement of this Agreement may be waived, in any manner except in accordance with this Section 13.

(b)            This Agreement may be modified, amended, or supplemented, or a condition or requirement of this Agreement may be waived, in a writing (including by email through counsel) by each Company Party, the Required Consenting Lenders (with email from Shearman being sufficient), and the Required Consenting Noteholders (with email from Kramer Levin being sufficient); provided that if the proposed modification, amendment, waiver, or supplement has a material, disproportionate, and adverse effect on any of the Company Claims/Interests held by a Consenting Creditor, then the consent of each such affected Consenting Creditor shall also be required to effectuate such modification, amendment, waiver, or supplement.

(c)            Any proposed modification, amendment, waiver, or supplement that does not comply with this Section 13 shall be ineffective and void ab initio.

(d)            The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power, or remedy under this Agreement shall operate as a waiver of any such right, power, or remedy or any provision of this Agreement, nor shall any single or partial exercise of such right, power, or remedy by such Party preclude any other or further exercise of such right, power, or remedy or the exercise of any other right, power, or remedy. All remedies under this Agreement are cumulative and are not exclusive of any other remedies provided by Law.

Section 14.            Miscellaneous.

14.01.       Acknowledgement. Notwithstanding any other provision herein, this Agreement is not and shall not be deemed to be an offer with respect to any securities or solicitation of votes for the acceptance of a plan of reorganization for purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  Any such offer or solicitation will be made only in compliance with all applicable securities Laws, provisions of the Bankruptcy Code, and/or other applicable Law.

14.02.       Exhibits Incorporated by Reference; Conflicts. Each of the exhibits, annexes, signatures pages, and schedules attached hereto is expressly incorporated herein and made a part of this Agreement, and all references to this Agreement shall include such exhibits, annexes, and schedules. In the event of any inconsistency between this Agreement (without reference to the exhibits, annexes, and schedules hereto) and the exhibits, annexes, and schedules hereto, this Agreement (without reference to the exhibits, annexes, and schedules thereto) shall govern.

33

14.03.       Further Assurances.  Subject to the other terms of this Agreement, the Parties agree to execute and deliver such other instruments and perform such acts, in addition to the matters herein specified, as may be reasonably appropriate or necessary, or as may be required by order of the Bankruptcy Court, from time to time, to effectuate the Restructuring Transactions, as applicable.

14.04.       Complete Agreement.  Except as otherwise explicitly provided herein, this Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements, oral or written, among the Parties with respect thereto, other than any Confidentiality Agreement.

14.05.       GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM.  THIS AGREEMENT IS TO BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN SUCH STATE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.  Each Party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement, to the extent possible, in the Chosen Court, and solely in connection with claims arising under this Agreement: (a) irrevocably submits to the exclusive jurisdiction of the Chosen Court; (b) waives any objection to laying venue in any such action or proceeding in the Chosen Court; and (c) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any Party hereto.

14.06.       Trial by Jury Waiver. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.07.       Execution of Agreement.  This Agreement may be executed and delivered in any number of counterparts and by way of electronic signature and delivery, each such counterpart, when executed and delivered, shall be deemed an original, and all of which together shall constitute the same agreement.  Except as expressly provided in this Agreement, each individual executing this Agreement on behalf of a Party has been duly authorized and empowered to execute and deliver this Agreement on behalf of said Party.

14.08.       Rules of Construction.  This Agreement is the product of negotiations among the Company Parties, the RCF Agent, and the Consenting Noteholders, and in the enforcement or interpretation hereof, is to be interpreted in a neutral manner, and any presumption with regard to interpretation for or against any Party by reason of that Party having drafted or caused to be drafted this Agreement, or any portion hereof, shall not be effective in regard to the interpretation hereof. The Company Parties, the RCF Agent, and the Consenting Noteholders were each represented by counsel during the negotiations and drafting of this Agreement and continue to be represented by counsel.

14.09.       Successors and Assigns; Third Parties.  This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors and permitted assigns, as applicable. There are no third party beneficiaries under this Agreement, and the rights or obligations of any Party under this Agreement may not be assigned, delegated, or transferred to any other person or entity, except in compliance with Section 9.

34

14.10.       Notices.  All notices hereunder shall be deemed given if in writing and delivered, by electronic mail, courier, or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):

(a)            if to a Company Party, to:

Valaris plc
5847 San Felipe Street, Suite 3300
Houston, TX 77057

Attention: Michael McGuinty, General Counsel
E-mail address: Michael.McGuinty@valaris.com

with copies to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, IL 60654
Attention: Anup Sathy, P.C., Ross M. Kwasteniet, P.C., and Spencer Winters
E-mail addresses: anup.sathy@kirkland.com; ross.kwasteniet@kirkland.com; spencer.winters@kirkland.com

and

Slaughter and May
One Bunhill Row
London EC1Y 8YY
Attention: Hywel Davies and Ian Johnson
E-mail addresses: hywel.davies@slaughterandmay.com; ian.johnson@slaughterandmay.com; ProjectPhoenixSM@slaughterandmay.com

(b)            if to a Consenting Noteholder, to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, NY 10036

Attention: Thomas Moers Mayer, Stephen Zide, and Nathaniel Allard

E-mail addresses: TMayer@kramerlevin.com; SZide@kramerlevin.com;

NAllard@kramerlevin.com

and

Akin Gump Strauss Hauer & Feld

Ten Bishops Square, Eighth Floor
London, E1 6EG United Kingdom

Attention: James Terry, Jakeob Brown, and Diana Dai

E-mail addresses: james.terry@akingump.com; jakeob.brown@akingump.com; diana.dai@akingump.com

35

(c)            if to the RCF Agent, to:

Shearman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Fredric Sosnick, Ned Schodek

E-mail addresses: fsosnick@shearman.com; ned.schodek@shearman.com

Any notice given by delivery, mail, or courier shall be effective when received.

14.11.       Independent Due Diligence and Decision Making. Each Consenting Creditor hereby confirms that its decision to execute this Agreement has been based upon its independent investigation of the operations, businesses, financial, and other conditions, and prospects of the Company Parties.

14.12.       Enforceability of Agreement. Each of the Parties to the extent enforceable waives any right to assert that the exercise of termination rights under this Agreement is subject to the automatic stay provisions of the Bankruptcy Code, and expressly stipulates and consents hereunder to the prospective modification of the automatic stay provisions of the Bankruptcy Code for purposes of exercising termination rights under this Agreement, to the extent the Bankruptcy Court determines that such relief is required.

14.13.       Waiver. If the Restructuring Transactions are not consummated, or if this Agreement is terminated for any reason, the Parties fully reserve any and all of their rights. This Agreement shall in no event be construed as, or deemed to be evidence of, an admission or concession on the part of any Party of any claim or fault or liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims and defenses which it has asserted or could assert. No Party shall have, by reason of this Agreement, a fiduciary relationship in respect of any other Party or any person, or the Company, and nothing in this Agreement, expressed or implied, is intended to, or shall be construed as to, impose upon any Party any obligation in respect of this Agreement except as expressly set forth herein. This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties. To the extent applicable under Rule 408 of the Federal Rules of Evidence, any applicable state rules of evidence and any other applicable law, foreign or domestic, (a) this Agreement and all negotiations relating hereto shall not be admissible into evidence in any proceeding other than a proceeding to enforce its terms or the payment of damages to which a Party may be entitled under this Agreement, and (b) this Agreement, the Restructuring Term Sheet and the Plan shall not be construed as or be deemed to be evidence of an admission or concession on the part of any Party of any claim, fault, liability or damages whatsoever. Each of the Parties denies any and all wrongdoing or liability of any kind and does not concede any infirmity in the claims or defenses which it has asserted or could assert.

36

14.14.       Specific Performance. It is understood and agreed by the Parties that money damages would be an insufficient remedy for any breach of this Agreement by any Party, and each non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief (without the posting of any bond and without proof of actual damages) as a remedy of any such breach, including an order of the Bankruptcy Court or other court of competent jurisdiction requiring any Party to comply promptly with any of its obligations hereunder.

14.15.       Several, Not Joint, Claims. Except where otherwise specified, the agreements, representations, warranties, and obligations of the Parties under this Agreement are, in all respects, several and not joint.

14.16.       Severability and Construction. If any provision of this Agreement shall be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the remaining provisions shall remain in full force and effect if essential terms and conditions of this Agreement for each Party remain valid, binding, and enforceable.

14.17.       Remedies Cumulative. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at Law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party.

14.18.       Capacities of Consenting Creditors. Each Consenting Creditor has entered into this agreement on account of all Company Claims/Interests that it holds (directly or through discretionary accounts that it manages or advises) and, except where otherwise specified in this Agreement, shall take or refrain from taking all actions that it is obligated to take or refrain from taking under this Agreement with respect to all such Company Claims/Interests.

14.19.       Survival. Notwithstanding (i) any Transfer of any Company Claims/Interests in accordance with Section 9 or (ii) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Section 12.01(q), Section 12.06, and Section 14 shall survive such Transfer and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof and thereof.

14.20.       Email Consents. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to Section 3.02, Section 13, or otherwise, including a written approval by the Company Parties or the Required Consenting Creditors or any subset thereof, such written consent, acceptance, approval, or waiver shall be deemed to have occurred if, by agreement between counsel to the Parties submitting and receiving such consent, acceptance, approval, or waiver, it is conveyed in writing (including electronic mail) between each such counsel without representations or warranties of any kind on behalf of such counsel.

37

14.21.       Fees & Expenses. Through the Plan Effective Date, the Debtors shall pay currently in cash all reasonable and documented fees and expenses of the RCF Agent Advisors and the Consenting Noteholders Advisors; provided the Debtors shall not be required to make any payments during the Chapter 11 Cases absent authorization by the Bankruptcy Court. On the Plan Effective Date, all remaining unpaid and/or unreimbursed reasonable and documented fees and expenses (including for the avoidance of doubt, any value added tax or equivalent tax) of the RCF Agent Advisors, the Consenting Noteholders Advisors, and the Rowan Ad Hoc Group Fees in connection with the Company Parties or the Restructuring Transactions shall be paid in full in cash by the Debtors, and the Debtors hereby agree, on a joint and several basis, to pay such fees and expenses in full in cash, without any requirement for Bankruptcy Court review or further Bankruptcy Court order. All reasonable fees and expenses of the RCF Agent Advisors and the Consenting Noteholders Advisors incurred following the Plan Effective Date relating to the effectiveness and closing of the Plan, the Restructuring Transactions, the Definitive Documents (including all Plan Supplement documents), the UK Implementation Agreement, any other documents required to implement, issue, and distribute the Newco Valaris Equity and New Secured Notes, and in each case, any related documents, agreements, securities, and transactions, shall be paid in full in cash without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

14.22.       Public Disclosure. Under no circumstances may any Party make any public disclosure of any kind that would disclose either: (i) the holdings of any Consenting Creditor (including the signature pages hereto, which shall not be publicly disclosed or filed) or (ii) the identity of any Consenting Creditor, in each case without the prior written consent of such Consenting Creditor or the order of a Bankruptcy Court or other court with competent jurisdiction.

IN WITNESS WHEREOF, the undersigned Parties hereto have executed this Agreement on the day and year first above written.

38

Company Parties’ Signature Page to
the Amended Restructuring Support Agreement

VALARIS PLC

ALPHA ACHIEVER COMPANY

ALPHA ADMIRAL COMPANY

ALPHA ARCHER COMPANY

ALPHA OFFSHORE DRILLING SERVICES COMPANY

ALPHA ORCA COMPANY

ATLANTIC MARITIME SERVICES LLC

ATWOOD AUSTRALIAN WATERS DRILLING PTY LTD

ATWOOD DEEP SEAS, LTD.

ATWOOD OCEANICS AUSTRALIA PTY. LIMITED

ATWOOD OCEANICS LLC

ATWOOD OCEANICS PACIFIC LIMITED

ATWOOD OFFSHORE DRILLING LIMITED

ATWOOD OFFSHORE WORLDWIDE LIMITED

ENSCO (THAILAND) LIMITED

ENSCO ASIA PACIFIC PTE. LIMITED

ENSCO ASSOCIATES COMPANY

ENSCO AUSTRALIA PTY LIMITED

ENSCO CAPITAL LIMITED

ENSCO CORPORATE RESOURCES LLC

ENSCO DEVELOPMENT LIMITED

ENSCO DO BRASIL PETROLEO E GAS LTDA.

ENSCO DRILLING I LTD.

ENSCO DRILLING MEXICO LLC

ENSCO ENDEAVORS LIMITED

ENSCO GLOBAL GMBH

ENSCO GLOBAL INVESTMENTS LP

ENSCO GLOBAL IV LTD

ENSCO GLOBAL RESOURCES LIMITED

ENSCO HOLDING COMPANY

ENSCO HOLDINGS I LTD.

ENSCO HOLLAND B.V.

ENSCO INCORPORATED

ENSCO INTERCONTINENTAL GMBH

ENSCO INTERNATIONAL INC.

ENSCO INTERNATIONAL LTD.

ENSCO INVESTMENTS LLC

ENSCO JERSEY FINANCE LIMITED

ENSCO LIMITED

ENSCO MANAGEMENT CORP.

ENSCO MARITIME LIMITED

ENSCO MEXICO SERVICES, S. DE R.L. DE C.V.

ENSCO OCEAN 2 COMPANY

ENSCO OCEANICS COMPANY LLC

ENSCO OCEANICS INTERNATIONAL COMPANY

ENSCO OFFSHORE COMPANY

ENSCO OFFSHORE INTERNATIONAL COMPANY

ENSCO OFFSHORE INTERNATIONAL HOLDINGS LIMITED

ENSCO OFFSHORE INTERNATIONAL INC.

ENSCO OFFSHORE U.K. LIMITED

ENSCO OVERSEAS LIMITED

ENSCO TRANSCONTINENTAL II LP

ENSCO TRANSNATIONAL I LIMITED

ENSCO UK DRILLING LIMITED

ENSCO UNITED INCORPORATED

ENSCO UNIVERSAL LIMITED

ENSCO VISTAS LIMITED

ENSCO WORLDWIDE GMBH

GREAT WHITE SHARK LIMITED

GREEN TURTLE LIMITED

OFFSHORE DRILLING SERVICES LLC

PRIDE FORAMER S.A.S.

PRIDE FORASOL S.A.S.

PRIDE GLOBAL II LTD.

PRIDE INTERNATIONAL LLC

PRIDE INTERNATIONAL MANAGEMENT COMPANY LP

RALPH COFFMAN LIMITED

RALPH COFFMAN LUXEMBOURG S.A R.L.

RCI INTERNATIONAL, INC.

RD INTERNATIONAL SERVICES PTE. LTD.

RDC ARABIA DRILLING, INC.

RDC HOLDINGS LUXEMBOURG S.A R.L.

ROCAL CAYMAN LIMITED

ROWAN COMPANIES LIMITED

ROWAN COMPANIES LLC

ROWAN DRILLING (TRINIDAD) LIMITED

ROWAN DRILLING (U.K.) LIMITED

ROWAN DRILLING, S. DE R.L. DE C.V.

ROWAN INTERNATIONAL RIG HOLDINGS S.A R.L.

ROWAN MARINE SERVICES, LLC

ROWAN N-CLASS (GIBRALTAR) LIMITED

ROWAN NO. 1 LIMITED

ROWAN NORWAY LIMITED

ROWAN OFFSHORE (GIBRALTAR) LIMITED

ROWAN OFFSHORE LUXEMBOURG S.A R.L.

ROWAN REX LIMITED

ROWAN RIGS S.A R.L.

ROWAN SERVICES LLC

ROWAN, S. DE R.L. DE C.V.

ROWANDRILL, LLC

By:	/s/ Jonathan H. Baksht
Name: Jonathan H. Baksht
Authorized Signatory

[Consenting Creditor Signature Page to
the Amended Restructuring Support Agreement]

39

[Signature pages of the Consenting Creditors on file with the Company.]

40

EXHIBIT A

Restructuring Term Sheet

EXECUTION VERSION

Valaris plc

Restructuring Term Sheet

February 5, 2021

This term sheet (the “Restructuring Term Sheet”) sets forth certain material terms of a restructuring (the “Restructuring Transactions”) of the debt obligations and equity of Valaris plc (“Valaris”) on the terms set forth in the amended restructuring support and lock-up agreement (the “Amended Restructuring Support Agreement”) to which this Restructuring Term Sheet is attached as Exhibit A.1

This Restructuring Term Sheet and the information contained herein are entitled to protection from any use or disclosure to any party or person pursuant to Rule 408 of the Federal Rules of Evidence and any other applicable rule, statute, or doctrine of similar import protecting the use or disclosure of confidential settlement discussions. This Restructuring Term Sheet is confidential and subject to applicable confidentiality provisions and agreements.

The transactions described herein will be subject to the negotiation and completion of definitive documents incorporating the terms set forth herein and the closing of any transaction shall be subject to the terms and conditions set forth in such agreed and executed definitive documents.

Overview of Restructuring Transactions
Implementation	The Amended Restructuring Support Agreement contemplates that the Restructuring Transactions will be implemented through the Plan in the Company’s voluntary cases under chapter 11 of title 11 of the United States Code (the “Chapter 11 Cases”), with respect to the Filing Entities, and through an Administration or one or more of the other Implementation Mechanisms.
DIP Facility	The members of the Ad Hoc Group have entered a $500 million new-money debtor-in-possession financing facility with the Debtors (the “DIP Facility”).
Rights Offering

Newco Valaris shall effectuate a rights offering (the “Rights Offering”) for $500 million of first lien secured notes (the “New Secured Notes”) on the terms set forth in the term sheet attached hereto as Exhibit 1 (the “New Secured Notes Term Sheet”). Approximately 97.6% of the rights issued pursuant to the Rights Offering (the “Subscription Rights”) shall be offered to all record holders as of a specified record date (the “Record Date”) of Senior Notes Claims. Approximately 2.4% of the Subscription Rights shall be purchased directly by record holders of Credit Facility Claims (the “New Money Participating Credit Facility Creditors”) who opt into the RCF New Money Participation Treatment (defined below). The recipients of the Subscription Rights will not have oversubscription privileges.

The Rights Offering is backstopped by certain Senior Noteholders (the “Senior Notes Backstop Parties”) and RCF Lenders (the “Lender Backstop Parties,” together with the Senior Notes Backstop Parties, the “Backstop Parties”) on the terms set forth in the backstop commitment agreement (as amended, the “Backstop Agreement”). An amendment to the Backstop Agreement is attached hereto as Exhibit 2; provided that, for the avoidance of doubt, the Lender Backstop Parties are not backstopping the offering of the Subscription Rights to holders of Senior Notes Claims.

The Backstop Parties shall have the exclusive right and obligation to purchase 37.5% of the New Secured Notes offered in the Rights Offering (such amount, the “Holdback”). The Senior Notes Backstop Parties shall have the exclusive right and obligation to participate in approximately 97.6% of the Holdback and the Lender Backstop Parties shall have the exclusive right and obligation to participate in approximately 2.4% of the Holdback. In addition to participating in the Holdback, the Backstop Parties shall have the right and obligation to participate in the Rights Offering pursuant to the terms of the Backstop Agreement.

Each holder that participates in the Rights Offering and Holdback shall receive its pro rata share (in respect of the Subscription Rights and Holdback rights exercised by such holder) of 30.0% of the New Valaris Equity (subject to dilution by the New Warrants and the MIP) (the “Participation Equity”).

The members of the Ad Hoc Group[2] (the “Noteholder Initial Backstop Parties”) and certain of the RCF Lenders (the “Lender Backstop Parties”) shall receive a backstop premium (the “Backstop Premium”), paid-in-kind, of Notes equal to 10% of the aggregate amount of New Secured Notes (i.e., $50 million principal amount of New Secured Notes) multiplied by such party’s Backstop Commitment Percentage (as defined in the Backstop Agreement) as of the date hereof. The Lender Backstop Parties shall be entitled to receive approximately $1.2 million of the New Secured Notes reserved for the Backstop Premium. The Noteholder Initial Backstop Parties shall be entitled to receive approximately $48.8 million of the New Secured Notes reserved for the Backstop Premium.

The Lender Backstop Parties shall receive an additional approximately 0.07% of the New Valaris Equity in exchange for their commitments as set forth in the Backstop Agreement. The Senior Notes Backstop Parties shall receive approximately 2.63% of the New Valaris Equity in exchange for their commitments as set forth in the Backstop Agreement.

All Backstop Parties shall maintain their commitment under the Backstop Agreement for 10 months commencing from August 18, 2020. In connection with such commitment, the Noteholder Initial Backstop Parties received a commitment fee (the “Backstop Commitment Fee”) of $20 million, divided in accordance with each Noteholder Initial Backstop Party’s Backstop Commitment Percentage (as defined in the Backstop Agreement). On the Plan Effective Date, an amount equal to the Backstop Commitment Fee shall be lent to the Reorganized Company (as defined below) in exchange for $20 million in principal amount of New Senior Notes which shall reduce the principal amount of the New Senior Notes issued to the Noteholder Initial Backstop Parties pursuant to the Backstop Premium in an equal amount. The Company Parties shall have the option to extend the commitment from all Backstop Parties for an additional two months in exchange for an incremental fee of 2.0% of the aggregate amount of New Senior Notes, paid in cash, to the Noteholder Initial Backstop Parties and the Lender Backstop Parties in accordance with each party’s Backstop Commitment Percentage.

All Backstop Parties shall be required to join the Amended Restructuring Support Agreement. For a period of at least 15 business days after the commencement of the chapter 11 cases, qualified holders of Senior Notes Claims were eligible to become Backstop Parties; provided that if holders of Senior Notes Claims (by principal amount) that were entitled to more than 23% of the Senior Note Equity Pool become additional Backstop Parties, the percentage of the Holdback available to the Noteholder Initial Backstop Parties was not diluted by such excess.

[1]	Capitalized terms used but not immediately defined herein have the meaning given to them in the Amended Restructuring Support Agreement or the Plan, as applicable.

[2]	“Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Houlihan Lokey, and Porter Hedges LLP.

2

The Rights Offering shall be conducted by Newco Valaris and consummated on the terms and conditions of, and in accordance with procedures that are consistent in all material respects with, this Restructuring Term Sheet, the Backstop Agreement, the Rights Offering Procedures, and applicable securities laws and otherwise in form and substance reasonably acceptable to the Company Parties and the Required Consenting Creditors in all respects.
Equitization	On the Plan Effective Date:

•	Newco Valaris will issue approximately 39.0% of the Newco Valaris Equity to holders of the Senior Notes and approximately 28.3% of the Newco Valaris Equity to holders of the Credit Facility Claims.

New Warrants	On the Plan Effective Date, Newco Valaris will issue to the Existing Shareholders, as applicable, 7-year warrants, with no Black Scholes protection, to purchase up to 7% of the Newco Valaris Equity with a strike price set at a price per share equal to the value at which holders of the Senior Notes would receive a 100% recovery on their Claims (calculated as of the Petition Date), subject to dilution on account of the Management Incentive Plan, as applicable (the “New Warrants”); provided that no New Warrants shall be issued to Existing Shareholders in the event that Existing Shareholders do not, as a class, vote in favor of the Plan.
Newbuild Claims	On or before the Plan Effective Date, those certain contracts for the construction and delivery of rigs (the “Newbuild Contracts”) between Alpha Admiral Company and Alpha Archer Company, each respectively as purchaser, and Atwood Oceanics Pacific Limited, as guarantor (collectively, the “Newbuild Debtors”) and the shipyard party to the Newbuild Contracts (the “Shipyard”) shall be either assumed or rejected under section 365 of the Bankruptcy Code, consistent with the terms set forth below.
Treatment of Claims and Interests
Each holder of an allowed Claim or Interest, as applicable in the Chapter 11 Cases, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such holder’s allowed Claim or Interest, except to the extent different treatment is agreed to by the reorganized Debtors (the “Reorganized Debtors” or “Reorganized Company”) and the holder of such allowed Claim or Interest, as applicable.
DIP Facility Claims	On the Plan Effective Date, all DIP Claims shall (i) be paid in full in cash, or (ii) receive such other treatment as may be consented to by the holders of DIP Claims.
Administrative, Priority Tax, and Other Priority Claims	Each holder of an allowed administrative, priority tax, or other priority claim (the “Administrative and Priority Claims”) shall be paid in full in cash on the Plan Effective Date or in the ordinary course of business as and when due, or otherwise receive treatment consistent with the provisions of section 1129(a) of the Bankruptcy Code.
Other Secured Claims	On or as soon as practicable after the Plan Effective Date, in full and final satisfaction, compromise, settlement, release, and discharge of and in exchange for any secured claim that is not an Administrative and Priority Claim (an “Other Secured Claim”), the holder of such Other Secured Claim shall receive (i) payment in cash in an amount equal to such Other Secured Claim, (ii) the collateral securing such Other Secured Claim, or (iii) such other treatment so as to render such Other Secured Claim unimpaired pursuant to section 1124 of the Bankruptcy Code.

3

Credit Facility Claims

Base Treatment: Each Consenting Lender that is not a New Money Participating Credit Facility Creditor (a “Consenting Base Treatment Lender”) shall be entitled to its pro rata share of the Consenting Lender Base Treatment Pool (the “RCF Consenting Lender Base Treatment”). Each holder of an Allowed Credit Facility Claim that is not a Consenting Lender (a “Non-Consenting Lender”) shall be entitled to its pro rata share of the RCF Base Treatment Pool.

Participation Treatment: Each New Money Participating Credit Facility Creditor shall be entitled, on account of its Allowed Credit Facility Claim, to a pro rata share of the RCF New Money Participation Treatment.

“Base Treatment Credit Facility Claims” means the aggregate of Non-Consenting Credit Facility Claims and Consenting Base Treatment Credit Facility Claims.

“Consenting Base Treatment Credit Facility Claims” means Credit Facility Claims held by Consenting Base Treatment Lenders.

“Consenting Base Treatment Distributable Shares” means an amount of the aggregate of RCF Base Treatment Distributable Shares equal to the aggregate RCF Base Treatment Distributable Shares multiplied by a fraction (i) the numerator of which is the aggregate principal amount of Consenting Base Treatment Credit Facility Claims minus $96.1 million and (ii) the denominator of which is the aggregate principal amount of Base Treatment Credit Facility Claims minus $96.1 million.

“Consenting Lender Base Treatment Pool” means: (i) $96.1 million in Cash and (ii) the Consenting Base Treatment Distributable Shares.

“Non-Consenting Credit Facility Claims” means Credit Facility Claims held by Non-Consenting Lenders.

“RCF Base Treatment Distributable Shares” means 23.0% of the New Valaris Equity.[3]

“RCF Base Treatment Pool” means an allocation of RCF Base Treatment Distributable Shares equal to the aggregate of the RCF Base Treatment Distributable Shares minus the Consenting Base Treatment Distributable Shares.

“RCF New Money Participation Treatment” means: (i) 5.3% of the New Valaris Equity,[4] (ii) 2.4% of the New Secured Notes (and associated Participation Equity offered in the Rights Offering), and (iii) $7.8 million.

Pride Bond Claims	On the Plan Effective Date, each holder of an allowed Pride Bond Claim shall receive its pro rata share of: (x) 8.808% of the Senior Notes Distributable Pool,[5] and (y) an aggregate $1.25 million payment in cash.
Ensco International Bond Claims	On the Plan Effective Date, each holder of an allowed Ensco International Bond Claim shall receive its pro rata share of: (x) 1.549% of the Senior Notes Distributable Pool, and (y) an aggregate $1 million payment in cash.

[3]	Subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable.

[4]	Subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable.

[5]	“Senior Notes Distributable Pool” shall mean (a) 38.980% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan, the Newbuild Equity Pool, and the New Warrants, as applicable, and (b) 97.6% of the Subscription Rights. The allocation of the Senior Note Distributable Pool among holders of Senior Note Claims is based on the methodology set forth on Exhibit 3.

4

Jersey Bond Claims	On the Plan Effective Date, each holder of an allowed Jersey Bond Claim shall receive its pro rata share of 20.204% of the Senior Notes Distributable Pool.
Valaris Bond Claims	On the Plan Effective Date, each holder of an allowed Valaris Bond Claim shall receive its pro rata share of 36.834% of the Senior Notes Distributable Pool.
Legacy Rowan Bond Claims	On the Plan Effective Date, each holder of an allowed Legacy Rowan Bond Claim shall receive its pro rata share of: (x) 32.605% of the Senior Notes Distributable Pool, and (y) an aggregate $23.75 million payment in cash.
General Unsecured Claims	Each holder of an allowed General Unsecured Claim against the Debtors (other than the Newbuild Debtors) shall receive payment in full in cash within 90 days after the later of (x) the Plan Effective Date and (y) the date such Claim comes due under applicable Law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction giving rise to such Claim.
Claims Against the Newbuild Debtors	On the Plan Effective Date, in full and final satisfaction of the Allowed Newbuild Claims, if the Shipyard:
(i)	votes in favor of the Plan, the Shipyard shall receive (x) 0.50% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable (the “Newbuild Equity Pool”), (y) $5 million in cash payable on or prior to the Effective Date, and (z) such other consideration as set forth in the Newbuild Contracts, as amended and assumed pursuant to Article V of the Plan; and

(ii)	does not vote in favor of the Plan, the Shipyard shall receive its Liquidation Recovery (as defined in the Plan) promptly after the date the Newbuild Claims are Allowed, but in any event no later than ten days after such date.
Intercompany Claims	Subject to any specific provisions contained in the Plan Supplement, Intercompany Claims shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), reinstated, set off, settled, distributed, contributed, cancelled, or released without any distribution on account of such Claims, or such other treatment as reasonably determined by the Reorganized Debtors and the Required Consenting Creditors.
Intercompany Interests	Subject to any specific provisions contained in the Plan Supplement, Intercompany Interests shall be, at the option of the Reorganized Debtors with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), reinstated, set off, settled, distributed, contributed, cancelled and released without any distribution on account of such Claims, or such other treatment as reasonably determined by the Reorganized Debtors and the Required Consenting Creditors.
Section 510(b) Claims	Any Claims arising under section 510(b) of the Bankruptcy Code shall be discharged without any distribution.

5

Equity Interests	On the Plan Effective Date, each holder of an allowed Interest in Valaris (an “Existing Shareholder”) shall:

	(a)	if the Existing Shareholders as a class vote in favor of the Plan, receive its pro rata share of the New Warrants; or

	(b)	if the Existing Shareholders as a class do not vote in favor of the Plan, not receive a recovery and no New Warrants shall be issued.

Other Provisions
Letters of Credit	The Plan shall provide that, on or prior to the Effective Date, all letters of credit outstanding under the Credit Facility shall be replaced or cash collateralized in accordance with the terms of the Credit Facility.
Harris County Litigation

The Plan shall implement a settlement of the Harris County Litigation[6] under which the Legacy Rowan Bonds shall receive the recoveries provided for in this Restructuring Term Sheet in exchange for the release of all claims asserted in the Harris County Litigation.

The parties to the Harris County Litigation previously filed a joint notice of stay that stays the Harris County Litigation and all deadlines in the Harris County Litigation shall remain tolled until the earlier of (i) 60 days following the termination of the Amended Restructuring Support Agreement or (ii) the Plan Effective Date.  Within three Business Days after the Plan Effective Date, the plaintiff in the Harris County Litigation, UMB Bank, shall file a notice of nonsuit with prejudice dismissing the Harris County Litigation.

Governance

The new board of directors or managers of Newco Valaris (as applicable) (the “New Board”) shall consist of seven members, comprised of (i) the Chief Executive Officer of Newco Valaris; (ii) four members appointed by the Ad Hoc Group; and (iii) two members appointed by a majority of holders by principal amount of Credit Facility Claims.

Excluding the appointment of the members of the New Board as set forth above, all corporate governance matters related to Newco Valaris, and the definitive documents governing all corporate governance matters will be determined by the Required Consenting Creditors in their reasonable discretion.

Reorganized Equity Interests / Listing

On or prior to the Plan Effective Date, Newco Valaris shall issue new ordinary shares (the “New Valaris Equity”) in accordance with the terms of the Plan, any organization documents of Newco Valaris, and applicable Law (including applicable securities laws). The New Valaris Equity will be issued pursuant to section 1145 of the Bankruptcy Code or otherwise be freely transferrable under applicable securities laws without further registration, subject to certain restrictions on affiliates and underwriters under applicable securities laws.

The New Secured Notes issued pursuant to the Rights Offering will be issued in reliance on the Section 1145 Exemption to the maximum extent possible and, to the extent the Section 1145 Exemption is unavailable, will be issued in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption.

The New Secured Notes issued pursuant to the Backstop Agreement and the Holdback will be issued in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another applicable exemption.

[6]	“Harris County Litigation” means the Original Petition captioned UMB Bank v. Darin Gibbins, 2020-18184, Harris County, Texas that was filed on March 19, 2020, as may be amended.

6

The New Secured Notes issued pursuant to the Backstop Premium will be issued in reliance on the Section 1145 Exemption.

All New Valaris Equity not issued in reliance on the Section 1145 Exemption (or issued in reliance on the Section 1145 Exemption to affiliates of New Valaris, if any) will be subject to a Registration Rights Agreement (as defined in the Backstop Agreement) providing for customary registration rights including, among other things, a resale shelf registration statement (the “Registration Statement”) to be filed by the Company within 30 days of the Plan Effective Date if the Company is eligible to use Form S-3, and 45 days if the Company is not eligible to use Form S-3 and, in the case of New Valaris Equity, customary piggyback registration rights. For the avoidance of doubt, the Registration Rights Agreement will provide for underwritten shelf takedowns. In addition, on the Plan Effective Date, to the extent that the Depository Trust Company (“DTC”) will accept such securities, all New Valaris Equity and New Secured Notes will be issued through DTC. The Company shall use commercially reasonable efforts to ensure that the New Secured Notes will be rated as promptly as possible.

Upon the Plan Effective Date, (i) the New Valaris Equity shall be registered under the Securities Act and, unless otherwise agreed by the Debtors and the Required Consenting Creditors, shall be listed for public trading on a national securities exchange, and (ii) each of New Valaris Holdco and the Reorganized Debtors will be a reporting company under the Exchange Act.

Employee Matters

Pursuant to the Amended Restructuring Support Agreement and this Restructuring Term Sheet, the Consenting Creditors consent to (i) the continuation of the Company Parties’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs, and (ii) any motions in the Bankruptcy Court for approval thereof.

Except as otherwise provided in the Plan or the Plan Supplement, on the Effective Date, subject to any Final Order and, without limiting any authority provided to the New Valaris Holdco Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall (i) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation insurance, supplemental executive retirement plans, change-in-control agreements, and accidental death and dismemberment insurance for the directors, officers, and employees of any of the Company Parties who served in such capacity before and after the effective date of the Restructuring Support Agreement; and (ii) honor, in the ordinary course of business, Claims of employees employed as of the Plan Effective Date for accrued vacation time arising prior to the effective date of the Restructuring Support Agreement and not otherwise paid in the ordinary course of business or pursuant to a court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Plan Effective Date, all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, shall continue to be paid in accordance with applicable law. For avoidance of doubt, nothing herein shall impact or limit the ability of Newco Valaris to amend, modify, or terminate such arrangements in accordance with their terms following the Plan Effective Date. For avoidance of doubt, all equity or equity–based awards and plans (including phantom awards denominated in equity, options, and equity appreciation rights), granted to employees, directors or other service providers, whether or not vested, shall be cancelled as of the Effective Date.

7

The Company Parties shall not terminate or otherwise reduce the coverage under any directors’ and officers’ insurance policies in effect prior to the Plan Effective Date, and any directors and officers of the Company Parties who served in such capacity at any time before or after the Plan Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such insurance policy in all respects, to the full benefits of any such policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Plan Effective Date. Notwithstanding anything herein to the contrary, the Company Parties shall retain the ability to supplement such directors’ and officers’ insurance policies as the Company Parties deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

Notwithstanding anything to the contrary above: (1) (i) all existing employment and change in control agreements, (ii) all existing severance arrangements, including the Executive Severance Plan, and (iii) all existing incentive awards denominated in cash shall be assumed subject to the modifications set forth in the Management Incentive Plan Term Sheet (defined below) and will be listed in the Plan Supplement, (2) in respect of any person who is an insider (as defined in the Bankruptcy Code) of the Company Parties, and other than in the ordinary course of business, there shall be no new or further incentive or retention programs put into place during the Chapter 11 Cases absent the consent of the Ad Hoc Group (such consent not to be unreasonably withheld, conditioned, or delayed), (3) the assets of the 2005 Benefit Reserve Trust and the Trust Agreement executed August 27, 2003 and revised and restated, effective January 1, 2004, by and between ENSCO International Incorporated, each participating affiliated company who is or becomes a signatory thereto and T. Rowe Price Trust Company rabbi trusts shall be used to satisfy the claims of creditors and shall be terminated, (4) no change in control provision under any employment or severance agreement shall be triggered as a result of the Plan or the Restructuring Transactions, and (5) any equity grant requirement in an employment agreement will be superseded by the MIP.

Indemnification Obligations

On and after the Plan Effective Date, the obligations of each of the Company Parties pursuant to its certificate of incorporation, bylaws, deeds of indemnity, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Company Parties, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Company Parties (collectively, the “Company Indemnity Obligations”), will be assumed and irrevocable and survive the effectiveness of the Restructuring Transactions. Newco Valaris’s new organizational documents, if any, will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Company Parties’ and Valaris’s or Newco Valaris’s, as applicable, current and former directors, officers, employees, and agents to the fullest extent permitted by law and at least to the same extent as the organizational documents of each of the respective Company Parties, against any claims or causes of action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted.

None of the Company Parties, or Newco Valaris, as applicable, will amend and/or restate their respective governance documents before or after the Plan Effective Date to amend, augment, terminate, or adversely affect any of the Company Parties’ or Newco Valaris’s obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

8

Management Incentive Plan	The Plan will provide for a MIP (as defined in the Management Incentive Plan Term Sheet) consistent with the term sheet (the “Management Incentive Plan Term Sheet”) attached hereto as Exhibit 4.
Reasonable Assistance	The Company and the Consenting Creditors shall use commercially reasonable efforts to provide assistance to each other with the matters contained in this Restructuring Term Sheet.
Releases, Third-Party Releases, and Exculpation	The Plan, which is attached as Exhibit E to the Amended Restructuring Support Agreement, shall include the releases and exculpations on the terms set forth therein.
Tax Structure	To the extent practicable, the Restructuring Transactions and the consideration received in the Restructuring Transactions shall be structured in a manner that (i) minimizes any current taxes payable as a result of the consummation of the Restructuring Transactions and (ii) optimizes the tax efficiency (including, but not limited to, by way of the preservation or enhancement of favorable tax attributes, or potentially moving certain businesses to new entities incorporated in different jurisdictions) of the Restructuring Transactions to the Debtors (including Valaris), the Reorganized Debtors and the holders of equity or debt in the Reorganized Debtors going forward, in each case as reasonably determined by the Debtors and the Required Consenting Creditors.
Executory Contracts and Unexpired Leases

All executory contracts and unexpired leases will be assumed under the Plan on the Plan Effective Date, except those executory contracts and unexpired leases that the Company Parties determine to reject with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed). The Company shall reasonably provide the Ad Hoc Group and its advisors with all reasonable information needed to analyze such decision to reject any material executory contract or material unexpired lease; provided that this shall not require any Company Party to (1) take any action which is restricted or prohibited by obligations of confidentiality binding on any Company Party, applicable Law or the rules of any applicable securities exchange (provided that the Company must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable Law or rules of any applicable securities exchange) nor (2) disclose any document or share any information over which any Company Party asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege.

Any executory contracts and unexpired leases assumed on the Plan Effective Date shall be deemed amended and modified to provide that the confirmation and consummation of the Plan shall not trigger any “change of control” provisions in such contract or lease.

Fees	The Plan will provide that the Company will pay in cash all unpaid reasonable and documented fees and expenses of the Credit Facility Agent Advisors and the Consenting Noteholder Advisors and the Rowan Ad Hoc Group Fees on the terms set forth in the Amended Restructuring Support Agreement. The RCF Lenders shall support the current payment of all professional fees for the Ad Hoc Group pursuant to the Financing Order.

9

Conditions Precedent to the Plan Effective Date	The occurrence of the Plan Effective Date shall be subject to the following additional conditions precedent:

	•	the Amended Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

	•	the Restructuring Transactions have been implemented in accordance with the Restructuring Steps Plan in all material respects;

	•	the orders approving the Disclosure Statement and the Plan shall have been entered and such orders shall not have been stayed, modified, or vacated on appeal;

	•	the Backstop Agreement shall not have been terminated and shall remain in full force and effect;

	•	the Plan, confirmation order, and all schedules, documents, supplements, and exhibits to the Plan, and any other Definitive Documents shall have become effective, subject to the consent and approval rights set forth in the Amended Restructuring Support Agreement;

	•	issuance of the New Secured Notes (with all conditions precedent thereto having been satisfied or waived);

	•	payment of all invoiced professional fees and other amounts required to be paid pursuant to the Amended Restructuring Support Agreement, in any Definitive Document, or in any order of the Bankruptcy Court related thereto;

	•	any and all requisite governmental, regulatory, and third-party approvals and consents shall have been obtained; and

	•	such other conditions as may be mutually agreed to by Valaris, the Credit Facility Agent, and the Ad Hoc Group.
Governing Law	The governing law for all applicable documentation shall be New York law (except any documents in respect of the Administration and implementation of the Plan in the UK or, in the event Newco Valaris is incorporated in Bermuda, in which case the corporate governance documents of Newco Valaris shall be governed by applicable law).
Reservation of Rights

The execution of the Restructuring Term Sheet is without prejudice to the Company’s, the Credit Facility Agent’s, and the Ad Hoc Group’s respective rights to negotiate the Definitive Documents.

In the event of an inconsistency between the Plan and this Restructuring Term Sheet, the terms of the Plan shall control in all respects. Nothing herein is an admission of any kind. If the Restructuring Transactions are not consummated for any reason, all parties reserve any and all of their respective rights.

10

Exhibit 1

New Secured Notes Term Sheet

VALARIS PLC

SENIOR SECURED NOTES TERM SHEET7

Summary of Proposed Material Terms and Conditions

This Summary of Proposed Material Terms and Conditions (this “Term Sheet”), dated as of August 18, 2020, sets forth the material terms and conditions of the senior secured notes (the “New Secured Notes”) to be issued in connection with a proposed restructuring to be implemented through a chapter 11 plan (the “Plan”) of Valaris plc (the “Company” or the “Issuer”) and certain of its subsidiaries (collectively, the “Debtors”) that have filed on August 18, 2020 (the “Petition Date”) cases under chapter 11 of Title 11 of the United States Code, 11 U.S.C. § 101 et seq. (the “Bankruptcy Code”) which cases are pending before the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”). Capitalized terms used and not otherwise defined in this Term Sheet have the meanings assigned thereto in the Restructuring Term Sheet or the AMENDED Restructuring Support Agreement, as applicable. This Term Sheet shall be subject to the disclaimers and other provisions of the Restructuring Term Sheet, as if more fully set forth herein. Matters not covered by the provisions hereof and in the Restructuring Term Sheet (including, without limitation, the terms of any security and guaranty documentation) are subject to mutual approval and agreement of the Ad Hoc Group and the Company.

Issuer	Newco Valaris
New Secured Notes; Issue Amount

Senior secured first lien notes (the “New Secured Notes”); aggregate principal amount equal to $500 million plus the aggregate principal amount of $50 million of New Secured Notes issued as Backstop Premium (as defined in the Backstop Commitment Agreement).

The parties intend that the issue price of the New Secured Notes for United States federal income tax purposes will be determined by including the value of the Rights Offering (as defined below) in the investment unit consisting of the New Secured Notes and New Valaris Equity.

If Newco Valaris is a UK tax resident company, the New Secured Notes shall be listed on a nationally recognized exchange, which is a “recognised stock exchange” for UK tax purposes.

Trustee and Collateral Agent	To be mutually selected by the Company and the Ad Hoc Group

7 Note this term sheet will be further expanded by the Indenture, with all parties’ rights reserved.

Initial Purchasers

(i) All Eligible Holders[8] that validly exercise (and do not validly revoke) their subscription rights in the Rights Offering; and

(ii) Members of the Ad Hoc Group[9], certain of the RCF Lenders, and any Joining Parties[10] that purchase and/or receive an allocation of the New Secured Notes (a) pursuant to the “holdback” allocated to them in the Rights Offering (as further described in the Restructuring Term Sheet and the Backstop Commitment Agreement), (b) pursuant to the Backstop Commitment Agreement (as further described below) and (c) in respect of their backstop premium under the Backstop Commitment Agreement.

Purchase Price	$500 million
Use of Proceeds	The cash proceeds from the issuance and sale of the New Secured Notes shall be used to fund the Company’s cash needs in connection with and subsequent to consummation of the Plan, including to (i) repay the Company’s debtor-in-possession credit facility, (ii) provide working capital to the Company and for other general corporate purposes and (iii) pay interest, fees, costs and expenses related to the New Secured Notes.
Closing Date	The effective date of the consummation of the Plan (the “Closing Date”).
Maturity	The seven (7) year anniversary of the Closing Date (the “Maturity Date”). All references herein to the anniversaries shall be from the date of the issue of the New Secured Notes.
Interest

With respect to any interest period, solely at the Issuer’s option:

(i) 8.25% per annum, payable in cash semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months;

(ii) 10.25% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with 5.125% of such interest to be payable in cash and 5.125% of such interest to be payable-in-kind by issuing additional New Secured Notes (“PIK Notes”); or

(iii) 12% per annum, payable semi-annually in arrears commencing on the date that is six months after the Closing Date, computed on the basis of a 360-day year composed of twelve 30-day months, with the entirety of such interest to be payable-in-kind by issuing PIK Notes.

8 “Eligible Holders” means all record holders of Senior Notes Claims and Credit Facility Claims against the Company in connection with the Plan; provided that, to the extent any issuance of New Secured Notes would not qualify for the exemption provided for under Section 1145 of the Bankruptcy Code, a holder that certifies that it is either (A) a qualified institutional buyer as defined in Rule 144A of the Securities Act, (B) an institutional accredited investor (as defined in Rule 501(a)(1), (2), (3), or (7) under the Securities Act), or (C) a non-U.S. person under Regulation S under the Securities Act this is located outside of the U.S. (within the meaning of Regulation S under the Securities Act), shall be an eligible participant, subject to such other requirements as may be prescribed in the Rights Offering Procedures.

9 “Ad Hoc Group” means that ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP and Houlihan Lokey.

10 Holders of existing Company notes who join the backstop are referred to as “Joining Parties.” In order to qualify as a Joining Party any such holder shall be a QIB or IAI.

2

Notes Offering

The Company will issue rights (the “Subscription Rights”) to purchase New Secured Notes to Eligible Holders in connection with the Plan (the “Rights Offering”). The Rights Offering terms are described in the Backstop Commitment Agreement.

The Ad Hoc Group shall enter into an agreement to subscribe for, in accordance with the Backstop Commitment Agreement, any portion of the New Secured Notes not subscribed for in the Rights Offering (including with respect to any holders of eligible claims against the Company that are not Eligible Holders), on the terms and conditions set forth therein.

Exemptions / Transfer	The issuance of Subscription Rights to the creditors and the exercise of the Subscription Rights are intended to be exempt from registration under the Securities Act pursuant to Section 1145 of the Bankruptcy Code to the maximum extent allowable and otherwise pursuant to private placement exemptions, as further set forth in the Backstop Commitment Agreement.
Denomination	The New Secured Notes shall be issued in a minimum denomination of US$[__] per New Secured Note (and integral multiples thereof).
Guarantees

The New Secured Notes will be unconditionally guaranteed (the “Guarantees”) by the Issuer’s restricted (direct and indirect) subsidiaries (definition to be agreed), subject to exclusions to be agreed, including exclusions for (a) non-wholly owned subsidiaries and (b) any subsidiary that is prohibited from providing a guarantee by (i) any governmental authority with authority over such subsidiary, (ii) applicable law or regulation or analogous restriction, or such subsidiary’s guarantee would result in a substantial risk to the officers or directors of such restricted subsidiary of civil or criminal liability as determined by the Issuer acting reasonably or (iii) contractual restrictions not entered into in contemplation of such subsidiary providing a guarantee (and not entered into in contemplation of, or following entry of, the indenture) (provided that in the case of clause (i), (ii) or (iii), the Issuer or applicable subsidiary shall use its commercially reasonable efforts to obtain any relevant governmental consent or other authority that would permit such restricted subsidiary to become a Guarantor, to mitigate any risk of liability in connection therewith or to lift any such contractual restriction) (collectively, each, a “Guarantor”, and collectively, the “Guarantors,” and together with the Issuer, each an “Obligor” and collectively, the “Obligors”). Rowan Rex Limited or any other wholly-owned subsidiary of the Issuer (collectively, “Rowan Rex”) that, directly or indirectly, owns equity interests in the ARO JV or notes issued by the ARO JV (as defined below) shall be a restricted subsidiary and a Guarantor.

“ARO JV” means Saudi Aramco Rowan Offshore Drilling Company (or any successor) that is the entity formed pursuant to the joint venture agreement dated November 21, 2016, as amended, between Rowan Rex Limited and Saudi Armco Development Company (or its assignee) (and such joint venture agreement, the “ARO JV Agreement”).

First Lien Priority	The New Secured Notes will be at least pari passu in right of payment with other permitted senior indebtedness of the Obligors (baskets to be agreed, as further described below).

3

First Lien Security

All amounts owing under the New Secured Notes (and all obligations under the Guarantees) will be secured by, subject to customary exceptions and other exceptions to be agreed, a first priority security interest in and lien on: (i) all present and after-acquired property and assets of each Obligor and all proceeds thereof, including substantially all inventory, real property, equipment (including, but not limited to, spare parts), accounts, cash and cash equivalents, general intangibles, intercompany receivables and rights in intercompany arrangements, contract rights, supporting obligations and letter-of-credit rights, instruments (including, but not limited to, intercompany notes, receivables and other payment obligations), deposit accounts, investment property (including, but not limited to, 100% of the equity interests held by the Obligors in their respective direct subsidiaries to the extent permitted under the relevant joint venture or shareholder agreement without consent; provided, that the Company or applicable Obligor shall use commercially reasonable efforts to seek such consent), intellectual property, books and records, investments, vessels and mobile offshore drilling units (including without limitation any jackup rig, semi-submersible rig, drillship, and barge rig) (each such vessel or unit now or hereafter owned by any of the Obligors, an “Owned Rig” and each such vessel or unit now or hereafter chartered or managed by any Obligor and not owned by a Obligor, a “Third Party Rig”) (each Owned Rig and Third Party Rig, individually a “Rig” and collectively, the “Rigs”), charters, intercompany charters, drilling contracts, rig or vessel construction contracts, any kind of agreement relating to the employment of Rigs, services agreement, insurance, insurance claims, rig or vessel earnings, proceeds of all owned and leased real estate, and (ii) any other asset or property that secures the obligations and amounts owned under any other permitted first lien senior indebtedness of the Obligors, and in each case, proceeds thereof (the assets described in clauses (i) and (ii) above, collectively the “Collateral”).

Rowan Rex shall use its commercially reasonable efforts to grant a first priority security interest in all of its rights to the ARO JV Related Assets and each applicable Obligor shall use its commercially reasonable efforts to grant a first priority security interest in the equity interests in non-wholly owned subsidiaries owned by such Obligor.

“ARO JV Related Assets” means collectively, (i) the equity interest of the ARO JV owned, directly or indirectly, by Rowan Rex or any other Obligor, (ii) any loans, notes or other obligations of the ARO JV to any Obligor, (iii) any charterparty, pool agreement, agreement to operate or drilling contract between any Obligor and the ARO JV in respect of any Rig and (iv) any agreement pursuant to which any Obligor manages a Third Party Rig for the ARO JV; provided, that, if any ARO JV Related Assets are, at any time, to be held by any Obligor that is not Rowan Rex, such Obligor shall use its commercially reasonable efforts to grant a first priority security interest in all of its rights to the ARO JV Related Assets.

Creation and perfection of security interests in Collateral will be subject to certain “collateral principles” to be agreed.

4

Offer to Purchase from Asset Sale Proceeds

The Issuer will be required to make an offer to repurchase the New Secured Notes on a pro rata basis with the net cash proceeds from non-ordinary course asset sales or dispositions (subject to customary exclusions and thresholds to be agreed, including an exclusion for net cash proceeds received by the Issuer or any Guarantor from scrapping any Owned Rigs listed on a schedule to be agreed) (each, an “Asset Sale”), by the Issuer or any Guarantor to the extent such net cash proceeds exceed an amount to be agreed (on a basis consistent with the Applicable Secured Bond Standard (as defined below)) and are not, within 365 days, reinvested in the business of the Company or its subsidiaries with such proceeds being applied to the New Secured Notes in a manner to be agreed, subject to other exceptions and baskets consistent with the Applicable Secured Bond Standard.

Such repurchase shall be at a purchase price equal to 100% of the principal amount of the New Secured Notes to be purchased plus accrued and unpaid interest, if any, to, but excluding, the date of purchase; provided, that, if the Asset Sale results in a disposition or sale of any of the ARO JV Related Assets, or any of the equity interests, held by Rowan Rex to any non-Obligor party, then the applicable purchase price shall instead equal the sum of (1) the lesser of (A) 103% of the principal amount of the New Secured Notes to be repurchased and (B) the applicable call protection premium at such time, plus (2) accrued and unpaid interest, if any, which may be, with respect to such interest, paid-in-kind by issuing PIK Notes in accordance with the interest provisions noted above, to, but excluding, the date of purchase.

Such purchase shall be subject to the right of the holder of record on the relevant record date to receive interest due on the relevant interest payment date.

Optional Redemption

At any time, or from time to time, prior to the second anniversary of the Closing Date, the Issuer may redeem all or a part of the New Secured Notes, upon at least 30 but not more than 60 days prior written notice before the redemption date, at a redemption price equal to 104% of the principal amount of the New Secured Notes to be redeemed plus the Applicable Premium (as defined below) as of, and accrued and unpaid interest, if any, to, but excluding, the date of redemption (any applicable date of redemption hereunder, the “Redemption Date”), subject to the rights of holders of record on the relevant record date to receive interest due on the relevant interest payment date.

“Applicable Premium” means, with respect to any New Secured Note on any Redemption Date, the present value at such Redemption Date of all required interest payments due on such New Secured Note (assuming cash interest payments) through, in each case, the second year anniversary of the Closing Date, computed using a discount rate equal to the treasury rate as of such Redemption Date plus 50 basis points.

On or after the second anniversary of the Closing Date, the Issuer may from time to time redeem for cash all or part of the outstanding New Secured Notes at a redemption price (the “Redemption Price”) equal to the sum of (1) (a) from and after the second anniversary until (but not including) the third anniversary of the Closing Date, 104% of the principal amount of the New Secured Notes to be redeemed, (b) from and after the third anniversary until (but not including) the fourth anniversary of the Closing Date, 103% of the principal amount of the New Secured Notes to be redeemed, (c) from and after the fourth anniversary until (but not including) the fifth anniversary of the Closing Date, 102% of the principal amount of the New Secured Notes to be redeemed, (d) from and after the fifth anniversary, 100% of the principal amount of the New Secured Notes to be redeemed; plus (2) accrued and unpaid interest, if any, to, but excluding, the Redemption Date.

In each case, redemptions shall be subject to the right of the holder of record on the relevant record date to receive interest due on the relevant interest payment date. The optional redemption provisions will be otherwise customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

5

Mergers & Acquisitions; Change of Control

The indenture governing the New Secured Notes will generally allow for the New Secured Notes to continue to be outstanding or assumed by a successor entity in connection with mergers and/or acquisitions, subject to certain “change of control” restrictions (e.g., pursuant to covenants or events of default) to be agreed (provided that (x) “stock-for-stock” mergers (or any similar combinations), (y) transactions or series of related transactions following which the aggregate value of the Collateral is at least 200% of the then outstanding aggregate obligations under the New Secured Notes, and (z) transactions pursuant to which assets are exchanged with another strategic purchaser subject to an equivalent asset appraisal valuation, shall not be deemed to constitute a “change of control”); provided, that, for the avoidance of doubt, the guarantees of and Collateral securing the New Secured Notes, shall not be materially and adversely affected by such transactions; provided, further, that upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets or equity of the Issuer and its subsidiaries (taken as a whole), the successor formed by such consolidation or into or with which the Issuer is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for the Issuer (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of the indenture governing the New Secured Notes referring to the Issuer shall refer instead to the successor and not to the Issuer), and such successor Person may exercise every right and power of the Issuer under the indenture with the same effect as if such successor Person had been named as the Issuer therein; provided, however, that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the New Secured Notes except in the case of a sale, assignment, transfer, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of the indenture.

The New Secured Notes will provide that holders of greater than 50% of the then outstanding amount may waive any event of default resulting from a “change of control”.

Any optional redemption of the New Secured Notes shall remain subject to the provisions in “Optional Redemption” above. Holders of the New Secured Notes may (in their sole discretion) require Issuer to purchase for cash all or part of their New Secured Notes in connection with or anticipation of a “change of control” at the customary 101% of par.

Covenants

The indenture governing the New Secured Notes will contain affirmative and incurrence-based negative covenants (to be applicable to the Issuer and its restricted subsidiaries) substantially consistent with those that would be found in a customary senior secured high-yield indenture, giving due regard to the operational requirements of the Issuer and its subsidiaries, their size, industries, businesses, business practices, and proposed business plan (the “Applicable Secured Bond Standard”).

In addition to customary negative covenants, if Rowan Rex is unable to grant the holders of the New Secured Notes a security interest in all of its rights to the ARO JV Related Assets, it shall be prohibited from granting a guaranty (other than a guaranty of the New Secured Notes), security interest or other interest or claim over such assets to any other creditor or incurring any intercompany claims.

Covenants with respect to incurrence of pari passu and subordinated indebtedness to be agreed, but to include a basket of up to $275 million of permitted senior secured indebtedness ranking pari passu with the New Secured Notes, which shall increase by the amount of any future reduction in the outstanding obligations under the New Secured Notes, subject to terms to be agreed.

Other covenants and/or baskets to be addressed at the documentation stage; for the avoidance of doubt, the indenture will include limitations on unsecured or junior secured debt and will be no less favorable to the Company than those that would be found in a customary first lien secured high yield indenture for a similarly situated issuer.

For the avoidance of doubt, the New Secured Notes will include no financial covenants.

Defeasance and Discharge Provisions	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.
Modification	Customary for high yield debt securities and consistent with the Applicable Secured Bond Standard.

6

Events of Default	The indenture governing the New Secured Notes will include customary events of default that are customary for high yield debt securities and consistent with the Applicable Secured Bond Standard (to be applicable to the Issuer and its restricted subsidiaries) with certain customary exceptions, qualifications and grace periods to be set forth therein, including (i) nonpayment of principal when due or interest, fees or other amounts after a customary grace period; (ii) failure to perform or observe covenants set forth in the indenture governing the New Secured Notes, subject (where customary and appropriate) to notice and an appropriate grace period; (iii) cross-defaults and cross-acceleration to other indebtedness in an amount to be set forth in the indenture; (iv) bankruptcy, insolvency proceedings, etc. (with a customary grace period for involuntary proceedings); (v) inability to pay debts, attachment, judgments, etc.; (vi) monetary judgment defaults in an amount to be set forth in the indenture; and (vii) invalidity of the security documentation or the Guarantees or impairment of security interests in the Collateral.
Expenses and Indemnification	The indenture will contain customary and appropriate provisions relating to indemnity, reimbursement, exculpation and other related matters.
Documentation	The terms of the indenture, the form of New Secured Notes, and other applicable documentation related to the New Secured Notes to be in form and substance satisfactory to the Company and the Ad Hoc Group, which shall be consistent with the Applicable Secured Bond Standard and shall include an AHYDO savings clause (if relevant) as well as any applicable non-U.S. laws or requirements, including, without limitation customary withholding tax provisions and qualifications reflecting, amongst other things, the jurisdiction of incorporation and tax residency of the Issuer.
Transfer Restrictions	To the extent any New Secured Notes are not issued pursuant to Section 1145 of the Bankruptcy Code, customary transfer restrictions in order to comply with applicable securities laws.
Governing Law	State of New York
Forum	State of New York

7

Exhibit 2

Amendment to Backstop Agreement

Execution Version

AMENDMENT AND JOINDER TO BACKSTOP COMMITMENT AGREEMENT

THIS AMENDMENT AND JOINDER (this “Agreement”) TO THE BACKSTOP COMMITMENT AGREEMENT by and among Valaris plc, a company organized under the Laws of England and Wales (the “Company”) and each of its direct and indirect debtor subsidiaries that files chapter 11 cases (the “Chapter 11 Cases”) under Title 11 of the United States Code, 11 U.S.C. §§ 101-1532 (as it may be amended from time to time, the “Bankruptcy Code”) in the Bankruptcy Court (together with the Company, each a “Debtor” and, collectively, the “Debtors”), on the one hand, and the Backstop Parties party thereto, dated as of August 18, 2020, as previously amended (and as may be further amended, supplemented or otherwise modified from time to time in accordance with its terms, the “BCA”), is made by and among the Requisite Backstop Parties and the Debtors as of February 5, 2021. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the BCA.

RECITALS

WHEREAS, on August 18, 2020, the Company, the other Debtors and the Initial Backstop Parties entered into the BCA and a related Restructuring Support Agreement, which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a plan of reorganization (the “Plan”) in the Chapter 11 Cases implementing the terms and conditions of the Restructuring;

WHEREAS, the BCA was amended by the Requisite Backstop Parties and the Debtors on September 10, 2020 to extend the period for which holders of Senior Notes Claims could join the BCA pursuant to Section 2.7 of the BCA;

WHEREAS, the BCA was amended by the Requisite Backstop Parties and the Debtors on January 22, 2021, as set forth on Exhibit A, to update certain funding mechanics with respect to funding required by Backstop Parties that are lenders under the Debtors’ debtor-in-possession credit facility pursuant to Section 2.4 of the BCA; and

WHEREAS, the Requisite Backstop Parties and the Debtors desire to further amend the Restructuring Support Agreement and the BCA to facilitate the joinder by certain holders of Credit Facility Claims to such agreements by allowing such holders to participate in certain rights and obligations set forth herein and therein by way of joinder to the BCA pursuant to Section 5.4 of this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:

ARTICLE I

Definitions

Section 1.1   Definitions. The BCA shall be amended to include the following definitions in Section 1.1 thereof, placed in alphabetical order therein, and to the extent any such term had previously been defined therein, such previous definition is hereby amended and restated in its entirety as set forth herein:

“Additional Backstop Party” means each Person that is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) or an Institutional Accredited Investor (which is an “accredited investor” as such term is defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and that is a holder of any Senior Notes Claim or Credit Facility Claim against the Debtors that agrees to participate in the Backstop Commitment by joining this Agreement and the Restructuring Support Agreement.

“Backstop Commitment Percentage” means, with respect to each Backstop Party, the percentage set forth opposite such Backstop Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Schedule 1 shall be redacted in any public filings with the SEC, the Bankruptcy Court or otherwise and shall be updated from time to time to reflect the addition of Additional Backstop Parties that become party hereto, which updates shall be provided to the counsel to the Initial Backstop Parties upon reasonable request.

“Backstop Party Default” means the failure by (i) any Backstop Party other than an RCF Lender Backstop Party to deliver and pay the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Percentage of Backstop Securities or Additional Notes, (ii) any RCF Lender Backstop party to deliver and pay the aggregate Purchase Price for the Rights Offering Securities such RCF Lender Backstop Party is obligated to purchase under Section 2.1(b) or (iii) any Backstop Party to deliver and pay the aggregate Purchase Price for such Backstop Party’s Backstop Commitment Percentage of Holdback Securities, in each case by the Backstop Escrow Funding Date in accordance with Section 2.4 and/or Section 3.5, as applicable.

“Credit Facility Claims” shall have the meaning set forth in the Plan with respect to each RCF Lender Backstop Party.

“Deemed Claim Amount” means, (a) for any Person other than an RCF Lender Backstop Party, the sum of each Claims Amount of such Person multiplied by the applicable Claims Multiplier and (b) for each RCF Lender Backstop Party, an amount equal to its Credit Facility Claim.

“RCF Lender Backstop Party” means those Persons identified as “RCF Lender Backstop Parties” on Schedule 1.

Section 1.2   Additional Defined Terms. The BCA shall be amended to include the following definitions in Section 1.2 thereof, in alphabetical order therein:

Equity Premium	Section 3.4
Remaining New Secured Notes	Section 2.1(a)

Section 1.3   Replaced Defined Terms. The BCA shall be amended to delete the defined term “Holdback Commitment Percentage” and to replace each other use of “Holdback Commitment Percentage” in the Agreement with “Backstop Commitment Percentage”; provided, however that where the terms “Backstop Commitment Percentage or Holdback Commitment Percentage” are used together, such language shall be replaced with “Backstop Commitment Percentage”.

2

ARTICLE II

BACKSTOP COMMITMENT

Section 2.1   The Rights Offering. Sections 2.1(a) and 2.1(b) of the BCA shall be amended and restated in their entirety as follows:

(a)            Rights Offering Allocation. On and subject to the terms and conditions hereof, the Debtors and Issuer, if applicable, shall conduct the Rights Offering pursuant to and in accordance with the Plan, the Rights Offering Procedures and the Disclosure Statement Order. The Backstop Parties shall be offered the Holdback Notes offered in the Rights Offering, together with the corresponding Holdback Shares, allocated among such Backstop Parties based on the Backstop Commitment Percentage of such Backstop Parties and the remaining $312,500,000 of the New Secured Notes offered in the Rights Offering (the “Remaining New Secured Notes”), together with the corresponding Participation Equity, shall be offered to the holders of Senior Notes Claims and the RCF Lender Backstop Parties holding Credit Facility Claims (including, for the avoidance of doubt, the Backstop Parties) (each such holder, a “Holder”), allocated among such Holders based on the Deemed Claim Amount of each such Holder relative to the Deemed Claim Amount of all such Holders of Senior Notes Claims (in the case of Senior Notes Claims) or RCF Lender Backstop Parties (in the case of Credit Facility Claims), as applicable (such amount, per Holder, the “Holder Subscription Rights”). For the avoidance of doubt, (x) in no event will (i) any Backstop Party or Holder have oversubscription Rights or privileges or (ii) Rights offered in the Rights Offering be detachable from the Claims with which they are associated, (y) the RCF Lender Backstop Parties shall be entitled to purchase 2.427% (i.e., $7,585,000) of the Remaining New Secured Notes (together with the corresponding Participation Equity) and (z) holders of Senior Notes Claims shall be entitled to purchase 97.573% (i.e., $304,915,000) of the Remaining New Secured Notes (together with the corresponding Participation Equity).

(b)           Subscription Covenant. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Backstop Party agrees, severally and not jointly, to fully exercise all Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Securities issuable to it in relation thereto (which amount of Rights Offering Securities shall consist of, with respect to each RCF Lender Backstop Party, all Rights Offering Securities which such RCF Lender Backstop Party is entitled to purchase pursuant to Section 2.1(a)), in accordance with the Rights Offering Procedures and the Plan. Any Defaulting Backstop Party shall be liable, severally and not jointly, to each non-Defaulting Backstop Party, the Debtors and the Issuer as a result of any breach of its obligations hereunder.

3

Section 2.2   Backstop Commitment. Section 2.2(a) of the BCA shall be amended and restated in its entirety as follows:

(a)            On and subject to the terms and conditions hereof, including entry of the Confirmation Order, (i) each Backstop Party other than the RCF Lender Backstop Parties agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Unsubscribed Securities equal to such Backstop Party’s Backstop Commitment Percentage of the aggregate Unsubscribed Securities, in accordance with the Rights Offering Procedures and the Plan; provided that for purposes of this clause (i), the aggregate Backstop Commitment Percentage of the RCF Lender Backstop Parties shall be deemed to be 0%, and the Backstop Commitment Percentages of all other Backstop Parties shall be deemed increased proportionately so that, in the aggregate, the Backstop Commitment Percentage of all such other Backstop Parties shall be 100% (such obligation to purchase the Unsubscribed Securities, the “Rights Offering Commitment”) and (ii) each Initial Backstop Party agrees, severally and not jointly, to purchase, and the Issuer agrees to issue to such Initial Backstop Party, on the Closing Date for the applicable Purchase Price, the amount of Additional Notes equal to such Initial Backstop Party’s Backstop Commitment Percentage as of August 18, 2020 of the aggregate Additional Notes in accordance with the terms of this Agreement (such obligation to purchase the Additional Notes, together with the Rights Offering Commitment, the “Backstop Commitment”).

Section 2.3   Backstop Party Default. Section 2.3(d) of the BCA shall be amended and restated in its entirety as follows:

(d)            Except as contemplated by Section 2.3(a), nothing in this Agreement shall be deemed to require a Backstop Party to purchase more than its Backstop Commitment Percentage (as calculated pursuant to Section 2.2(a)) of the Unsubscribed Securities, Additional Notes or Holdback Securities.

Section 2.4   Backstop Escrow Account. The third sentence of Section 2.4(c) of the BCA shall be amended and restated as follows:

The Backstop Escrow Account shall be established with an escrow agent satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant).

Section 2.5   Additional Backstop Parties. Section 2.7(b) of the BCA shall be deleted in its entirety.

ARTICLE III

BACKSTOP PREMIUM, EQUITY ALLOCATION AND EXPENSE REIMBURSEMENT

Section 3.1   Backstop Premium. Section 3.1(a) of the BCA shall be amended and restated as follows:

(a)            As consideration for the Backstop Commitment and the other agreements of the Initial Backstop Parties and RCF Lender Backstop Parties in this Agreement:

(i)            the Debtors shall pay or cause to be paid to the Initial Backstop Parties (and any Replacing Backstop Party and/or Cover Purchaser with respect to any Initial Backstop Party, as applicable) a backstop premium paid in the form of New Secured Notes (in addition to the New Secured Notes offered in the Rights Offering) equal to 9.757% (i.e., $48,786,000 in principal amount) of the New Secured Notes allocated among such Initial Backstop Parties pro rata based on the Initial Backstop Parties’ Backstop Commitment Percentage as of August 18, 2020.

4

(ii)            the Debtors shall pay or cause to be paid to the RCF Lender Backstop Parties (and any Replacing Backstop Party and/or Cover Purchaser with respect to any RCF Lender Backstop Party, as applicable) a backstop premium (together with the backstop premium paid pursuant to Section 3.1(a)(i), the “Backstop Premium”), paid in the form of New Secured Notes (in addition to the New Secured Notes offered in the Rights Offering) equal to 0.243% (i.e., $1,214,000 in principal amount) of the New Secured Notes, allocated among such RCF Lender Backstop Parties pro rata based on the RCF Lender Backstop Parties’ Backstop Commitment Percentage.

(iii)           For the avoidance of doubt, Additional Backstop Parties that are not RCF Lender Backstop Parties shall not receive any portion of the Backstop Premium or the Extension Fee (if any), and no Additional Backstop Party (including any RCF Lender Backstop Party) shall receive any portion of the Commitment Fee (as defined below).

Section 3.2   Commitment Fee. The second sentence of Section 3.1(b) of the BCA shall be amended and restated as follows:

Notwithstanding anything to the contrary herein, including Section 3.1, if the Closing shall occur, the principal amount of New Secured Notes paid to the Initial Backstop Parties pursuant to Section 3.1(a)(i) in connection with the Backstop Premium shall be reduced by an amount equal to the Commitment Fee.

Section 3.3   Integral Part of Transaction. Section 3.1(c) of the BCA shall be amended and restated as follows:

(c)            The provisions for the payment of the Backstop Premium and the Equity Premium (as defined below) are an integral part of the transactions contemplated by this Agreement and without these provisions the Initial Backstop Parties and the RCF Lender Backstop Parties would not have entered into this Agreement, and each of the Backstop Premium and the Equity Premium shall constitute an allowed administrative expense of the Debtors’ estates under Sections 503(b) and 507 of the Bankruptcy Code.

Section 3.4   Extension Fee. Section 3.1(e) of the BCA shall be amended and restated as follows:

(e)            Notwithstanding anything herein to the contrary, upon (i) the Company providing written notice to the Requisite Backstop Parties and the RCF Lender Backstop Parties and (ii) payment of $10,000,000 in cash (the “Extension Fee”) to the Initial Backstop Parties and the RCF Lender Backstop Parties, allocated among such Initial Backstop Parties and RCF Lender Backstop Parties pro rata in proportion to their Backstop Commitment Percentage, the Outside Date shall automatically be extended to August 18, 2021. For purposes of this Section 3.4(e), the aggregate Backstop Commitment Percentage of all Backstop Parties other than the Initial Backstop Parties and the RCF Lender Backstop Parties shall be deemed to be 0%, and the Backstop Commitment Percentages of the Initial Backstop Parties and the RCF Lender Backstop Parties shall be deemed increased proportionately so that, in the aggregate, the Backstop Commitment Percentage of the Initial Backstop Parties and the RCF Lender Backstop Parties, taken together, shall be 100%. For the avoidance of doubt, (i) the principal amount of New Secured Notes paid in connection with the Backstop Premium shall not be reduced by the Extension Fee and (ii) the Extension Fee shall be fully earned, nonrefundable and non-avoidable upon the payment thereof.

5

Section 3.5   Payment of Backstop Premium. The first sentence of Section 3.2 of the BCA shall be amended and restated as follows: Subject to Section 3.1(d), the Backstop Premium and the Equity Premium shall be fully earned, nonrefundable and non-avoidable upon entry by the Bankruptcy Court of the Confirmation Order, and shall be paid promptly on the later to occur of the Closing Date and the Effective Date by the Issuer to the Initial Backstop Parties and the RCF Lender Backstop Parties pursuant to Section 3.1(a)(i) and Section 3.1(a)(ii), respectively.

Section 3.6   Equity Allocation. Section 3.4 of the BCA shall be amended and restated as follows:

On the Closing Date, in addition to the Participation Equity, the Issuer will issue New Shares (a) representing 2.634% of the total issued and outstanding New Shares of Issuer as of immediately following the Effective Date (subject to dilution by the New Warrants and the MIP) to all Backstop Parties other than the RCF Lender Backstop Parties pro rata among such Backstop Parties in accordance with their Backstop Commitment Percentages and (b) representing 0.066% of the total issued and outstanding New Shares of Issuer as of immediately following the Effective Date (subject to dilution by the New Warrants and the MIP) to all RCF Lender Backstop Parties pro rata among such RCF Lender Backstop Parties in accordance with their Backstop Commitment Percentages (such New Shares, collectively, the “Equity Premium”); provided that if any Backstop Party becomes a Defaulting Backstop Party, then such Defaulting Backstop Party shall not receive any New Shares in accordance with this Section 3.4 and such New Shares originally allocated to such Defaulting Backstop Party in accordance with this Section 3.4 shall instead be allocated to the Backstop Parties and/or Cover Purchaser, as applicable, that actually purchase the New Secured Notes that would have otherwise been purchased by such Defaulting Backstop Party, had such Defaulting Backstop Party not committed a Backstop Party Default, and such New Shares shall be allocated among such Backstop Parties and/or Cover Purchaser pro rata in proportion with the amount of such New Secured Notes the Defaulting Backstop Party was obligated to purchase, but which were actually purchased by such Backstop Parties and/or Cover Purchaser.

ARTICLE IV

GENERAL PROVISIONS

Section 4.1   Notices. Section 10.1 of the BCA shall be amended to amend and restate Section 10.1(c), and add a new Section 10.1(d), as follows:

6

(c)            if to an Additional Backstop Party other than an RCF Lender Backstop Party or transferee thereof, to the address set forth on such Additional Backstop Party’s joinder signature page or such transferee’s joinder signature page.

(d)            if to an RCF Lender Backstop Party or transferee thereof, to the address set forth adjacent to such RCF Lender Backstop Party’s signature page or such transferee’s joinder signature page, with, in the case of an RCF Lender Backstop Party, a copy (which shall not constitute notice) to:

Sherman & Sterling LLP

599 Lexington Avenue

New York, NY 10022

Attention: Fredric Sosnick, Ned Schodek

E-mail address: fsosnick@sherman.com; ned.schodek@sherman.com

ARTICLE V

Miscellaneous

Section 5.1   Miscellaneous. The terms and conditions set forth in Section 10.2 (Assignment Third Party Beneficiaries), Section 10.3 (Prior Negotiations; Entire Agreement), Section 10.4 (Governing Law; Venue), Section 10.5 (Waiver of Jury Trial), Section 10.6 (Counterparts), Section 10.7 (Waivers and Amendments; Rights Cumulative), Section 10.8 (Headings), Section 10.9 (Specific Performance), Section 10.10 (Damages), Section 10.11 (No Reliance), Section 10.12 (Publicity) and Section 10.13 (Settlement Discussions) of the BCA shall be applied mutatis mutandis to this Agreement.

Section 5.2   Consent to Amendment and Joinder. By execution hereof, the amendments to the BCA set forth herein are hereby consented to by the Company and the other Debtors and the Requisite Backstop Parties.

Section 5.3   Ratification and Continuation. Except as otherwise amended hereby, the terms and provisions of the BCA shall continue in full force and effect and remain unchanged and are hereby ratified and confirmed in all respects.

Section 5.4   Joinder. By executing this Agreement, the persons listed as “RCF Lender Backstop Parties” in the signature pages hereto agree to join and be bound by all of the terms of the BCA as “Additional Backstop Parties”, “Backstop Parties”, and “RCF Lender Backstop Parties” for all purposes under the Agreement, including with respect to representations, warranties and covenants contained therein.

[Signature Pages Omitted]

7

Schedule 1

Backstop Commitment Percentage

[To be updated to reflect the addition of the RCF Lender Backstop Parties on the date hereof in a manner consistent with the Plan and Restructuring Support Agreement. For the avoidance of doubt, the Backstop Commitment Percentages of the RCF Lender Backstop Parties in the aggregate shall be 2.427%]

Exhibit A

Amendment to the Backstop Agreement, dated January 22, 2021

See attached.

OMNIBUS AMENDMENT

THIS OMNIBUS AMENDMENT (this “Amendment”), dated as of January 22, 2021, is made by and among Valaris plc, a company organized under the Laws of England and Wales (the “Company”) and its subsidiaries signatory hereto (together with the Company, the “Debtors”), Wilmington Savings Fund Society, FSB, as DIP Agent for and on behalf of the DIP Lenders (as defined below) (in such capacity, together with its successors in such capacity, the “DIP Agent”) and the Backstop Parties (as defined in the Backstop Agreement) party hereto that are also DIP Lenders. The Company, the other Debtors, the DIP Agent and each such Backstop Party party hereto is referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, the Company, the other Debtors, and the other parties thereto entered into that certain Backstop Commitment Agreement, dated August 18, 2020 (as amended, the “Backstop Agreement”) and the Company, the DIP Agent and the lenders party thereto from time to time (the “DIP Lenders”) entered into that certain Senior Secured Superpriority Debtor-in-Possession Credit Agreement, dated September 25, 2020 (as amended, the “DIP Credit Agreement” and the credit facility provided thereunder, the “DIP Facility”);

WHEREAS, the Backstop Agreement contemplates Backstop Parties, including Backstop Parties that are DIP Lenders, making certain payments into escrow in connection with the funding required under the Backstop Agreement in advance of the closing of the transaction contemplated thereby (the “Closing”);

WHEREAS, the DIP Facility contemplates the Company repaying its obligations to the DIP Lenders on the Maturity Date (as defined in the DIP Credit Agreement), which is contemplated to occur substantially concurrently with the Closing; and

WHEREAS, for the sake of efficiency, the Debtors, the DIP Agent and the Backstop Parties party hereto, constituting the Requisite Backstop Parties (as defined in the Backstop Agreement), desire to amend, among other things, the funding and repayment mechanics in the Backstop Agreement and DIP Facility, in each case, as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

ARTICLE I

BACKSTOP Agreement amendment

Section 1.1   Backstop Agreement Amendment. Section 2.4 of the Backstop Agreement shall be amended and restated in its entirety to read as follows:

(a)            No later than the tenth (10th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each Backstop Party (to the extent applicable) a written notice (the “Rights Offering Notice”) of (i) the amount of Rights Offering Securities elected to be purchased by the Rights Offering Participants and the aggregate Purchase Price therefore; (ii) the aggregate amount of Unsubscribed Securities (and corresponding Participation Equity), if any, and the aggregate Purchase Price therefor; (iii) the amount of Unsubscribed Securities (based upon such Backstop Party’s Backstop Commitment Percentage) to be purchased by such Backstop Party and the Purchase Price therefor as determined in accordance with Section 2.2; (iv) the amount of Holdback Securities to be purchased by such Backstop Party and the Purchase Price therefor as determined in accordance with Section 2.2; (v) the aggregate Purchase Price to be paid by such Backstop Party for the Unsubscribed Securities and Holdback Securities purchased in accordance with Section 2.4(a)(iii) and (iv) above, plus the aggregate Purchase Price of the Rights Offering Securities to be purchased by such Backstop Party in the Rights Offering (the “Aggregate Purchase Price”); and (vi) the escrow account to which such Backstop Party shall deliver and pay the Aggregate Purchase Price, as may be adjusted in the Funding Notice for Backstop Parties that are also DIP Lenders (the “Backstop Escrow Account”). The Rights Offering Subscription Agent shall promptly provide any written backup, information and documentation relating to the information contained in the Rights Offering Notice as any Backstop Party may reasonably request.

(b)          No later than fifteen (15) Business Days prior to the Closing (and on or after the date on which the Rights Offering Notice is delivered), the Company will deliver written notice (the “Funding Notice”) to the Backstop Parties setting forth:

(i)            if the Backstop Party is not a DIP Lender, the Aggregate Purchase Price;

(ii)         if the Backstop Party is a DIP Lender and the outstanding obligations under the DIP Credit Agreement and the other loan documents entered into in connection therewith owed by the Company or any of its subsidiaries (the “Outstanding Obligations”) to such Backstop Party that is a DIP Lender as of such date exceed the Aggregate Purchase Price for such Backstop Party that is a DIP Lender, an amount equal to such Outstanding Obligations less such Aggregate Purchase Price (the “Net Payment Amount”); and

(iii)          if the Backstop Party is a DIP Lender and the Aggregate Purchase Price owed by such Backstop Party that is a DIP Lender exceeds the Outstanding Obligations owed by the Company to such Backstop Party that is a DIP Lender as of the date of the Funding Notice, an amount equal to such Aggregate Purchase Price less such Outstanding Obligations (the “Net Contribution Amount”).

(c)           At least ten (10) Business Days prior to the Closing (such tenth (10th) Business Day, the “Escrow Funding Date”), each Backstop Party (other than a Backstop Party with a Net Payment Amount) shall pay by wire transfer in immediately available funds in U.S. dollars into the Backstop Escrow Account in satisfaction of such Backstop Party’s Backstop Commitment (x) if such Backstop Party is not a DIP Lender, the Aggregate Purchase Price or (y) if such Backstop Party is a DIP Lender with a Net Contribution Amount, the Net Contribution Amount. For the avoidance of doubt, if the Outstanding Obligations owed by the Company to a DIP Lender that is a Backstop Party as of the date of the Funding Notice exceed the Aggregate Purchase Price for such Backstop Party, then such Backstop Party will not be required to pay any cash into the Backstop Escrow Account in satisfaction of such Backstop Party’s Backstop Commitment. The Backstop Escrow Account shall be established with an escrow agent satisfactory to the Backstop Parties and the Company and the Issuer (as relevant) pursuant to an escrow agreement in form and substance reasonably satisfactory to the Requisite Backstop Parties and the Company and the Issuer (as relevant). The funds held in the Backstop Escrow Account shall be distributed to the Debtors at the Closing or pursuant to a borrowing under the DIP Credit Agreement in accordance with Section 2.4(d)(ii) hereof, or returned to each Backstop Party upon the termination of this Agreement, in each case, inclusive of any interest accrued thereon, if any.

2

(d)            (i) If, on or after the date on which the Funding Notice is delivered, but before the Escrow Funding Date (such period, the “Interim Period”), the Company or any other Borrower (as defined in the DIP Credit Agreement) delivers a Notice of Borrowing (as defined in the DIP Credit Agreement) in accordance with the terms of the DIP Credit Agreement, the Company shall contemporaneously therewith deliver an updated Funding Notice to each Backstop Party that is a DIP Lender reflecting, in the case of a Backstop Party that is a DIP Lender with a Net Contribution Amount, that the amount required to be funded by such DIP Lender pursuant to such Notice of Borrowing shall be deducted from the Net Contribution Amount of such Backstop Party that is a DIP Lender, and such Backstop Party shall fund such amount directly to the Company in accordance with the terms of the DIP Credit Agreement; provided, that if such Backstop Party has previously paid (or is in the process of paying) (such Backstop Parties that are DIP Lenders, if any, the “Interim Funding Backstop Parties”) and has provided notice to the Company of such prior payments, the applicable amounts into the Backstop Escrow Account in accordance with Section 2.4(c) above, then the amount to be funded by such Backstop Party that is a DIP Lender pursuant to the Notice of Borrowing shall instead be distributed to the Company or other applicable Borrower directly from the Backstop Escrow Account pursuant to Section 2.4(d)(ii) below.

(ii) If the Company or any other Borrower (as defined in the DIP Credit Agreement) delivers a Notice of Borrowing (as defined in the DIP Credit Agreement) in accordance with the terms of the DIP Credit Agreement on or after the Escrow Funding Date (or delivers such Notice of Borrowing during the Interim Period and there are one or more Interim Funding Backstop Parties), then, (x) substantially concurrently therewith the Company shall deliver a copy of such Notice of Borrowing to the escrow agent with instructions (executed solely by a Debtor) for the escrow agent to release the corresponding amount of funds from the Backstop Escrow Account (on account of each Backstop Party that is a DIP Lender) to the Company (including, for the avoidance of doubt, the corresponding amount of funds on account of Interim Funding Backstop Parties); provided that if the escrow agent requires joint written instructions in the applicable escrow agreement, then the Company shall deliver joint written instructions with the Notice of Borrowing to each Backstop Party that is a DIP Lender (including any Interim Funding Backstop Parties) and each such Backstop Party shall countersign and deliver such joint written instructions in no more than three (3) Business Days to the escrow agent, and (x) as promptly as practicable, and in any event within two days thereafter, the Company will deliver to each Backstop Party that is a DIP Lender an updated Funding Notice taking into account the additional Obligations owing to such Backstop Party resulting from such borrowing under the DIP Credit Agreement. For the avoidance of doubt, if a Backstop Party that is a DIP Lender is required to fund an amount to the Company under a Notice of Borrowing delivered after the Escrow Funding Date (or, in the case of an Interim Funding Backstop Party, delivered during the Interim Period) that exceeds the amount of funds held on behalf of such Backstop Party in the Backstop Escrow Account, then such Backstop Party that is a DIP Lender shall fund the net amount directly to the Company in accordance with the terms of the DIP Credit Agreement.

3

(e)            At the Closing, each DIP Lender that is a Backstop Party that (i) has a Net Payment Amount owed to it by the Company shall be deemed to have contributed to the Issuer an amount of cash equal to its Aggregate Purchase Price and (ii) has a Net Contribution Amount owing by it to the Company shall be deemed to have contributed to the Issuer an amount of cash equal to the Outstanding Obligations owed to such DIP Lender by the Company as of the date of the Funding Notice, in each case, giving effect to any updates following delivery of the initial Funding Notice as provided for in Section 1.1(d) above.

Section 1.2   Definitions.

(a)          The Backstop Agreement is hereby amended such that all terms defined in the section of the Backstop Agreement deleted in accordance with Section 1.1 hereof are removed from the definitions listed in Section 1.1 of the Backstop Agreement and all terms defined in Section 2.4 of the Backstop Agreement as amended by Section 1.1 hereof, are added to Section 1.1 of the Backstop Agreement.

(b)            Section 1.1 of the Backstop Agreement is hereby amended to include the following definition:

“DIP Lender” has the meaning ascribed to such term in the DIP Facility.

ARTICLE II

DIP FACILITY AMENDMENTs and consents

Section 2.1   DIP Credit Agreement Amendments.

(a)            Section 2.02(b) is hereby amended by adding the following new sentence at the end thereof: Notwithstanding anything to the contrary in any Loan Document, from and after the date that the Borrower has delivered a Funding Notice (as defined in the Backstop Agreement) under the Backstop Agreement, a DIP Lender may, at its option, make its Ratable Portion of a Borrowing directly available to the Borrower and shall provide a written notice thereof (which may be through counsel and via e-mail) to the Borrower and the DIP Agent.

(b)           The first sentence of Section 5.01 is hereby amended and restated in its entirety to read as follows:

Reporting Requirements.     Furnish each of the following to the DIP Agent (which in the case of clause (l) of this Section 5.01 may be satisfied by delivery thereof to the financial and legal advisors to the DIP Lenders):

(c)           Section 5.01(n) is hereby amended to remove “and” after the semicolon.

4

(d)           Section 5.01(o) is hereby amended to replace the period at the end of the provision with “; and”.

(e)            A new Section 5.01(p) shall be added to read as follows:

no later than the last Business day of every calendar month, the Borrowers shall deliver to the DIP Agent a schedule of assets or Property that have been Disposed during such calendar month and for which neither an officers’ certificate nor Proceeds Certificate has been previously delivered.

(f)            Section 6.04(b) is hereby amended by replacing the reference to “Section 6.10” in clause (ii) with “Section 6.11”.

(g)            Section 6.06 is hereby amended by replacing the reference to “Section 6.05(c)” with “Section 6.05(c), (f), (h) and (i)”.

(h)            Section 6.10(a) is hereby amended and restated in its entirety to read as follows:

(a)            Declare or make, or permit any of its Subsidiaries to declare or make, directly or indirectly, any Restricted Payment with respect to the ordinary shares of the Lead Borrower, or incur any obligation (contingent or otherwise) to do so, except any Restricted Payments (i) from any Subsidiary to any Borrower or Guarantor and (ii) in the ordinary course of business consistent with past practices for payroll, general overhead and administrative services, and Cash Management Services.

(i)            Section 9.01(d)(i) is hereby amended and restated in its entirety to read as follows:

(i)            Each DIP Lender hereby authorizes the DIP Agent to release any Liens granted to the DIP Agent by the Credit Parties on the Collateral (A) upon the indefeasible payment in full in cash and full discharge of the Obligations (other than contingent indemnification obligations as to which no claim has been made) and termination of all Commitments, or (B) pursuant to a Disposition of Property permitted under this Agreement or any other Loan Document, subject to (x) if any Obligations are outstanding at the time of such Disposition, the DIP Lenders’ prior receipt of a Proceeds Certificate and satisfaction of the provisions of the following clause (ii) or (y) if no Obligations are outstanding, satisfaction of the provisions of the following clause (ii). Notwithstanding the foregoing or anything else to the contrary in any Loan Document upon any Disposition that is permitted under this Agreement or any other Loan Document with respect to which all cash and non-cash consideration to be received by the Credit Parties and their Subsidiaries is equal to or less than $1,000,000 for any individual Disposition (and equal to or less than $10,000,000 in the aggregate for all such Dispositions for which no Proceeds Certificate or officer’s certificate has been provided to the DIP Lenders), any security interest or Lien granted in any Collateral that is the subject of such Disposition pursuant to the Loan Documents shall be automatically released.

5

(j)            A new Section 9.25 shall be added to read as follows:

Section 9.25     Cashless Rollovers.     Any Obligations owed to a DIP Lender hereunder that are used by such DIP Lender to offset its obligation to fund any amount under the Backstop Agreement shall be deemed to be paid in cash by the Borrower to such DIP Lender hereunder in satisfaction of such Obligations as of the date of the closing of the transaction contemplated under the Backstop Agreement, on a dollar for dollar basis and pursuant to a cashless settlement mechanism approved by the Borrower and such DIP Lender, and any such amount shall be deemed to have been contributed in cash by such DIP Lender under the Backstop Agreement and shall be deemed to satisfy any requirement that any payment hereunder or under any other Loan Document is made “in Dollars”, “in immediately available funds”, “in Cash” or any other similar requirement.

Section 2.2   Definitions. Section 1.01 of the DIP Credit Agreement is hereby amended as follows:

(a)            clause (g)  of the definition of “Permitted Investments” is hereby amended and restated in its entirety to read as follows:

(g)            Investments by any Subsidiary that is not a Guarantor in any Guarantor or in any other Subsidiary that is not a Guarantor;

(b)            a new definition shall be added to read as follows:

“Backstop Agreement” means that certain Backstop Commitment Agreement, dated August 18, 2020, entered into by Valaris, the DIP Lenders, the other Debtors (as defined therein) party thereto and the other parties thereto, as amended including by that certain Omnibus Amendment, dated as of January 22, 2021, entered into by Valaris, its subsidiaries signatory thereto, the DIP Agent and the other parties thereto.

Section 2.3   Instruction by All DIP Lenders . Section 9.01 of the DIP Credit Agreement provides that certain of the amendments set forth in this Amendment must be “in writing and signed by all DIP Lenders”. Notwithstanding anything set forth in the DIP Credit Agreement to the contrary, each DIP Lender has acknowledged and agreed in writing (which may include electronic mail) that the DIP Agent is entering into this Amendment for and on behalf of such DIP Lender and that this Amendment shall be binding and enforceable against each DIP Lender. The DIP Agent hereby acknowledges and agrees that it has, on or prior to the date hereof, received written instructions (which may include electronic mail) from each DIP Lender to enter to this Amendment for and on behalf of such DIP Lender.

ARTICLE III

MISCELLANEOUS

Section 3.1   Effectiveness. This Amendment shall be effective as of the date first set forth above.

Section 3.2   Consent; Continued Agreement. The Parties consent to this Amendment and acknowledge that except as expressly set forth herein, each of the Backstop Agreement and the DIP Facility shall continue in full force and effect, remain unchanged and is hereby ratified and confirmed in all respects. Except as expressly set forth herein, nothing contained herein shall be deemed to constitute a waiver of compliance with any term or condition contained in the DIP Loan Agreement or any of the other Loan Documents or constitute a course of conduct or dealing among the parties hereto.

6

Section 3.3   Loan Document. This Amendment is a Loan Document.

Section 3.4   Governing Law; Venue. THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK AND, TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE. THE PARTIES CONSENT AND AGREE THAT ANY ACTION TO ENFORCE THIS AMENDMENT OR ANY DISPUTE, WHETHER SUCH DISPUTES ARISE IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AMENDMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY SHALL BE BROUGHT EXCLUSIVELY IN THE BANKRUPTCY COURT, or to the extent that the Bankruptcy Court does not have (or abstains from exercising) jurisdiction, in the courts of the State of New York sitting in New York County or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each Credit Party hereby accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts, except that each of the DIP Agent or DIP Lenders may bring legal action or proceedings in other appropriate jurisdictions with respect to the enforcement of its rights under Loan Documents and/or the Collateral to the extent not prohibited by the Bankruptcy Court.

Section 3.5   Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 3.6   Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 3.7   Incorporated Provisions. The terms and provisions of Sections 9.14, 9.15, 9.16 and 9.17 of the DIP Credit Agreement are hereby incorporated by reference herein, mutatis mutandis, and shall apply to this Amendment with the same force and effect as if originally set forth herein.

Section 3.8   Reaffirmation. The Debtors (on behalf of themselves and the other Credit Parties) as debtor, grantor, pledgor, guarantor, assignor, or in any other similar capacity in which such Debtor (or other Credit Party) grants liens or security interests in its property or otherwise acts as accommodation party or guarantor, as the case may be, hereby (a) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the DIP Credit Agreement and any of the other Loan Documents to which it is a party (after giving effect hereto) and (b) to the extent such Person granted liens on or security interests in any of its property pursuant to any such Loan Documents as security for or otherwise guaranteed the Obligations under or with respect to the Loan Documents, ratifies and reaffirms such guarantee and grant of security interests and liens and confirms and agrees that such security interests and liens hereafter secure all of the obligations as amended hereby.  The Debtors (on behalf of themselves and the other Credit Parties) hereby consent to this Amendment and acknowledge that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed.  The execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Secured Parties (including any DIP Lender), constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

[Signature Pages Omitted]

7

Exhibit 3

Bondholder Recovery Split

Exhibit 4

Management Incentive Plan Term Sheet

VALARIS PLC

MANAGEMENT INCENTIVE PLAN

The following summarizes the principal emergence related arrangements for Valaris (the “Company”).

Management Arrangements

Management Incentive Plan	The post-emergence board of directors of the Company or the Company’s ultimate parent company (such entity is referred to as “Holdco”) will adopt a Management Incentive Plan (the “MIP”) post-emergence for awards made to directors and employees of Holdco and its subsidiaries. Holdco will reserve a pool of shares of Common Stock of Holdco (“Common Stock”) representing between 5% and 10% of Holdco’s Common Stock, determined on a fully diluted and fully distributed basis (i.e., assuming conversion of all outstanding convertible securities and full distribution of the MIP Pool). The Ad Hoc Group of Noteholders will engage a compensation consultant before Emergence to advise on the form, amount, and terms and conditions of awards made from the MIP.

Executive Employment Agreements

The Company will assume as applicable (i) all existing employment and change in control agreements, (ii) all existing severance arrangements, including the Executive Severance Plan and (iii) all existing incentive awards denominated in cash, with the following modifications:

•        The Employment Agreement for T. Burke will be amended to replace Section 2(d)(i) with the agreed upon terms under the MIP and to amend the definition of “Good Reason” to eliminate a material reduction in his annual equity award as in effect as of the Effective Time. Good Reason also will be amended to include his dissatisfaction with his MIP award, as described below.

•        Upon a severance-eligible termination under the Company’s Executive Severance Plans, the cash severance entitlement of each executive set forth on Exhibit A (an “Executive”) will be based on the sum of the Executive’s base salary and target annual bonus (determined in each case without regard to any reductions implemented without the Executive’s consent), with the appropriate multiple provided under the plan to be applied.

•         A severance-eligible termination under the Company’s Executive Severance Plans for each Executive will include a termination by the Executive for Good Reason as defined in such Executive’s existing Change in Control Severance Agreement (but disregarding any reference to a Change in Control therein), with Good Reason including (i) a relocation of the Executive’s primary place of employment to a location that increases the Executive’s normal commute by more than thirty-five (35) miles (but excluding a relocation from or to the Houston metropolitan area to or from the London Metropolitan area); and (ii) in the event that (A) an Executive resigns following a failure by the Company to make an award satisfactory to the Executive under the MIP within one hundred and twenty (120) days after Emergence, (B) such Executive provides written notice within thirty (30) days after such event, (C) the Company fails to cure such event within thirty (30) days of giving of such notice and (D) the Executive terminates employment within thirty (30) days following the expiration of the Company’s cure period, then such Executive shall be entitled to the severance pay and benefits payable in the event of a termination by the Company without Cause (subject to the conditions thereto); provided, in the event of any termination for Good Reason pursuant to clause (ii), that (A) any awards to such Executive under the MIP shall not accelerate and shall instead be cancelled and forfeited without consideration and (B) the severance payable to the Executive will be determined in the manner described above.

•         The severance arrangements applicable to any Executive may not be amended without the written consent of such Executive.

•         The effective date of a Plan of Reorganization will not constitute a “change in control” (or similar term) for purposes of any compensation arrangement.

•         The Company will reimburse an Executive for reasonable legal expenses incurred in negotiating contractual arrangements to reflect the terms set forth herein.

•         In the event of any dispute between the Company and an Executive, the Company will reimburse each Executive for related costs and expenses (including reasonable attorney fees) if the executive prevails on any material issue.

Exhibit A

Name (Title & Position)
Jonathan Baksht (EVP & CFO)
Gilles Lucca (SVP & COO)
Alan Quintero (SVP, Business Development)
Michael T. McGuinty (SVP, General Counsel and Secretary)

Exhibit B

Provision for Transfer Agreement

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Amended Restructuring Support Agreement, dated as of __________, 2021 (the “Agreement”),1 by and among Valaris plc and its affiliates and subsidiaries bound thereto and the Consenting Creditors, including the transferor to the Transferee of any Company Claims/Interests (each such transferor, a “Transferor”), and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” and/or a “Consenting Lender” under the terms of the Agreement.

The Transferee specifically agrees to be bound by the terms and conditions of the Agreement and makes, on a several basis, all representations and warranties contained therein as of the date of the Transfer, including the agreement to be bound by the vote of the Transferor if such vote was cast before the effectiveness of the Transfer discussed herein.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

principal amount of beneficially owned Valaris Bonds: $_____________

principal amount of beneficially owned Legacy Rowan Bonds: $_____________

principal amount of beneficially owned Jersey Bonds: $_____________

principal amount of beneficially owned Pride Bonds: $_____________

principal amount of beneficially owned Ensco International Bonds: $_____________

Credit Facility Claims: $_____________

Equity Interests in VAL: $_____________

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit C

Provision for Joinder Agreement

The undersigned (“Joinder Agreement”) hereby acknowledges that it has read and understands the Amended Restructuring Support Agreement, dated as of __________, 2021 (the “Agreement”),1 by and among Valaris plc and its affiliates and subsidiaries bound thereto and the Consenting Creditors, and agrees to be bound by the terms and conditions thereof to the extent the Transferor was thereby bound, and shall be deemed a “Consenting Noteholder” and/or a “Consenting Lender” under the terms of the Agreement.

The Joinder Party specifically agrees to be bound by the terms and conditions of the Agreement and, on a several basis, makes all representations and warranties contained therein as of the date hereof.

Date Executed:

Name:
Title:
Address:
E-mail address(es):

principal amount of beneficially owned Valaris Bonds: $_____________

principal amount of beneficially owned Legacy Rowan Bonds: $_____________

principal amount of beneficially owned Jersey Bonds: $_____________

principal amount of beneficially owned Pride Bonds: $_____________

principal amount of beneficially owned Ensco International Bonds: $_____________

Credit Facility Claims: $_____________

Equity Interests in VAL: $_____________

[1]	Capitalized terms used but not otherwise defined herein shall having the meaning ascribed to such terms in the Agreement.

Exhibit D

Company Parties

Valaris plc

Alpha Achiever Company

Alpha Admiral Company

Alpha Archer Company

Alpha Offshore Drilling Services Company

Alpha Orca Company

Atlantic Maritime Services LLC

Atwood Australian Waters Drilling Pty Ltd

Atwood Deep Seas, Ltd.

Atwood Oceanics Australia Pty. Limited

Atwood Oceanics LLC

Atwood Oceanics Pacific Limited

Atwood Offshore Drilling Limited

Atwood Offshore Worldwide Limited

Ensco (Thailand) Limited

ENSCO Asia Pacific Pte. Limited

Ensco Associates Company

Ensco Australia Pty Limited

ENSCO Capital Limited

ENSCO Corporate Resources LLC

ENSCO Development Limited

Ensco do Brasil Petroleo E Gas Ltda.

Ensco Drilling I Ltd.

ENSCO Drilling Mexico LLC

Ensco Endeavors Limited

ENSCO Global GmbH

ENSCO Global Investments LP

Ensco Global IV Ltd

ENSCO Global Resources Limited

ENSCO Holding Company

Ensco Holdings I Ltd.

Ensco Holland B.V.

ENSCO Incorporated

ENSCO Intercontinental GmbH

ENSCO International Inc.

Ensco International Ltd.

ENSCO Investments LLC

ENSCO Jersey Finance Limited

ENSCO Limited

Ensco Management Corp.

ENSCO Maritime Limited

Ensco Mexico Services, S. de R.L. de C.V.

Ensco Ocean 2 Company

ENSCO Oceanics Company LLC

Ensco Oceanics International Company

Ensco Offshore Company

ENSCO Offshore International Company

ENSCO Offshore International Holdings Limited

Ensco Offshore International Inc.

ENSCO Offshore U.K. Limited

ENSCO Overseas Limited

ENSCO Transcontinental II LP

Ensco Transnational I Limited

Ensco UK Drilling Limited

ENSCO United Incorporated

ENSCO Universal Limited

Ensco Vistas Limited

ENSCO Worldwide GmbH

Great White Shark Limited

Green Turtle Limited

Offshore Drilling Services LLC

Pride Foramer S.A.S.

Pride Forasol S.A.S.

Pride Global II Ltd.

Pride International LLC

Pride International Management Company LP

Ralph Coffman Limited

Ralph Coffman Luxembourg S.a r.l.

RCI International, Inc.

RD International Services Pte. Ltd.

RDC Arabia Drilling, Inc.

RDC Holdings Luxembourg S.a r.l.

RoCal Cayman Limited

Rowan Companies Limited

Rowan Companies LLC

Rowan Drilling (Trinidad) Limited

Rowan Drilling (U.K.) Limited

Rowan Drilling, S. de R.L. de C.V.

Rowan International Rig Holdings S.a r.l.

Rowan Marine Services, LLC

Rowan N-Class (Gibraltar) Limited

Rowan No. 1 Limited

Rowan Norway Limited

Rowan Offshore (Gibraltar) Limited

Rowan Offshore Luxembourg S.a r.l.

Rowan Rex Limited

Rowan Rigs S.a r.l.

Rowan Services LLC

Rowan, S. de R.L. de C.V.

Rowandrill, LLC

Exhibit E

Plan

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
VALARIS PLC, et al.,[1]	)	Case No. 20-34114 (MI)
)
Debtors.	)	(Jointly Administered)
)

Debtors’ Fourth Amended Joint Chapter 11 Plan of Reorganization

JACKSON WALKER L.L.P.		KIRKLAND & ELLIS LLP
Matthew D. Cavenaugh (TX Bar No. 24062656)		KIRKLAND & ELLIS INTERNATIONAL LLP
Kristhy M. Peguero (TX Bar No. 24102776)		Anup Sathy, P.C. (admitted pro hac vice)
Genevieve Graham (TX Bar No. 24085340)		Ross M. Kwasteniet, P.C. (admitted pro hac vice)
1401 McKinney Street, Suite 1900		Spencer A. Winters (admitted pro hac vice)
Houston, Texas 77010		300 North LaSalle Street
Telephone:	(713) 752-4200	Chicago, Illinois 60654
Facsimile:	(713) 752-4221	Telephone:	(312) 862-2000
Email:	mcavenaugh@jw.com	Facsimile:	(312) 862-2200
	kpeguero@jw.com	Email:	anup.sathy@kirkland.com
	ggraham@jw.com		ross.kwasteniet@kirkland.com
spencer.winters@kirkland.com

Co-Counsel to the Debtors and Debtors in Possession		Co-Counsel to the Debtors and Debtors in Possession

Dated: February 5, 2021

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.stretto.com/Valaris. The location of Debtor Ensco Incorporated’s principal place of business and the Debtors’ service address in these chapter 11 cases is 5847 San Felipe Street, Suite 3300, Houston, Texas 77057.

TABLE OF CONTENTS

Page

INTRODUCTION		1
ARTICLE I DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES		1
A.	Defined Terms	1
B.	Rules of Interpretation	16
C.	Computation of Time	17
D.	Governing Law	17
E.	Reference to Monetary Figures	17
F.	Reference to the Debtors or the Reorganized Debtors	17
G.	Restructuring Support Agreement Party Consent Rights and Controlling Documents	17
ARTICLE II ADMINISTRATIVE AND PRIORITY CLAIMS		18
A.	DIP Claims	18
B.	Administrative Claims	18
C.	Professional Fee Claims	19
D.	Priority Tax Claims	20
ARTICLE III CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS		20
A.	Classification of Claims and Interests	20
B.	Treatment of Classes of Claims and Interests	21
C.	Special Provision Governing Unimpaired Claims	26
D.	Elimination of Vacant Classes	26
E.	Subordinated Claims	26
F.	Intercompany Interests	26
G.	Controversy Concerning Impairment	26
H.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	27
ARTICLE IV PROVISIONS FOR IMPLEMENTATION OF THE PLAN		27
A.	General Settlement of Claims and Interests	27
B.	Restructuring Transactions	27
C.	Sources of Consideration for Plan Distributions	28
D.	Corporate Action	32
E.	Corporate Existence	32
F.	Vesting of Assets in the Reorganized Debtors	32
G.	Cancellation of Notes, Instruments, Certificates, and Other Documents	33
H.	Effectuating Documents; Further Transactions	34
I.	New Organizational Documents	34
J.	Certain Securities Law Matters	34
K.	Exemptions from Certain Taxes and Fees	36
L.	Board of Directors	37
M.	Management Incentive Plan	37
N.	Employee Obligations	37
O.	Qualified Defined Benefit Plan	38
P.	Cancellation of Restricted Stock Units	38
Q.	Preservation of Causes of Action	38
R.	Payment of Notes Trustee Fees	39
S.	Payment of Credit Facility Agent Fees	39
T.	Replacement or Cash Collateralization of Credit Facility Letters of Credit	39

i

ARTICLE V TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		39
A.	Assumption and Rejection of Executory Contracts and Unexpired Leases	39
B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases	40
C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed	41
D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases	41
E.	Indemnification Provisions	42
F.	Insurance Policies	42
G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements	42
H.	Reservation of Rights	43
I.	Nonoccurrence of Effective Date	43
J.	Contracts and Leases Entered Into After the Petition Date	43
ARTICLE VI PROVISIONS GOVERNING DISTRIBUTIONS		43
A.	Timing and Calculations of Amounts to Be Distributed	43
B.	Distribution Agent	44
C.	Rights and Powers of Distribution Agent	44
D.	Special Rules for Distributions to Holders of Disputed Claims and Interests	44
E.	Delivery of Distributions	44
F.	Claims Paid or Payable by Third Parties	46
G.	Setoffs and Recoupment	46
H.	Allocation between Principal and Accrued Interest	47
I.	No Postpetition or Default Interest on Claims	47
ARTICLE VII PROCEDURES FOR RESOLVING DISPUTED CLAIMS		47
A.	Disputed Claims Process	47
B.	Disputed and Contingent Claims Reserve	47
C.	Claims Administration Responsibilities	48
D.	Estimation of Claims and Interests	48
E.	Time to File Objections to Claims	48
F.	Adjustment to Claims without Objection	48
G.	Disallowance of Claims and Interests	49
H.	Single Satisfaction Rule	49
ARTICLE VIII EFFECT OF CONFIRMATION OF THE PLAN		49
A.	Discharge of Claims and Termination of Interests	49
B.	Releases by the Debtors	49
C.	Releases by Holders of Claims and Interests	50
D.	Exculpation	51
E.	Injunction	51
F.	Protection against Discriminatory Treatment	52
G.	Recoupment	52
H.	Document Retention	52
I.	Release of Liens	52
ARTICLE IX CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		52
A.	Conditions Precedent to the Effective Date	52
B.	Waiver of Conditions Precedent	53
C.	Effect of Non-Occurrence of Conditions to Consummation	53
ARTICLE X MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN		54
A.	Modification of Plan	54
B.	Effect of Confirmation on Modifications	54
C.	Revocation or Withdrawal of Plan	54
ARTICLE XI RETENTION OF JURISDICTION		54

ii

ARTICLE XII MISCELLANEOUS PROVISIONS		56
A.	Immediate Binding Effect	56
B.	Additional Documents	56
C.	Payment of Statutory Fees	56
D.	Payment of Additional Restructuring Fees	56
E.	Reservation of Rights	57
F.	Successors and Assigns	57
G.	Service of Documents	57
H.	Term of Injunctions or Stays	58
I.	Entire Agreement	58
J.	Plan Supplement	58
K.	Non-Severability	58
L.	Votes Solicited in Good Faith	58
M.	Waiver or Estoppel	58
N.	Creditor Default	59
O.	Dissolution of the Creditors Committee	59
P.	Closing of Chapter 11 Cases	59

iii

INTRODUCTION

Valaris plc and its affiliated debtors and debtors in possession in the above-captioned chapter 11 cases (each a “Debtor,” and collectively, the “Debtors”) propose this joint plan of reorganization (the “Plan”) for the resolution of the outstanding Claims against and Interests in the Debtors pursuant to chapter 11 of the Bankruptcy Code. Capitalized terms used in the Plan and not otherwise defined shall have the meanings set forth in Article I.A hereof. Although proposed jointly for administrative purposes, the Plan constitutes a separate Plan for each Debtor for the resolution of outstanding Claims and Interests pursuant to the Bankruptcy Code. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code. The classifications of Claims and Interests set forth in Article III hereof shall be deemed to apply separately with respect to each Plan proposed by each Debtor, as applicable. The Plan does not contemplate substantive consolidation of any of the Debtors. Reference is made to the Disclosure Statement for a discussion of the Debtors’ history, business, properties and operations, projections, risk factors, a summary and analysis of this Plan, and certain related matters.

ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THE PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY, PARTICULARLY HOLDERS OF CLAIMS ENTITLED TO VOTE TO ACCEPT OR REJECT THE PLAN. ALL HOLDERS OF CLAIMS AND INTERESTS SHOULD REVIEW THE SECURITIES LAW RESTRICTIONS AND NOTICES SET FORTH IN THIS PLAN (INCLUDING, WITHOUT LIMITATION, UNDER ARTICLE IV HEREOF) IN FULL.

THE ISSUANCE OF ANY SECURITIES REFERRED TO IN THIS PLAN SHALL NOT CONSTITUTE AN INVITATION OR OFFER TO SELL, OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY, ANY SECURITIES IN CONTRAVENTION OF APPLICABLE LAW IN ANY JURISDICTION. NO ACTION HAS BEEN TAKEN, NOR WILL BE TAKEN IN ANY JURISDICTION THAT WOULD PERMIT A PUBLIC OFFERING OF ANY SECURITIES REFERRED TO IN THIS PLAN IN ANY JURISDICTION WHERE SUCH ACTION FOR THAT PURPOSE IS REQUIRED.

ARTICLE I

DEFINED TERMS, RULES OF INTERPRETATION,
COMPUTATION OF TIME, GOVERNING LAW, AND OTHER REFERENCES

A.            Defined Terms

As used in this Plan, the following terms shall have the meanings set forth below.

1.                   “2020 Notes” means the 6.875% Senior Notes due 2020, issued by Pride International LLC, a Delaware limited liability company.

2.                   “2021 Notes” means the 4.700% Senior Notes due 2021, originally issued by Ensco plc (now Valaris), a public limited company organized under the laws of England and Wales.

3.                   “2022 Notes” means the 4.875% Senior Notes due 2022, originally issued by Rowan Companies, Inc., a Delaware corporation.

4.                   “2026 Notes” means the 7.75% Senior Notes due 2026, originally issued by Ensco plc (now Valaris), a public limited company organized under the laws of England and Wales.

5.                   “2027 Debentures” means the 7.20% Debentures due 2027, issued by ENSCO International Incorporated, a Delaware corporation.

6.                   “2040 Notes” means the 7.875% Senior Notes due 2040, issued by Pride International LLC, a Delaware limited liability company.

7.                   “2042 Notes” means the 5.40% Senior Notes due 2042, originally issued by Rowan Companies, Inc., a Delaware corporation.

8.                   “3.0% 2024 Notes” means the Exchangeable 3.0% Senior Notes due 2024, issued by Ensco Jersey Finance Limited, a Jersey corporation.

9.                   “4.5% 2024 Notes” means the 4.50% Senior Notes due 2024, originally issued by Ensco plc (now Valaris), a public limited company organized under the laws of England and Wales.

10.                “4.75% 2024 Notes” means the 4.75% Senior Notes due 2024, originally issued by Rowan Companies, Inc., a Delaware corporation.

11.                “5.85% 2044 Notes” means the 5.85% Senior Notes due 2044, originally issued by Rowan Companies, Inc., a Delaware corporation.

12.                “5.2% 2025 Notes” means the 5.20% Senior Notes due 2025, originally issued by Ensco plc (now Valaris), a public limited company organized under the laws of England and Wales.

13.                “5.75% 2044 Notes” means the 5.75% Senior Notes due 2044, originally issued by Ensco plc (now Valaris), a public limited company organized under the laws of England and Wales.

14.                “7.375% 2025 Notes” means the 7.375% Senior Notes due 2025, originally issued by Rowan Companies, Inc., a Delaware corporation.

15.                “8.0% 2024 Notes” means the 8.00% Senior Notes due 2024, originally issued by Ensco plc (now Valaris), a public limited company organized under the laws of England and Wales.

16.                “Ad Hoc Group” means the ad hoc group of noteholders represented by Kramer Levin Naftalis & Frankel LLP, Akin Gump LLP, Houlihan Lokey, and Porter Hedges LLP.

17.                “Additional Backstop Equity” means, collectively, the Lender Equity Backstop Premium and the Senior Noteholders Equity Backstop Premium.

18.                “Administration” means an administration of Valaris under Part II of the Insolvency Act 1986 (United Kingdom).

19.                “Administrative Claim” means a Claim for costs and expenses of administration of the Chapter 11 Cases pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred on or after the Petition Date until and including the Effective Date of preserving the Estates and operating the Debtors’ businesses; (b) Allowed Professional Fee Claims; and (c) all payments afforded administrative expense treatment under the Backstop Agreement.

20.                “Administrative Claims Bar Date” means the deadline for Filing requests for payment of Administrative Claims, which: (a) with respect to Administrative Claims other than Professional Fee Claims, shall be thirty days after the Effective Date; and (b) with respect to Professional Fee Claims, shall be forty-five days after the Effective Date.

21.                “Administrator” means any person appointed under Schedule B1 of the Insolvency Act 1986 (United Kingdom) to manage the affairs, business and property of Valaris pursuant to an Administration.

22.                “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code as if such Entity were a debtor in a case under the Bankruptcy Code.

23.                “Agent” means any administrative agent, collateral agent, trustee, or similar Entity under the Credit Facility and the DIP Credit Agreement, including any permitted successors thereto.

24.                “Allowed” means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that is evidenced by a Proof of Claim timely Filed by the Claims Bar Date (or for which Claim a Proof of Claim is not required under the Plan, the Bankruptcy Code, or a Final Order of the Court); (b) a Claim that is listed in the Schedules as not contingent, not unliquidated, and not disputed, and for which no Proof of Claim has been timely filed; or (c) a Claim Allowed pursuant to the Plan, any stipulation approved by the Court, any contract, instrument, indenture, or other agreement entered into or assumed in connection with the Plan, or a Final Order of the Court; provided that, with respect to a Claim described in clauses (a) and (b) above, such Claim shall be considered Allowed only if and to the extent that no objection to the allowance thereof has been interposed within the applicable period of time fixed by the Plan, the Bankruptcy Code, the Bankruptcy Rules, or the Court or, if such an objection is so interposed, such Claim shall have been Allowed by a Final Order. Any Claim that has been or is hereafter listed in the Schedules as contingent, unliquidated, or disputed, and for which no Proof of Claim or Interest is or has been timely Filed, is not considered Allowed and shall be expunged without further action by the Debtors and without further notice to any party or action, approval, or order of the Court, and Holders of such Claims shall not receive any distributions under the Plan on account of such Claims or Interests. Notwithstanding anything to the contrary herein, no Claim of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed Allowed unless and until such Entity pays in full the amount that it owes. For the avoidance of doubt, a Proof of Claim Filed after the Claims Bar Date shall not be Allowed for any purposes whatsoever absent entry of a Final Order allowing such late-Filed Claim. “Allow” and “Allowing” shall have correlative meanings.

25.                “Amended Restructuring Support Agreement” means that certain Amended Restructuring Support Agreement, dated as of February 5, 2021, by and among the Debtors and the Consenting Creditors, including all exhibits and attachments thereto.

26.                “Assumption List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be assumed or assumed and assigned by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.

27.                “Backstop Agreement” means that certain backstop commitment agreement by and among the Backstop Parties, Valaris, and the other Debtor parties thereto, as amended by that certain amended backstop commitment agreement, dated February 5, 2021, by and among the Backstop Parties, Valaris, and the other Debtor parties thereto, as may be further amended, supplemented, or modified from time to time, setting forth, among other things, the terms and conditions of the Rights Offering and the Backstop Commitments, attached as Exhibit 2 to the Restructuring Term Sheet.

28.                “Backstop Commitments” means the commitments, on the terms set forth in the Backstop Agreement, of the Backstop Parties thereto to backstop the Rights Offering and in an amount equal to the amount of the New Secured Notes, in the aggregate.

29.                “Backstop Parties” means, collectively, the Senior Notes Backstop Parties and the Lender Backstop Parties.

30.                “Backstop Premium” means, collectively, the Lender PIK Notes Backstop Premium and the Senior Noteholders PIK Notes Backstop Premium.

31.                “Bankruptcy Code” means title 11 of the United States Code, 11 U.S.C. §§ 101–1532, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

32.                “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, or such other court having jurisdiction over the Chapter 11 Cases, including, to the extent of the withdrawal of the reference under 28 U.S.C. § 157, the United States District Court for the Southern District of Texas.

33.                “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court, as now in effect or hereafter amended.

34.                “Base Treatment Credit Facility Claims” means the aggregate of Non-Consenting Credit Facility Claims and Consenting Base Treatment Credit Facility Claims.

35.                “Business Day” means any day, other than a Saturday, Sunday, or a “legal holiday,” as defined in Bankruptcy Rule 9006(a).

36.                “Cash” or “$” means the legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and cash equivalents, as applicable.

37.                “Causes of Action” means any claims, interests, damages, remedies, causes of action, demands, rights, actions, suits, obligations, liabilities, accounts, defenses, offsets, powers, privileges, licenses, Liens, indemnities, guaranties, and franchises of any kind or character whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereinafter arising, contingent or non-contingent, liquidated or unliquidated, secured or unsecured, assertable, directly or derivatively, matured or unmatured, suspected or unsuspected, in contract, tort, law, equity, or otherwise. Causes of Action also include:  (a) all rights of setoff, counterclaim, or recoupment and claims under contracts or for breaches of duties imposed by law; (b) the right to object to or otherwise contest Claims or Interests; (c) claims pursuant to sections 362, 510, 542, 543, 544 through 550, or 553 of the Bankruptcy Code; (d) such claims and defenses as fraud, mistake, duress, and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state or foreign law fraudulent transfer or similar claim.

38.                “Chapter 11 Cases” means the procedurally consolidated cases filed or to be filed (as applicable) for the Debtors in the Bankruptcy Court under chapter 11 of the Bankruptcy Code.

39.                “Claim” means any claim, as defined in section 101(5) of the Bankruptcy Code, against any of the Debtors.

40.                “Claims Bar Date” means December 23, 2020.

41.                “Claims Register” means the official register of Claims against the Debtors maintained by the Notice and Claims Agent.

42.                “Class” means a category of Holders of Claims or Interests under section 1122(a) of the Bankruptcy Code.

43.                “Commitment Fee Notes” has the meaning set forth in Article IV.C.1 herein.

44.                “Confirmation” means entry of the Confirmation Order on the docket of the Chapter 11 Cases.

45.                “Confirmation Date” means the date upon which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

46.                “Confirmation Hearing” means the hearing(s) held by the Bankruptcy Court pursuant to Bankruptcy Rule 3020(b)(2) and section 1128 of the Bankruptcy Code, including any adjournments thereof, at which the Bankruptcy Court will consider Confirmation of the Plan.

47.                “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

48.                “Consenting Base Treatment Credit Facility Claims” means Credit Facility Claims held by Consenting Base Treatment Lenders.

49.                “Consenting Base Treatment Distributable Shares” means an amount of RCF Base Treatment Distributable Shares equal to the aggregate of RCF Base Treatment Distributable Shares multiplied by a fraction (i) the numerator of which is the aggregate principal amount of Consenting Base Treatment Credit Facility Claims minus $96,053,481.87 and (ii) the denominator of which is the aggregate principal amount of Base Treatment Credit Facility Claims minus $96,053,481.87.

50.                “Consenting Base Treatment Lender” means a Consenting Lender that is not a New Money Participating Credit Facility Creditor.

51.                “Consenting Lender Base Treatment Pool” means: (i) $96,053,481.87 in Cash and (ii) the Consenting Base Treatment Distributable Shares.

52.                “Consenting Creditors” has the meaning set forth in the Amended Restructuring Support Agreement.

53.                “Consenting Lenders” has the meaning set forth in the Amended Restructuring Support Agreement.

54.                “Consenting Noteholders” has the meaning set forth in the Amended Restructuring Support Agreement.

55.                “Consummation” means the occurrence of the Effective Date.

56.                “Credit Agreement” means the Fourth Amended and Restated Credit Agreement, dated as of May 7, 2013, among Valaris and Pride International, Inc., as borrowers, the banks party thereto, Citibank, N.A., as administrative agent, DNB Bank ASA, as syndication agent, Deutsche Bank Securities Inc., HSBC Bank USA, N.A. and Wells Fargo Bank, National Association, as co-documentation agents, and Citibank, N.A., DNB Bank ASA, New  York Branch, Deutsche Bank AG New York Branch, HSBC Bank USA, N.A. and Wells Fargo Bank, National Association, each as an issuing bank, as amended, restated, supplemented or modified from time to time.

57.                “Credit Facility” means that certain prepetition unsecured revolving credit facility provided for under the Credit Agreement.

58.                “Credit Facility Agent” means Citibank, N.A., or its duly appointed successor as administrative agent under the Credit Facility.

59.                “Credit Facility Agent Charging Lien” means any Lien or priority of payment to which the Credit Facility Agent is entitled under the Credit Agreement against distributions to be made to holders of Credit Facility Claims.

60.                “Credit Facility Agent Fees” means all compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Credit Facility Agent, including under any Fee Letter (as defined in the Credit Agreement) whether before or after the Petition Date or before or after the Effective Date.

61.                “Credit Facility Claim” means any Claim against any Debtor with respect to: (a) the Credit Facility and (b) the Credit Agreement entered into pursuant to or in connection with the Credit Facility.

62.                “Credit Facility Letters of Credit” means letters of credit outstanding under the Credit Facility.

63.                “Credit Facility New Valaris Equity” means the RCF Participation Distributable Shares and the RCF Base Treatment Distributable Shares.

64.                “Creditors Committee” means the statutory committee of unsecured creditors, appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code by the U.S. Trustee, pursuant to the Notice of Appointment of Official Committee of Unsecured Creditors [Docket No. 173] on September 3, 2020 and represented by Morrison & Foerster LLP and Norton Rose Fulbright US LLP.

65.                “Creditors Committee Member” means each Entity that is a member of the Creditors Committee.

66.                “Cure Claim” means a Claim (unless waived or modified by the applicable counterparty) based upon a Debtor’s defaults under an Executory Contract or an Unexpired Lease assumed by such Debtor under section 365 of the Bankruptcy Code, other than a default that is not required to be cured pursuant to section 365(b)(2) of the Bankruptcy Code.

67.                “Debtor Release” means the release given on behalf of the Debtors and their Estates to the Released Parties as set forth in Article VIII.B of the Plan.

68.                “Definitive Documents” means the documents listed in Section 3.01 of the Amended Restructuring Support Agreement.

69.                “DIP Agent” means collectively, the security trustee, the administrative agent, and the collateral agent under the DIP Credit Agreement.

70.                “DIP Claims” means any Claim on account of or arising under in connection with any of the DIP Facility Documents.

71.                “DIP Credit Agreement” means that certain senior secured superpriority debtor-in-possession credit agreement, dated September 25, 2020, as amended, supplemented, amended and restated, supplemented or modified from time to time, by and among the Debtors, the DIP Agent, and the DIP Lenders, as approved by the DIP Order.

72.                 “DIP Facility” means the $500,000,000 superpriority senior secured credit facility provided by the DIP lenders pursuant to the DIP Credit Agreement.

73.                 “DIP Facility Documents” means the DIP Credit Agreement and any other documents and agreements entered into in connection with the DIP Credit Agreement or the incurrence of the DIP Facility and any orders of the Bankruptcy Court related thereto or entered in connection therewith.

74.                 “DIP Lenders” means, collectively, the lenders party to the DIP Credit Agreement from time to time, solely in their capacity as such.

75.                “DIP Order” means the Order (A) Authorizing the Debtors to Obtain Postpetition Financing, (B) Granting Liens and Providing Superpriority Administrative Expense Status, (C) Modifying the Automatic Stay, and (D) Granting Related Relief [Docket No. 274].

76.                “Disclosure Statement” means the Disclosure Statement for Debtors’ Joint Chapter 11 Plan of Reorganization, dated as of October 15, 2020, as may be amended, supplemented, or modified from time to time, including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.

77.                “Disputed” means a Claim or an Interest or any portion thereof: (a) that is neither Allowed nor deemed Allowed under sections 502, 503, or 1111 of the Bankruptcy Code; (b) that is not disallowed under the Plan, the Bankruptcy Code, or a Final Order, as applicable; or (c) with respect to which a party in interest has Filed a Proof of Claim or otherwise made a written request to a Debtor for payment but has not yet become an Allowed Claim.

78.                “Distribution Agent” means, as applicable, the Reorganized Debtors or any Entity the Reorganized Debtors select (with the reasonable consent of the Required Consenting Creditors) to make or to facilitate distributions, allocations, and/or issuances in accordance with the Plan; provided that the Distribution Agents for the Senior Notes Claims shall be the respective Senior Notes Trustee for such Claims.

79.                “DTC” means the Depository Trust Company, a New York corporation.

80.                “Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Article IX.A hereof have been satisfied or waived in accordance with Article IX.B hereof.

81.                “Ensco International Bond Claims” means any Claim against any Debtor with respect to the Ensco International Notes.

82.                “Ensco International Notes” means the 2027 Debentures.

83.                “Ensco International Notes Indenture” means that certain indenture (as may be amended, restated, supplemented, or otherwise modified from time to time) dated November 20, 1997 by Ensco International Incorporated, as issuer, and Bankers Trust Company, as predecessor trustee.

84.                “Entity” has the meaning set forth in section 101(15) of the Bankruptcy Code.

85.                “ERISA” means the Employee Retirement Security Act of 1974, as amended, codified at 29 U.S.C. §§1301-1461 (2018), and the regulations promulgated thereunder.

86.                “Estate” means the estate of any Debtor created under sections 301 and 541 of the Bankruptcy Code upon the commencement of the applicable Debtor’s Chapter 11 Case.

87.                “Exchange Act” means the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq., as amended.

88.                “Exculpated Party” means, collectively, and in each case in its capacity as such: (a) each of the Debtors; (b) each of the Reorganized Debtors; (c) any Administrator; (d) the Creditors Committee; (e) each Creditors Committee Member; (f) each Backstop Party; (g) the DIP Agent; (h) each DIP Lender; (i) the Credit Facility Agent; (j) each Consenting Creditor; (k) each Notes Trustee; (l) any other statutory committees appointed in the Chapter 11 Cases and each of their respective members; (m) each current and former Affiliate of each Entity in the foregoing clause (a) through the following clause (n); and (n) each Related Party of each Entity in the foregoing clause (a) through this clause (n).

89.                “Executory Contract” means a contract or lease to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

90.                “Existing Interests in Valaris” means the common stock of Valaris, which is traded and quoted on the OTC Pink Open Marketplace under the symbol “VALPQ,” any and all outstanding and unexercised or unvested warrants, options, or rights to acquire such common stock; provided that, notwithstanding anything to the contrary in Article III hereof, any common stock held in employee benefit trusts established by any member of the Valaris group and any person not entitled to a distribution on account of their Interests pursuant to Article IV.N or Article IV.P hereof, will not be entitled to any distributions under this Plan.

91.                “File,” “Filed,” or “Filing” means file, filed, or filing in the Chapter 11 Cases with the Bankruptcy Court or, with respect to the filing of a Proof of Claim, the Notice and Claims Agent.

92.                “Final Decree” means the decree contemplated under Bankruptcy Rule 3022.

93.                “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, modified, or amended, is not subject to any pending stay and as to which the time to appeal, move for reargument, reconsideration, or rehearing, or seek certiorari has expired and no appeal, motion for reargument, reconsideration, or rehearing or petition for certiorari has been timely taken or filed, or as to which any appeal that has been taken, motion for reargument, reconsideration, or rehearing that has been granted or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment could be appealed or from which certiorari could be sought or the new trial, reargument, reconsideration, or rehearing shall have been denied, resulted in no modification of such order, or has otherwise been dismissed with prejudice; provided that the possibility that a motion under rule 60 of the Federal Rules of Civil Procedure or any comparable Bankruptcy Rule may be filed relating to such order or judgment shall not cause such order or judgment to not be a Final Order.

94.                “FPO” means the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 of England and Wales, as now in effect or hereafter amended.

95.                “FSMA” means the Financial Services and Markets Act 2000 of England and Wales, as now in effect or hereafter amended.

96.                “General Unsecured Claim” means any unsecured Claim against a Debtor that is not: (a) paid in full prior to the Effective Date pursuant to an order of the Bankruptcy Court; (b) an Administrative Claim; (c) a Credit Facility Claim; (d) a Senior Notes Claim; (e) an Intercompany Claim; (f) a Section 510(b) Claim; (g) an Other Priority Claim; (h) a Secured Claim; (i) a Priority Tax Claim; (j) a Professional Fee Claim; or (k) a Newbuild Claim.

97.                “Governmental Unit” has the meaning set forth in section 101(27) of the Bankruptcy Code.

98.                “Harris County Litigation” means the Original Petition captioned UMB Bank v. Darin Gibbins, 2020-18184, Harris County, Texas that was filed on March 19, 2020, as may be amended.

99.                “Holdback” has the meaning set forth in Article IV.C.1 herein.

100.             “Holdback Notes” means $187.5 million of the New Secured Notes.

101.             “Holder” means an Entity holding a Claim or an Interest, as applicable.

102.             “Impaired” means, with respect to any Class of Claims or Interests, a Claim or an Interest that is not Unimpaired.

103.             “Implementation Mechanisms” means one or more of the implementation mechanisms utilized for the purpose of implementing the Restructuring Transactions in a manner that conforms to and is consistent with the Restructuring Term Sheet and gives effect to or facilitates the implementation of the Plan in the United Kingdom and (if applicable) the Cayman Islands, Jersey, or other jurisdictions, including, but not limited to, Administration and/or ancillary proceedings to the Chapter 11 Cases or the Administration or any of the foregoing including to implement or effect cross-border recognition of the Chapter 11 Cases.

104.             “Indemnification Provisions” means the provisions setting forth the obligations of each Debtor (as applicable) pursuant to its certificate of incorporation, bylaws, or other agreements to indemnify the current and former officers, directors, agents, and/or employees with respect to all present and future actions, suits, and proceedings against the Debtors, or such directors, officers, agents, and/or employees, based upon any act or omission relating to the Debtors.

105.             “Insurance Policies” means all insurance policies issued or providing coverage at any time to any of the Debtors or any of their predecessors and all agreements, documents, letters of indemnity, or instruments relating thereto.

106.             “Insurer” means any company or other entity that has issued or entered into an Insurance Policy, any third party administrator, and any respective predecessors and/or affiliates thereof.

107.             “Intercompany Claim” means any Claim against a Debtor held by another Debtor or an Affiliate of a Debtor.

108.             “Intercompany Funding” means any prepetition intercompany transfers of cash, assets, or liabilities between or among Debtor entities and/or their non-Debtor Affiliates.

109.             “Intercompany Interest” means an Interest held by a Debtor or an Affiliate of a Debtor.

110.             “Interest” means any common stock, limited liability company interest, equity security (as defined in section 101(16) of the Bankruptcy Code), equity, ownership, profit interests, unit, or share in a Debtor, including all issued, unissued, authorized, or outstanding shares of capital stock of the Debtor, and any other rights, options, warrants, stock appreciation rights, phantom stock rights, restricted stock units, redemption rights, repurchase rights, convertible, exercisable or exchangeable Securities or other agreements, arrangements or commitments of any character relating to, or whose value is related to, any such interest or other ownership interest in any Debtor.

111.             “Jersey Bond Claims” means any Claim against any Debtor with respect to the Jersey Notes.

112.             “Jersey Notes” means the 3.0% 2024 Notes.

113.             “Jersey Notes Indenture” means that certain indenture (as may be amended, restated, supplemented, or otherwise modified from time to time) dated December 12, 2016 by Ensco Jersey Finance Limited, as issuer, Ensco plc (now Valaris plc) as parent guarantor, and Deutsche Bank Trust Company Americas, as predecessor trustee.

114.             “KEIP Order” means the Order (I) Approving the Debtors’ Key Employee Incentive Plan and (II) Granting Related Relief [Docket No. 722].

115.             “KERP Order” means the Order (I) Approving the Debtors’ Key Employee Retention Plan and (II) Granting Related Relief [Docket No. 684].

116.             “Legacy Rowan Bond Claims” means any Claim against any Debtor with respect to the Legacy Rowan Notes.

117.             “Legacy Rowan Notes” means the 2022 Notes, the 2042 Notes, the 4.75% 2024 Notes, the 5.85% 2044 Notes, and the 7.375% 2025 Notes.

118.             “Legacy Rowan Notes Indenture” means that certain indenture (as may be amended, restated, supplemented, or otherwise modified from time to time) dated July 21, 2009 by Rowan Companies, LLC (formerly Rowan Companies, Inc.), as issuer, and U.S. Bank National Association, as trustee, that governs the Legacy Rowan Notes.

119.             “Lender Backstop Parties” means the Holders of Credit Facility Claims party to the Backstop Agreement.

120.             “Lender Equity Backstop Premium” means 0.066% of the total issued and outstanding New Valaris Equity (subject to dilution by, if relevant, the New Warrants, and the Management Incentive Plan) as of the Effective Date.

121.             “Lender PIK Notes Backstop Premium” means $1.214 million of the New Secured Notes reserved for the Backstop Premium.

122.             “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

123.             “Liquidation Recovery” means the value of the consideration a holder of a Claim against or Interest in a Debtor would receive or retain if such Debtor were liquidated under chapter 7 of this title as of the Effective Date.

124.             “Management Incentive Plan” means the management incentive plan which shall be implemented by the Reorganized Debtors on the terms set forth in the Management Incentive Plan Term Sheet attached as Exhibit 4 to the Restructuring Term Sheet.

125.             “Merger Transactions” means the prepetition transactions to effectuate the business combination and merger of Ensco plc and Rowan Companies plc.

126.             “New Money Participating Credit Facility Creditors” has the meaning set forth in the Amended Restructuring Support Agreement.

127.             “New Organizational Documents” means the documents providing for corporate governance of New Valaris Holdco and the Reorganized Debtors, including charters, bylaws, operating agreements, or other organizational documents or shareholders’ agreements, as applicable, consistent with section 1123(a)(6) of the Bankruptcy Code (as applicable).

128.             “New Secured Notes” means the $550 million of first lien secured notes to be issued by New Valaris Holdco comprising (i) the Rights Offering New Secured Notes to be issued in the Rights Offering on the terms set forth in the New Secured Notes Term Sheet attached as Exhibit 1 to the Restructuring Term Sheet and the Rights Offering Procedures, (ii) the Holdback Notes to be issued on the terms set forth in the Backstop Agreement, (iii) the $20 million of Commitment Fee Notes, and (iv) the $30 million of New Secured Notes referred to in Article IV.C.

129.             “New Secured Notes Documents” has the meaning set forth in the Amended Restructuring Support Agreement.

130.             “New Secured Notes Term Sheet” has the meaning set forth in the Restructuring Term Sheet.

131.             “New Valaris Equity” means new common shares or new ordinary shares, as applicable, issued by New Valaris Holdco.

132.             “New Valaris Holdco” means a newly incorporated company that, as of the Effective Date, directly or indirectly will hold the equity interests in the Reorganized Debtors (other than Reorganized Valaris, or any other entity identified in the Restructuring Transactions Memorandum and the UK Implementation Agreement as not being so held).

133.             “New Valaris Holdco Board” means the board of directors (or other applicable governing body) of New Valaris Holdco.

134.             “New Warrant Agreement” means that certain agreement providing for, among other things, the issuance and terms of the New Warrants issued by New Valaris Holdco as set forth in the Restructuring Term Sheet.

135.             “New Warrants” means those certain warrants to purchase New Valaris Equity on the terms set forth in the New Warrant Agreement.

136.             “Newbuild Assumption Term Sheet” means that term sheet attached as Exhibit 1 to the Stipulation Between the Debtors and Daewoo Shipbuilding & Marine Engineering Co., Ltd. Regarding Assumption of Drillship Contracts as Modified and Plan Treatment [Docket No. 890].

137.             “Newbuild Claims” means any claims arising from (a) the Newbuild Debtors’ rejection of the Newbuild Contracts under section 365 of the Bankruptcy Code, if applicable, (b) the termination of Atwood Oceanics Pacific Limited’s guarantee on the Newbuild Contracts, and (c) any fees and expenses incurred by the Shipyard in connection with these chapter 11 cases.

138.             “Newbuild Contracts” means, collectively, the DS-13 Contract and the DS-14 Contract (each as defined in the Newbuild Assumption Term Sheet), as modified by the Assumption Term Sheet and that certain Seventh Supplemental Agreement, which shall be filed with the Plan Supplement.

139.             “Newbuild Debtors” means Alpha Admiral Company and Alpha Archer Company, each respectively as buyer, and Atwood Oceanics Pacific Limited, as guarantor.

140.             “Newbuild Equity Pool” means 0.50% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable, which shall be issued to the Shipyard if the Shipyard votes in favor of the Plan.

141.             “Non-Consenting Credit Facility Claims” means Credit Facility Claims held by Non-Consenting Lenders.

142.             “Non-Consenting Lender” means each Holder of an Allowed Credit Facility Claim that is not a Consenting Lender.

143.             “Notes Indentures” means, collectively, the (a) Pride Notes Indenture; (b) Legacy Rowan Notes Indenture; (c) Valaris Notes Indenture; (d) Jersey Notes Indenture; and (e) Ensco International Notes Indenture.

144.             “Notes Trustees” means, collectively, (a) Bank of New York Mellon Trust Company, NA, under the Pride Notes Indenture; (b) U.S. Bank National Association and UMB Bank National Association, under the Legacy Rowan Notes Indenture; (c) Deutsche Bank Trust Company Americas, under the Valaris Notes Indenture; (d) Wilmington Trust N.A., under the Jersey Notes Indenture; and (e) BOKF, NA, under the Ensco International Notes Indenture.

145.             “Notes Trustee Charging Lien” means any Lien or priority of payment to which the Notes Trustees are entitled under their respective Notes Indenture(s) against distributions to be made to holders of Pride Bond Claims, Ensco International Bond Claims, Jersey Bond Claims, Valaris Bond Claims, and/or Legacy Rowan Bond Claims for payment of any Notes Trustee Fees.

146.             “Notes Trustee Fees” means all reasonable compensation, fees, expenses, disbursements and indemnity claims, including, without limitation, attorneys’ and agents’ fees, expenses and disbursements, incurred by the Notes Trustees, including, if applicable, in their capacities as paying agent, transfer agent, or security registrar under a Notes Indenture, under their respective Notes Indenture(s), whether before or after the Petition Date or before or after the Effective Date.

147.             “Notice and Claims Agent” means Stretto, the notice, claims, and solicitation agent for the Debtors in the Chapter 11 Cases.

148.             “Other Priority Claim” means any Claim other than an Administrative Claim or a Priority Tax Claim entitled to priority in right of payment under section 507(a) of the Bankruptcy Code.

149.             “Other Secured Claims” means any Secured Claim against the Debtors that is not an Administrative Claim.

150.             “Pari Passu Transactions” means the prepetition transactions to make the Legacy Rowan Notes pari passu in right of payment with the other Senior Notes.

151.             “Participation Equity” has the meaning set forth in Article IV.C.1 herein.

152.             “PBGC” means the Pension Benefit Guaranty Corporation, a wholly-owned United States government corporation, and an agency of the United States established under ERISA.

153.             “Petition Date” means August 19, 2020.

154.             “Plan Supplement” means the compilation of documents and forms of documents, agreements, schedules, and exhibits to the Plan to be filed by the Debtors (as may be amended, supplemented, altered, or modified from time to time on the terms set forth herein), and which includes: (a) the New Organizational Documents; (b) the Restructuring Transactions Memorandum; (c) the identity of the members of the New Valaris Holdco Board and the officers of New Valaris Holdco (to the extent known); (d) the Assumption List; (e) the Rejection List; (f) a schedule of retained causes of action; (g) the Rights Offering Documents; (h) the New Warrant Agreement; (i) the UK Implementation Agreement; (j) the Registration Rights Agreement; and (k) the New Secured Notes Documents, and each of which, for the avoidance of doubt, is subject to the reasonable consent of the Required Consenting Creditors (other than the New Secured Notes Documents, which are subject to the reasonable consent of the Required Consenting Noteholders).

155.             “Preference Action” means any and all claims or defenses of the Debtors or Reorganized Debtors arising under section 547 of the Bankruptcy Code (but excluding claims or defenses arising under section 547 of the Bankruptcy Code brought as counterclaims or defenses to Claims asserted against the Debtors).

156.             “Pride Allegations” means any Claim or Cause of Action, whether known or unknown, that is asserted or assertable against the Debtors or any of the Debtors’ Related Parties, related to or arising out of: (a) certain of the Debtors’ arbitration with Samsung Heavy Industries in 2016, or the settlement or proceeds thereof; or (b) historical transactions related to the acquisition of Pride Global II by certain of the Debtors.

157.             “Pride Bond Claims” means any Claim against any Debtor with respect to the Pride Notes.

158.             “Pride Notes” means the 2020 Notes and the 2040 Notes.

159.             “Pride Notes Indenture” means that certain indenture (as may be amended, restated, supplemented, or otherwise modified from time to time) dated July 1, 2004 by Pride International, Incorporated (now Pride International LLC), as issuer, and JPMorgan Chase Bank, as predecessor trustee, that governs the Pride Notes.

160.             “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

161.             “Pro Rata” means (i) in the case of distributions from the Consenting Lender Base Treatment Pool, the proportion that an Allowed Claim of a Consenting Base Treatment Lender bears to the aggregate amount of Allowed Claims of Consenting Base Treatment Lenders; (ii) in the case of distributions from the RCF Base Treatment Pool, the proportion that an Allowed Claim of a Non-Consenting Lender bears to the aggregate amount of Allowed Claims held by all Non-Consenting Lenders; (iii) in the case of RCF New Money Participation Treatment provided to New Money Participating Credit Facility Creditors, the proportion that an Allowed Claim of a New Money Participating Credit Facility Creditor bears to the aggregate amount of Allowed Claims of New Money Participating Credit Facility Creditors; and (iv) in all other instances, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

162.             “Professional” means an Entity retained in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327, 363, and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, or 363 of the Bankruptcy Code.

163.             “Professional Fee Claims” means all Claims for accrued, contingent, and/or unpaid fees and expenses (including transaction and success fees) incurred by a Professional in the Chapter 11 Cases on or after the Petition Date and through and including the Confirmation Date that the Bankruptcy Court has not denied by Final Order. To the extent that the Bankruptcy Court or any higher court of competent jurisdiction denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Professional Fee Claims.

164.             “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors with Cash on or before the Effective Date in an amount equal to the Professional Fee Escrow Amount, provided that the Cash funds in the Professional Fee Escrow Account shall be increased from Cash on hand at the Reorganized Debtors (other than Reorganized Valaris) to the extent applications are filed after the Effective Date in excess of the amount of Cash funded into the escrow as of the Effective Date.

165.             “Professional Fee Escrow Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to and as of the Confirmation Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.C hereof.

166.             “Proof of Claim” means a proof of Claim Filed against any of the Debtors in the Chapter 11 Cases.

167.             “Proof of Interest” means a proof of Interest filed in any of the Debtors in the Chapter 11 Cases.

168.             “Prospectus Regulation” means Regulation (EU) No 2017/1129 of the European Parliament and of the European Council of 14 June 2017, as now in effect or hereafter amended or superseded, and the rules and regulations promulgated thereunder (and including any successor legislation in effect at any time in the United Kingdom).

169.             “PRR” means the prospectus regulation rules made by the United Kingdom Financial Conduct Authority pursuant to Part VI of FSMA (as set forth in the FCA Handbook), as now in effect or hereafter amended.

170.             “RCF Base Treatment Distributable Shares” means 22.980% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable.

171.             “RCF Base Treatment Pool” means an allocation of RCF Base Treatment Distributable Shares equal to the aggregate of the RCF Base Treatment Distributable Shares minus the Consenting Base Treatment Distributable Shares.

172.             “RCF Guarantee” means the guarantee of the Credit Facility by each of Rowan Rigs S.à r.l. and Rowan Offshore Luxembourg S.à r.l.

173.             “RCF New Money Participation Treatment” means a Pro Rata share of: (i) RCF Participation Distributable Shares, (ii) 2.427% of the New Secured Notes (and associated Participation Equity offered in the Rights Offering), and (iii) $7,802,007.88 in Cash.

174.             “RCF Participation Distributable Shares” means 5.340% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable.

175.             “Registration Statement” has the meaning set forth in Article IV.J herein.

176.             “Registration Rights Agreement” means the registration rights agreement to be entered into on the Effective Date by New Valaris Holdco and the Backstop Parties, the terms of which shall be consistent with the Restructuring Term Sheet and the Backstop Agreement and subject to the consent rights set forth in the Amended Restructuring Support Agreement and the Backstop Agreement.

177.             “Reinstated,” or “Reinstatement” means with respect to Claims and Interests, that the Claim or Interest shall be rendered unimpaired in accordance with section 1124 of the Bankruptcy Code.

178.             “Rejection List” means the list, as determined by the Debtors or the Reorganized Debtors, as applicable, of Executory Contracts and Unexpired Leases that will be rejected by the Reorganized Debtors pursuant to the Plan, which list shall be included in the Plan Supplement.

179.             “Related Party” means each of, and in each case in its capacity as such, current and former directors, managers, officers, committee members, equity holders (regardless of whether such interests are held directly or indirectly), affiliated investment funds or investment vehicles, managed accounts or funds, predecessors, participants, successors, assigns, subsidiaries, Affiliates, partners, limited partners, general partners, principals, members, management companies, fund advisors or managers, employees, agents, trustees, advisory board members, financial advisors, attorneys (including any other attorneys or professionals retained by any current or former director or manager in his or her capacity as director or manager of an Entity), accountants, investment bankers, consultants, representatives, and other professionals and advisors and any such person’s or Entity’s respective heirs, executors, estates, and nominees.

180.             “Released Party” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor (including New Valaris Holdco); (c) each Notes Trustee; (d) the DIP Agent; (e) each DIP Lender; (f) each Consenting Creditor; (g) the Credit Facility Agent; (h) each Backstop Party; (i) any Administrator; (j) the Creditors Committee; (k) each Creditors Committee Member; (l) each current and former Affiliate of each Entity in the foregoing clause (a) through the following clause (m); and (m) each Related Party of each Entity in the foregoing clause (a) through this clause (m); provided that, in each case, an Entity shall not be a Released Party if it: (x) elects to opt out of the release contained in Article VIII.C hereof; or (y) timely objects to the releases contained in Article VIII.C hereof and such objection is not resolved before Confirmation.

181.             “Releasing Parties” means, collectively, and in each case in its capacity as such: (a) each Debtor; (b) each Reorganized Debtor; (c) each Notes Trustee; (d) the DIP Agent; (e) each DIP Lender; (f) each Consenting Creditor; (g) the Credit Facility Agent; (h) each Backstop Party; (i) the Creditors Committee; (j) each Creditors Committee Member; (k) all Holders of Claims; (l) all Holders of Interests; (m) each current and former Affiliate of each Entity in foregoing clause (a) through the following clause (n); and (n) each Related Party of each Entity in the foregoing clause (a) through this clause (n); provided that, in each case, an Entity shall not be a Releasing Party if it: (x) elects to opt out of the releases contained in Article VIII.C hereof; or (y) timely objects to the releases contained in Article VIII.C hereof and such objection is not resolved before Confirmation; provided further that the Debtors shall identify by name in the Confirmation Order such Entity as a non-Releasing Party.

182.             “Released Preference Action Party” means, each of, and in each case in its capacity as such, Holders of General Unsecured Claims who are Releasing Parties and against which the Debtors possess Preference Actions.

183.             “Reorganized Debtor” means a Debtor, or any successor or assign thereto, by merger, consolidation, reorganization, or otherwise, in the form of a corporation, limited liability company, partnership, or other form, as the case may be, on and after the Effective Date, including Reorganized Valaris and New Valaris Holdco.

184.             “Reorganized Valaris” means Valaris or any successor or assign, by merger, consolidation, or otherwise, on or after the Effective Date (but shall not include New Valaris Holdco).

185.             “Required Consenting Creditors” has the meaning set forth in the Amended Restructuring Support Agreement.

186.             “Required Consenting Lenders” has the meaning set forth in the Amended Restructuring Support Agreement.

187.             “Required Consenting Noteholders” has the meaning set forth in the Amended Restructuring Support Agreement.

188.             “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of August 18, 2020, by and among the Debtors and the Consenting Noteholders, and the other parties who signed the signature pages thereto, including all exhibits and attachments thereto.

189.             “Restructuring Term Sheet” means the Restructuring Term Sheet attached as Exhibit A to the Restructuring Support Agreement, as amended by the Amended Restructuring Term Sheet attached as Exhibit A to the Amended Restructuring Support Agreement.

190.             “Restructuring Transactions” means the transactions described in Article IV.B hereof.

191.             “Restructuring Transactions Memorandum” means a document, to be included in the Plan Supplement, that sets forth the material components of the Restructuring Transactions and a description of the steps to be carried out to effectuate the Restructuring Transactions in accordance with the Plan, including the reorganization of the Debtors and issuance of the New Valaris Equity, through the Chapter 11 Cases, the Plan, or any Implementation Mechanism (including, in the United Kingdom, through the Administration).

192.             “Rights Offering” means the rights offering of the Rights Offering New Secured Notes on the terms and conditions set forth in the Restructuring Term Sheet and the Rights Offering Documents. The Rights Offering will be backstopped by the Backstop Parties on the terms set forth in the Backstop Agreement.

193.             “Rights Offering Documents” means collectively, the Backstop Agreement and any and all other agreements, documents, and instruments delivered or entered into in connection with the Rights Offering, including the Rights Offering Procedures.

194.             “Rights Offering New Secured Notes” means $312.5 million of the New Secured Notes.

195.             “Rights Offering Procedures” means those certain rights offering procedures with respect to the Rights Offering, which rights offering procedures shall be set forth in the Rights Offering Documents.

196.             “Section 510(b) Claims” means any Claim or Interest against a Debtor subject to subordination under section 510(b) of the Bankruptcy Code, whether by operation of law or contract.

197.             “Secured Claim” means a Claim (a) secured by a Lien on collateral to the extent of the value of such collateral, as determined in accordance with section 506(a) of the Bankruptcy Code; or (b) subject to a valid right of setoff pursuant to section 553 of the Bankruptcy Code.

198.             “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a–77aa, or any similar federal, state, or local law, as now in effect or hereafter amended, and the rules and regulations promulgated thereunder.

199.             “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

200.             “Senior Notes” means, collectively, the 2020 Notes, the 2021 Notes, the 2022 Notes, the 4.5% 2024 Notes, the 3.0% 2024 Notes, the 4.75% 2024 Notes, the 8.0% 2024 Notes, the 5.2% 2025 Notes, the 7.375% 2025 Notes, the 2026 Notes, the 2027 Debentures, the 2040 Notes, the 2042 Notes, the 5.85% 2044 Notes, and the 5.75% 2044 Notes.

201.             “Senior Notes Backstop Parties” means the Holders of Senior Notes Claims party to the Backstop Agreement.

202.             “Senior Notes Claim” means any Claim on account of the Senior Notes. For the avoidance of doubt, each Senior Notes Claim shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the applicable Senior Notes on the Petition Date, including without limitation any accrued interest and fees paid (or payable) in kind through such date, and (ii) all interest accrued and unpaid as of the Petition Date.

203.             “Senior Notes Distributable Pool” means (a) 38.980% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan, the Newbuild Equity Pool, and the New Warrants, as applicable, and (b) 97.573% of the Subscription Rights.

204.             “Senior Noteholders Equity Backstop Premium” means 2.634% of the total issued and outstanding New Valaris Equity (subject to dilution by, if relevant, the New Warrants and the Management Incentive Plan) as of the Effective Date.

205.             “Senior Noteholders PIK Notes Backstop Premium” means $48.786 million of the New Secured Notes reserved for the Backstop Premium.

206.             “Shipyard” means Daewoo Shipbuilding & Marine Engineering Co., Ltd.

207.             “Subscription Rights” means the rights provided to eligible record Holders of Senior Notes Claims consistent with the Restructuring Term Sheet, Rights Offering Documents, and Backstop Agreement to participate in the Rights Offering and the right and obligation of the New Money Participating Credit Facility Creditors to subscribe for New Secured Notes.

208.             “Third-Party Release” means the release given by each of the Releasing Parties to the Released Parties as set forth in Article VIII.C of the Plan.

209.             “UK Implementation Agreement” means that certain UK Implementation Agreement, a substantially final form of which shall be included in the Plan Supplement, which sets out the Implementation Mechanisms to implement the Plan in the United Kingdom and (if and as applicable) the Cayman Islands, Jersey, or other jurisdictions.

210.             “Unexpired Lease” means a lease of nonresidential real property to which one or more of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

211.             “Unimpaired” means a Class of Claims or Interests that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

212.             “U.S. Trustee” means the Office of the United States Trustee for the Southern District of Texas.

213.             “Valaris” means Valaris plc, a company incorporated under the Laws of England and Wales.

214.             “Valaris Bond Claims” means any Claim against any Debtor with respect to the Valaris Notes.

215.             “Valaris Notes” means the 2021 Notes, the 8.0% 2024 Notes, the 4.5% 2024 Notes, the 5.2% 2025 Notes, the 2026 Notes, and the 5.75% 2044 Notes.

216.             “Valaris Notes Indenture” means that certain indenture (as may be amended, restated, supplemented, or otherwise modified from time to time) dated March 17, 2011 by Ensco plc (now Valaris plc), as issuer, and Deutsche Bank Trust Company Americas, as trustee, that governs the Valaris Notes.

217.             “Valaris Savings Plan” means that certain 401(k) plan that is administered by T. Rowe Price for the benefit of certain employees of the Debtors.

B.            Rules of Interpretation

For purposes of the Plan, except as otherwise provided in this Plan: (1) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine, or neuter gender shall include the masculine, feminine, and the neuter gender; (2) unless otherwise specified, any reference in the Plan to an existing document, schedule, or exhibit, shall mean such document, schedule, or exhibit, as it may have been or may be amended, modified, or supplemented; (3) unless otherwise specified, all references in the Plan to “Articles” and “Sections” are references to Articles and Sections, respectively, hereof or hereto; (4) the words “herein,” “hereof,” and “hereto” refer to the Plan in its entirety rather than to any particular portion of the Plan; (5) any effectuating provisions may be interpreted by the Debtors or the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of the Plan all without further notice to or action, order, or approval of the Bankruptcy Court or any other Entity; (6) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (7) unless otherwise specified in the Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (8) any term used in capitalized form in the Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (9) references to docket numbers of documents filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (10) references to “Proofs of Claim,” “Holders of Claims,” “Disputed Claims,” and the like shall include “Proofs of Interest,” “Holders of Interests,” “Disputed Interests,” and the like as applicable; (11) references to “shareholders,” “directors,” and/or “officers” shall also include “members” and/or “managers,” as applicable, as such terms are defined under the applicable state limited liability company laws; (12) the terms “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, and shall be deemed to be followed by the words “without limitation”; and (13) except as otherwise provided in the Plan, any reference to the Effective Date shall mean the Effective Date or as soon as reasonably practicable thereafter.

C.           Computation of Time

Unless otherwise specifically stated herein, the provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If the date on which a transaction may occur pursuant to the Plan shall occur on a day that is not a Business Day, then such transaction shall instead occur on the next succeeding Business Day.

D.            Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction, and implementation of the Plan, any agreements, documents, instruments, or contracts executed or entered into in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control); provided that corporate governance matters relating to the Debtors, the Reorganized Debtors, or New Valaris Holdco (or its subsidiaries), as applicable, shall be governed by the laws of the jurisdiction of incorporation or formation of the relevant Debtor, Reorganized Debtor, or New Valaris Holdco (or its subsidiaries), as applicable, and matters relating to any Implementation Mechanism shall be governed by the laws of the jurisdiction in which such Implementation Mechanism takes place (which, for any Administration shall be the laws of England and Wales).

E.             Reference to Monetary Figures

All references in the Plan to monetary figures refer to currency of the United States of America, unless otherwise expressly provided.

F.            Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided herein to the contrary, references herein to the Debtors or to the Reorganized Debtors mean the Debtors and the Reorganized Debtors, including Reorganized Valaris, to the extent the context requires.

G.            Restructuring Support Agreement Party Consent Rights and Controlling Documents

Notwithstanding anything herein or any other document to the contrary, any and all consent rights of the parties to the Amended Restructuring Support Agreement as set forth in the Amended Restructuring Support Agreement with respect to the form and substance of this Plan, any Definitive Document, all exhibits to the Plan, and the Plan Supplement or other related documents, including any amendments, restatements, supplements, or other modifications to such agreements and documents, and any consents, waivers, or other deviations under or from any such documents, shall be incorporated herein by reference (including to the applicable definitions in Article I.A hereof) and be fully enforceable as if stated in full herein. For the avoidance of doubt, the failure to specify a particular consent or consultation right in this Plan that is otherwise set forth in the Amended Restructuring Support Agreement does not in any way impair, alter, or amend such consent or consultation rights, which remain binding on the parties to the Amended Restructuring Support Agreement and are incorporated herein into the Plan, the Plan Supplement, and any Definitive Documents or other related documents.

In the event of an inconsistency between the Disclosure Statement or the Amended Restructuring Support Agreement, on one hand, and the Plan on the other hand, the terms of the Plan shall control in all respects. In the event of an inconsistency between the Plan and the Plan Supplement, the Plan Supplement shall control in all respects. In the event of any inconsistency between the Plan or Plan Supplement, on the one hand, and the Confirmation Order on the other hand, the Confirmation Order shall control in all respects.

ARTICLE II

ADMINISTRATIVE AND PRIORITY CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, DIP Claims, Administrative Claims, Professional Fee Claims, and Priority Tax Claims have not been classified and thus are excluded from the Classes of Claims set forth in Article III hereof.

A.             DIP Claims

All DIP Claims shall be deemed Allowed as of the Effective Date in an amount equal to (i) the principal amount outstanding under the DIP Credit Agreement on such date, including without limitation any accrued interest and fees paid (or payable) in kind through such date, (ii) all interest accrued and unpaid thereon to the date of payment of all of the DIP Claims (exclusive of any interest included in the preceding clause (i)), (iii) all accrued and unpaid fees, costs, expenses (including professional fees), and indemnification obligations (other than contingent indemnification obligations as to which no claim has been made) payable under or in connection with the DIP Facility Documents and the DIP Order, and (iv) all other Obligations (as defined in the DIP Credit Agreement). Except to the extent that a Holder of an Allowed DIP Claim agrees to receive less favorable treatment, in full and final satisfaction, settlement, release, and discharge of, and in exchange for, such Allowed DIP Claim, the Holders of such Allowed DIP Claims shall receive on the Effective Date payment in full in Cash of such Holder’s Allowed DIP Claim. Without limiting the foregoing, all unpaid DIP Fees and Expenses (as defined in the DIP Order), shall be paid in full in Cash on the Effective Date. Any DIP Claims that are not due and payable on, or that otherwise survive, the Effective Date shall be paid in full in Cash as soon as reasonably practicable after they become due and payable. Contemporaneously with the foregoing receipt by Holders of the DIP Claims of payment in full in Cash of the Allowed DIP Claims and the termination of all Commitments (as defined in the DIP Credit Agreement) under the DIP Credit Agreement, the DIP Facility, the DIP Credit Agreement, and the other DIP Facility Documents shall be deemed automatically cancelled, all Liens on property of the Debtors and the Reorganized Debtors arising out of or related to the DIP Facility shall automatically terminate, and all collateral subject to such Liens shall be automatically released, in each case, except as otherwise separately agreed and without further action by the DIP Agent or the DIP Lenders and all Guaranties (as defined in the DIP Credit Agreement) of the Debtors and Reorganized Debtors arising out of or related to the DIP Claims shall be automatically discharged and released, in each case without further action by the DIP Agent or the DIP Lenders. The DIP Agent, at the direction of the DIP Lenders, and the DIP Lenders shall take all actions to effectuate and confirm such cancellation, termination, release, and discharge including the filing of any termination statements of financing statements, or mortgages or other lien release documents, as reasonably requested by the Debtors, the Reorganized Debtors, or New Valaris Holdco, as applicable. Notwithstanding the foregoing or anything to the contrary contained herein, all obligations, liabilities, covenants, and terms that, under the terms of any DIP Facility Document, survive such agreement’s termination, including without limitation, all indemnification and expense reimbursement obligations set forth in the DIP Credit Agreement, shall continue to survive, and the DIP Facility and the DIP Facility Documents shall continue solely for the purpose of preserving the rights of the DIP Agent and the DIP Lenders under and in respect of such obligations, liabilities, covenants, and terms.

B.                   Administrative Claims

Unless otherwise agreed to by the Holder of an Allowed Administrative Claim and the Debtors or the Reorganized Debtors, as applicable, each Holder of an Allowed Administrative Claim (other than Holders of Professional Fee Claims and Claims for fees and expenses pursuant to section 1930 of chapter 123 of title 28 of the United States Code) will receive in full and final satisfaction of its Administrative Claim an amount of Cash equal to the amount of such Allowed Administrative Claim in accordance with the following: (a) if an Administrative Claim is Allowed on or prior to the Effective Date, on the Effective Date or as soon as reasonably practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as reasonably practicable thereafter); (b) if such Administrative Claim is not Allowed as of the Effective Date, no later than thirty days after the date on which an order Allowing such Administrative Claim becomes a Final Order, or as soon as reasonably practicable thereafter; (c) if such Allowed Administrative Claim is based on liabilities incurred by the Debtors in the ordinary course of their business after the Petition Date in accordance with the terms and conditions of the particular transaction giving rise to such Allowed Administrative Claim without any further action by the Holders of such Allowed Administrative Claim, including the need to File a request for payment of such Administrative Claim with the Bankruptcy Court; (d) at such time and upon such terms as may be agreed upon by such Holder and the Debtors or the Reorganized Debtors, as applicable; or (e) at such time and upon such terms as set forth in an order of the Bankruptcy Court.

Except as otherwise provided in this Article II.B hereof, and except with respect to Administrative Claims that are Professional Fee Claims, requests for payment of Administrative Claims must be Filed with the Bankruptcy Court and served on the Debtors pursuant to the procedures specified in the Confirmation Order and the notice of entry of the Confirmation Order no later than the Administrative Claims Bar Date. Holders of Administrative Claims that are required to, but do not, File and serve a request for payment of such Administrative Claims by such date shall be forever barred, estopped, and enjoined from asserting such Administrative Claims against the Debtors or their property and such Administrative Claims shall be deemed discharged and released as of the Effective Date. Objections to such requests, if any, must be Filed with the Bankruptcy Court and served on the Debtors and the requesting party no later than sixty days after the Effective Date. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be Filed with the Bankruptcy Court with respect to an Administrative Claim previously Allowed. For the avoidance of doubt, any DIP Claims and claims relating to the Backstop Agreement shall not be subject to the Administrative Claims Bar Date or the Claims Bar Date.

C.            Professional Fee Claims

1.       Professional Fee Escrow Account

As soon as reasonably practicable after the Confirmation Date, and no later than one Business Day prior to the Effective Date, the Debtors shall establish and fund the Professional Fee Escrow Account with Cash equal to the Professional Fee Escrow Amount. The Professional Fee Escrow Account shall be maintained in trust solely for the Professionals and for no other Entities until all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court. No Liens, claims, or interests shall encumber the Professional Fee Escrow Account or Cash held in the Professional Fee Escrow Account in any way. Such funds shall not be considered property of the Estates, the Debtors, or the Reorganized Debtors.

The amount of Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals from the funds held in the Professional Fee Escrow Account as soon as reasonably practicable after such Professional Fee Claims are Allowed by an order of the Bankruptcy Court; provided that obligations with respect to Allowed Professional Fee Claims shall not be limited nor be deemed limited to funds held in the Professional Fee Escrow Account. When all Professional Fee Claims Allowed by the Bankruptcy Court have been irrevocably paid in full to the Professionals pursuant to one or more Final Orders of the Bankruptcy Court, any remaining funds held in the Professional Fee Escrow Account shall promptly be paid to or at the direction of the Reorganized Debtors without any further notice to or action, order, or approval of the Bankruptcy Court or any other Entity.

2.       Final Fee Applications and Payment of Professional Fee Claims

All final requests for payment of Professional Fee Claims for services rendered and reimbursement of expenses incurred prior to the Confirmation Date must be filed no later than forty-five days after the Effective Date. The Bankruptcy Court shall determine the Allowed amounts of such Professional Fee Claims after notice and a hearing in accordance with the procedures established by the Bankruptcy Code, Bankruptcy Rules, and prior Bankruptcy Court orders. The amount of the Allowed Professional Fee Claims owing to the Professionals shall be paid in Cash to such Professionals, including from funds held in the Professional Fee Escrow Account when such Professional Fee Claims are Allowed by entry of an order of the Bankruptcy Court.

3.       Professional Fee Escrow Amount

The Professionals shall provide a reasonable and good-faith estimate of their fees and expenses incurred in rendering services to the Debtors before and as of the Effective Date projected to be outstanding as of the Effective Date, and shall deliver such estimate to the Debtors no later than five days before the anticipated Effective Date; provided that such estimate shall not be considered an admission or limitation with respect to the fees and expenses of such Professional and such Professionals are not bound to any extent by the estimates. If a Professional does not provide an estimate, the Debtors may estimate a reasonable amount of unbilled fees and expenses of such Professional, taking into account any prior payments; provided that such estimate shall not be binding or considered an admission with respect to the fees and expenses of such Professional. The total aggregate amount so estimated as of the Effective Date shall be utilized by the Debtors to determine the amount to be funded to the Professional Fee Escrow Account; provided that the Reorganized Debtors (other than Reorganized Valaris) shall use Cash on hand to increase the amount of the Professional Fee Escrow Account to the extent fee applications are filed after the Effective Date in excess of the amount held in the Professional Fee Escrow Account based on such estimates.

4.       Post Confirmation Date Fees and Expenses.

From and after the Confirmation Date, the Debtors or Reorganized Debtors, as applicable, shall, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, or other fees and expenses incurred by the retained professionals of the Debtors or the Reorganized Debtors, as applicable, and the Creditors Committee. Upon the Confirmation Date, any requirement that Professionals comply with sections 327 through 331 and 1103 of the Bankruptcy Code in seeking retention or compensation for services rendered after such date shall terminate, and the Debtors may employ and pay any Professional in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

The Debtors and Reorganized Debtors, as applicable, shall pay, within ten Business Days after submission of a detailed invoice to the Debtors or Reorganized Debtors, as applicable, counsel to the Credit Facility Agent, and counsel to the Ad Hoc Group such reasonable claims for compensation or reimbursement of expenses incurred by the retained Professionals of the Debtors or the Reorganized Debtors, as applicable, and the Creditors Committee. If the Debtors or Reorganized Debtors, as applicable, the Credit Facility Agent or the Ad Hoc Group dispute the reasonableness of any such invoice, the Debtors or Reorganized Debtors, as applicable, or the affected Professional may submit such dispute to the Bankruptcy Court for a determination of the reasonableness of any such invoice, and the disputed portion of such invoice shall not be paid until the dispute is resolved.

D.           Priority Tax Claims

Pursuant to section 1129(a)(9)(C) of the Bankruptcy Code, unless otherwise agreed by the Holder of an Allowed Priority Tax Claim and the applicable Debtor or Reorganized Debtor, each Holder of an Allowed Priority Tax Claim will receive, at the option of the applicable Debtor or Reorganized Debtor with the consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), in full satisfaction of its Allowed Priority Tax Claim that is due and payable on or before the Effective Date, either (i) Cash equal to the amount of such Allowed Priority Tax Claim on the Effective Date or (ii) otherwise treated in accordance with the terms set forth in section 1129(a)(9)(C) of the Bankruptcy Code. For the avoidance of doubt, Holders of Allowed Priority Tax Claims will receive interest on such Allowed Priority Tax Claims after the Effective Date in accordance with sections 511 and 1129(a)(9)(C) of the Bankruptcy Code.

ARTICLE III
CLASSIFICATION, TREATMENT, AND VOTING OF CLAIMS AND INTERESTS

A.           Classification of Claims and Interests

This Plan constitutes a separate Plan proposed by each Debtor. Except for the Claims addressed in Article II hereof, all Claims and Interests are classified in the Classes set forth below in accordance with section 1122 of the Bankruptcy Code. A Claim or an Interest is classified in a particular Class only to the extent that the Claim or Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest qualifies within the description of such other Classes. A Claim or an Interest also is classified in a particular Class for the purpose of receiving distributions under the Plan only to the extent that such Claim or Interest is an Allowed Claim or Interest in that Class and has not been paid, released, or otherwise satisfied prior to the Effective Date.

The following chart represents the classification of Claims and Interests for each Debtor pursuant to the Plan:

Class	Claim or Interest	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
2	Other Priority Claims	Unimpaired	Not Entitled to Vote (Deemed to Accept)
3	Credit Facility Claims	Impaired	Entitled to Vote
4	Pride Bond Claims	Impaired	Entitled to Vote
5	Ensco International Bond Claims	Impaired	Entitled to Vote
6	Jersey Bond Claims	Impaired	Entitled to Vote
7	Valaris Bond Claims	Impaired	Entitled to Vote
8	Legacy Rowan Bond Claims	Impaired	Entitled to Vote
9	General Unsecured Claims	Impaired	Entitled to Vote
10	Newbuild Claims	Impaired	Entitled to Vote
11	Intercompany Claims	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)
12	Intercompany Interests	Impaired / Unimpaired	Not Entitled to Vote (Deemed to Accept or Reject)
13	Existing Interests in Valaris	Impaired	Entitled to Vote
14	Section 510(b) Claims	Impaired	Not Entitled to Vote (Deemed to Reject)

B.           Treatment of Classes of Claims and Interests

Each Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive under the Plan the treatment described below in full and final satisfaction, settlement, release, and discharge of and in exchange for such Holder’s Allowed Claim or Allowed Interest, except to the extent less favorable treatment is agreed to by the Reorganized Debtors and the Holder of such Allowed Claim or Allowed Interest, as applicable. Unless otherwise indicated, the Holder of an Allowed Claim or Allowed Interest, as applicable, shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

1.	Class 1 — Other Secured Claims

(a)                 Classification: Class 1 consists of all Other Secured Claims against the Debtors.

(b)               Treatment: Each Holder of an Other Secured Claim shall receive, at the option of the applicable Debtor(s) with the reasonable        consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), either:

(i)	payment in full in Cash of its Allowed Other Secured Claim on or as soon as reasonably practicable after the Effective Date;

(ii)	the collateral securing its Allowed Other Secured Claim;

(iii)	Reinstatement of its Allowed Secured Claim; or

(iv)	such other treatment rendering its Allowed Other Secured Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 1 is Unimpaired under the Plan. Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.	Class 2 — Other Priority Claims

(a)	Classification: Class 2 consists of any Other Priority Claims.

(b)	Treatment: Each Holder of an Other Priority Claim shall receive, at the option of the applicable Debtor(s) with the reasonable consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), either:

(i)	payment in full in Cash on or as soon as reasonably practicable after the Effective Date; or

(ii)	such other treatment rendering its Allowed Other Priority Claim Unimpaired in accordance with section 1124 of the Bankruptcy Code.

(c)	Voting: Class 2 is Unimpaired under the Plan. Holders of Allowed Other Priority Claims are conclusively presumed to have accepted the Plan under section 1126(f) of the Bankruptcy Code. Therefore, Holders of Allowed Other Priority Claims are not entitled to vote to accept or reject the Plan.

3.	Class 3 — Credit Facility Claims

(a)	Classification: Class 3 consists of any Credit Facility Claims.

(b)	Allowed Amount: The Credit Facility Claims shall be Allowed in the full amount due and owing under the Credit Agreement, including without limitation not less than $581,000,000.02 in outstanding advances plus the amount of Credit Facility Letters of Credit and all accrued and accruing interest, costs, fees, and expenses.

(c)	Treatment:

(i)           Base Treatment:

(1)	Each Non-Consenting Lender shall receive to its Pro Rata share of the RCF Base Treatment Pool;

(2)	each Consenting Base Treatment Lender shall receive its Pro Rata share of the Consenting Lender Base Treatment Pool; and

(ii)          New Money Participating Credit Facility Creditor Treatment: Each New Money Participating Credit Facility Creditor shall   receive its Pro Rata share of the RCF New Money Participation Treatment; and

(iii)          on or prior to the Effective Date, all Credit Facility Letters of Credit shall be replaced or cash collateralized as provided in   Article IV.S. hereof.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Credit Facility Claims are entitled to vote to accept or reject the Plan.

4.	Class 4 — Pride Bond Claims

(a)	Classification: Class 4 consists of any Pride Bond Claims.

(b)	Allowed Amount: $439,296,780.92

(c)	Treatment: Each Holder of an Allowed Pride Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Pride Bond Claims) of:

(i)	8.808% of the Senior Notes Distributable Pool; and

(ii)	an aggregate $1.25 million payment in cash.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Pride Bond Claims are entitled to vote to accept or reject the Plan.

5.	Class 5 — Ensco International Bond Claims

(a)	Classification: Class 5 consists of any Ensco International Bond Claims.

(b)	Allowed Amount: $114,229,893.60

(c)	Treatment: Each Holder of an Allowed Ensco International Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Ensco International Bond Claims) of:

(i)	1.549% of the Senior Notes Distributable Pool; and

(ii)	an aggregate $1 million payment in cash.

(d)        Voting: Class 5 is Impaired under the Plan. Holders of Allowed Ensco International Bond Claims are entitled to vote to accept or reject the Plan.

6.	Class 6 — Jersey Bond Claims

(a)          Classification: Class 6 consists of any Jersey Bond Claims.

(b)          Allowed Amount: $863,607,717.29

(c)         Treatment: Each Holder of an Allowed Jersey Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Jersey Bond Claims) of 20.204% of the Senior Notes Distributable Pool.

(d)          Voting: Class 6 is Impaired under the Plan. Holders of Allowed Jersey Bond Claims are entitled to vote to accept or reject the Plan.

7.	Class 7 — Valaris Bond Claims

(a)           Classification: Class 7 consists of any Valaris Bond Claims.

(b)           Allowed Amount: $3,123,087,570.34

(c)          Treatment: Each Holder of an Allowed Valaris Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Valaris Bond Claims) of 36.834% of the Senior Notes Distributable Pool.

(d)          Voting: Class 7 is Impaired under the Plan. Holders of Allowed Valaris Bond Claims are entitled to vote to accept or reject the Plan.

8.	Class 8 — Legacy Rowan Bond Claims

(a)          Classification: Class 8 consists of any Legacy Rowan Bond Claims.

(b)          Allowed Amount: $2,178,878,109.04

(c)         Treatment: Each Holder of an Allowed Legacy Rowan Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Legacy Rowan Bond Claims) of:

(i)	32.605% of the Senior Notes Distributable Pool; and

(ii)	an aggregate $23.75 million payment in cash.

(d)         Voting: Class 8 is Impaired under the Plan. Holders of Allowed Legacy Rowan Bond Claims are entitled to vote to accept or reject the Plan.

9.	Class 9 — General Unsecured Claims

(a)          Classification: Class 9 consists of any General Unsecured Claims.

(b)         Treatment: Each Holder of an Allowed General Unsecured Claim shall receive payment in full in cash within ninety days after the later of (i) the Effective Date and (ii) the date such Allowed General Unsecured Claim comes due under applicable law or in the ordinary course of business in accordance with the terms and conditions of the particular transaction, agreement, conduct, or judgment giving rise to such Allowed General Unsecured Claim.

(c)          Voting: Class 9 is Impaired under the Plan. Holders of Allowed General Unsecured Claims are entitled to vote to accept or reject the Plan.

10.	Class 10 — Newbuild Claims

(a)            Classification: Class 10 consists of any Newbuild Claims against the Debtors.

(b)           Treatment: In full and final satisfaction of the Allowed Newbuild Claims, if the Shipyard:

(i)	votes in favor of the Plan, the Shipyard shall receive (x) the Newbuild Equity Pool, (y) $5 million in Cash payable on or prior to the Effective Date, and (z) such other consideration as set forth in the Newbuild Contracts, as amended and assumed pursuant to Article V hereof; and

(ii)	does not vote in favor of the Plan, the Shipyard shall receive its Liquidation Recovery promptly after the date the Newbuild Claims are Allowed, but in any event no later than ten (10) days after such date.

(c)           Voting: Class 10 is Impaired under the Plan. Holders of Allowed Newbuild Claims are entitled to vote to accept or reject the Plan.

11.	Class 11 — Intercompany Claims

(a)          Classification: Class 11 consists of any Intercompany Claims.

(b)         Treatment: Except to the extent otherwise provided in the Plan Supplement, each Allowed Intercompany Claim shall, at the option of the applicable Debtor(s) with the reasonable consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), be:

(i)	Reinstated; or

(ii)	set off, settled, distributed, contributed, cancelled, or released, without any distribution on account of such Allowed Intercompany Claims.

(c)          Voting: Holders of Allowed Intercompany Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Claims are not entitled to vote to accept or reject the Plan.

12.	Class 12 — Intercompany Interests

(a)          Classification: Class 12 consists of all Intercompany Interests.

(b)         Treatment: Except to the extent otherwise provided in the Plan Supplement, Allowed Intercompany Interests shall, at the option of the applicable Debtor(s) with the reasonable consent of the Required Consenting Creditors (not to be unreasonably withheld, conditioned, or delayed), be:

(i)	Reinstated; or

(ii)	set off, settled, distributed, contributed, cancelled, or released, without any distribution on account of such Allowed Intercompany Interests.

(c)          Voting: Holders of Allowed Intercompany Interests are conclusively deemed to have accepted the Plan pursuant to section 1126(f) or rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Holders of Allowed Intercompany Interests are not entitled to vote to accept or reject the Plan.

13.	Class 13 — Existing Interests in Valaris

(a)          Classification: Class 13 consists of all Existing Interests in Valaris.

(b)	Treatment: If Holders of Allowed Existing Interests in Valaris as a Class:

(i)	vote in favor of the Plan, each Holder of an Allowed Existing Interest in Valaris shall receive its Pro Rata share of the New Warrants; or

(ii)	do not vote in favor of the Plan, no New Warrants shall be issued to any Holder of Allowed Existing Interests in Valaris.

(c)          Voting: Class 13 is Impaired under the Plan. Therefore, Holders of Allowed Existing Interests in Valaris are entitled to vote to accept or reject the Plan.

14.	Class 14 — Section 510(b) Claims

(a)          Classification: Class 14 consists of any Section 510(b) Claims.

(b)         Treatment: On the Effective Date, each Allowed Section 510(b) Claim will be discharged and released and each Holder of such Allowed Section 510(b) Claims shall not receive or retain any distribution, property, or other value on account of its Allowed Section 510(b) Claim.

(c)          Voting: Class 14 is Impaired under the Plan. Holders of Allowed Section 510(b) Claims are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, Holders of Allowed Section 510(b) Claims are not entitled to vote to accept or reject the Plan.

C.           Special Provision Governing Unimpaired Claims

Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’, the Reorganized Debtors’, or New Valaris Holdco’s rights regarding any Unimpaired Claim, including all rights regarding legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

D.           Elimination of Vacant Classes

Any Class of Claims or Interests that does not have a Holder of an Allowed Claim or Allowed Interest or a Claim or Interest temporarily Allowed by the Bankruptcy Court as of the date of the Confirmation Hearing shall be deemed eliminated from the Plan for purposes of voting to accept or reject the Plan and for purposes of determining acceptance or rejection of the Plan by such Class pursuant to section 1129(a)(8) of the Bankruptcy Code.

E.            Subordinated Claims

The allowance, classification, and treatment of all Allowed Claims and Interests and the respective distributions and treatments under the Plan take into account and conform to the relative priority and rights of the Claims and Interests in each Class in connection with any contractual, legal, and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code, or otherwise. Pursuant to section 510 of the Bankruptcy Code, the Reorganized Debtors reserve the right to reclassify any Allowed Claim or Allowed Interest in accordance with any contractual, legal, or equitable subordination relating thereto.

F.            Intercompany Interests

To the extent Reinstated under the Plan, distributions on account of Intercompany Interests are not being received by Holders of such Intercompany Interests on account of their Intercompany Interests, but for the purposes of administrative convenience and in exchange for the Debtors’ and Reorganized Debtors’ agreement under the Plan to provide management services to certain of the Debtors and Reorganized Debtors and to allow the use of certain funds and assets as set forth in the Plan, certain distributions may be able to satisfy certain obligations of other Debtors and Reorganized Debtors to the Holders of certain Allowed Claims. For the avoidance of doubt, any Interest in non-Debtor subsidiaries owned by a Debtor shall continue to be owned by the applicable Reorganized Debtor, unless otherwise set forth in the Plan Supplement (including the UK Implementation Agreement and any documents related thereto).

G.           Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Interests, or any Class of Claims or Interests, are Impaired, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or before the Confirmation Date.

H.           Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of the Plan by one or more of the Classes entitled to vote pursuant to Article IIIB of the Plan. The Debtors shall seek Confirmation of the Plan pursuant to section 1129(b) of the Bankruptcy Code with respect to any rejecting Class of Claims or Interests. The Debtors reserve the right to alter, amend, or modify the Plan, or any document in the Plan Supplement in accordance with Article X hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification, including by modifying the treatment applicable to a Class of Claims to render such Class of Claims Unimpaired to the extent permitted by the Bankruptcy Code and the Bankruptcy Rules or to withdraw the Plan as to such Debtor and in accordance with the provisions of the Plan.

ARTICLE IV
PROVISIONS FOR IMPLEMENTATION OF THE PLAN

A.            General Settlement of Claims and Interests

Pursuant to section 1123 of the Bankruptcy Code and Bankruptcy Rule 9019, and in consideration for the classification, distributions, releases, and other benefits provided under the Plan, upon the Effective Date, the provisions of the Plan shall constitute a good faith compromise and settlement of all Claims and Interests and controversies resolved pursuant to the Plan, including resolution of intercompany liabilities, allocation of value among the Debtors, and treatment of Holders of General Unsecured Claims against each of the Debtors. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Interests, and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interests of the Debtors, their Estates, and Holders of Claims and Interests and is fair, equitable, and is within the range of reasonableness. Subject to Article VI hereof, all distributions made to Holders of Allowed Claims and Interests in any Class are intended to be and shall be final.

B.            Restructuring Transactions

On and after the Confirmation Date, the Debtors, the Reorganized Debtors, or New Valaris Holdco (or any of its subsidiaries), as applicable, shall take any and all actions set forth in the Restructuring Transactions Memorandum and may take any and all actions as may be necessary, appropriate, or desirable to effectuate a corporate restructuring of the Debtors or any other transaction described in, approved by, contemplated by, related to, or necessary to effectuate the Plan that are not inconsistent with the Plan or the Amended Restructuring Support Agreement, which transactions may include, as applicable: (a) the execution and delivery of appropriate agreements, including any Definitive Documents, or other documents of merger, amalgamation, consolidation, restructuring, conversion, disposition, transfer, arrangement, continuance, dissolution, sale, purchase, issuance, or liquidation containing terms that are consistent with the terms of the Plan and the Amended Restructuring Support Agreement and that satisfy the requirements of applicable law and any other terms to which the applicable Entities may agree; (b) the execution and delivery of appropriate instruments of transfer, assignment, assumption, or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and the Amended Restructuring Support Agreement and having other terms for which the applicable parties agree; (c) any transactions pursuant to the UK Implementation Agreement; (d) the filing of appropriate certificates or articles of incorporation, formation, reincorporation, merger, consolidation, conversion, amalgamation, arrangement, continuance, dissolution, or other organizational documents pursuant to applicable law; and (e) all other actions that the applicable Reorganized Debtors or New Valaris Holdco (or its subsidiaries) (as relevant) determine to be necessary or advisable, including making filings or recordings that may be required by applicable law in connection with the Plan.

The Confirmation Order shall and shall be deemed to, pursuant to sections 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan, including the Restructuring Transactions.

C.            Sources of Consideration for Plan Distributions

The Debtors and New Valaris Holdco shall fund distributions under the Plan, as applicable, with: (1) proceeds from the Rights Offering, including those received from the issuance of the New Secured Notes and the issuance of the New Valaris Equity; (2) issuance of the New Warrants; (3) issuance of the New Valaris Equity; and (4) any other Cash on hand, including Cash from operations. Each distribution and issuance referred to in Article VI hereof shall be governed by the terms and conditions set forth in the Plan applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

1.       Rights Offering

On the Effective Date, unless otherwise specified in the Plan Supplement or any document related thereto, the Reorganized Debtors and New Valaris Holdco shall consummate the Rights Offering in accordance with the Rights Offering Procedures, the Backstop Agreement, and the New Secured Notes Term Sheet. Subscription Rights to participate in the Rights Offering shall be allocated among relevant Holders of Senior Notes Claims as of a specified record date in accordance with the Rights Offering Procedures, the Backstop Agreement, and the Plan, and the allocation of such Subscription Rights will be exempt from SEC registration under applicable law and shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The Reorganized Debtors, including New Valaris Holdco, intend to implement the Rights Offering in a manner that shall not cause it to be deemed a public offering in any jurisdiction. In addition, New Money Participating Credit Facility Creditors shall have the right and obligation to purchase New Secured Notes as provided in the Restructuring Term Sheet and Backstop Agreement.

Holders of the Subscription Rights, including the Backstop Parties, shall receive the opportunity to subscribe for up to $312.5 million of the New Secured Notes in accordance with and pursuant to the Plan, the Rights Offering Procedures, the Backstop Agreement, and the New Secured Notes Term Sheet; provided that the New Money Participating Credit Facility Creditors shall have the right and obligation to purchase New Secured Notes as provided in the Restructuring Term Sheet and Backstop Agreement. Each holder of Subscription Rights (including the Backstop Parties) that participates in the Rights Offering shall also receive, in consideration for its participation in the Rights Offering, its pro rata share (in respect of the Subscription Rights exercised by such Holder) of 30.0% of the issued and outstanding New Valaris Equity as of the Effective Date (including the portion allocable to the Holdback (defined below) and subject to dilution by, if relevant, the New Warrants and the Management Incentive Plan) (the “Participation Equity”).

Further, the Backstop Parties shall have the right and obligation to subscribe for the Holdback Notes (and the associated Participation Equity) (the “Holdback”) and any Subscription Rights they may hold and, in the case of the Senior Notes Backstop Parties, shall fully backstop the remainder of the Rights Offering (not being subscribed for directly by the New Money Participating Credit Facility Creditors) in accordance with the Backstop Agreement. In addition to the Participation Equity associated with the Holdback Notes for which the Backstop Parties subscribe, the Lender Backstop Parties shall receive the Lender Equity Backstop Premium and the Senior Notes Backstop Parties shall receive the Senior Notes Equity Backstop Premium in exchange for their commitments as set forth in the Backstop Agreement.

Finally, the Senior Notes Backstop Parties that were initial signatories to the Backstop Agreement received a Commitment Fee of $20 million in cash upon entry into the Backstop Agreement (and have committed to purchase a corresponding amount of New Secured Notes on the Effective Date (the “Commitment Fee Notes”)), and on the Effective Date, shall receive the Senior Noteholders PIK Notes Backstop Premium (which includes the $20 million of Commitment Fee Notes). The Lender Backstop Parties that were signatories to the Backstop Agreement shall receive the Lender PIK Notes Backstop Premium on the Effective Date.

2.       Issuance of the New Secured Notes

On the Effective Date, New Valaris Holdco will issue New Secured Notes, on the terms set forth in the Backstop Agreement, the Rights Offering Procedures, the New Secured Notes Term Sheet, and the Plan. Pursuant to the Backstop Agreement, the Backstop Parties have committed to subscribe for the full principal amount of the New Secured Notes, subject to the terms and conditions set forth therein, including, as applicable, any reduction in such amount resulting from any amounts subscribed for in the Rights Offering by persons that are not Backstop Parties. To the extent not previously assumed pursuant to an order of the Bankruptcy Court, the Backstop Agreement shall be assumed pursuant to the Confirmation Order and the Debtors shall continue to perform thereunder and comply therewith in all respects during the period through and including the Effective Date. On the Effective Date, the rights and obligations of the Debtors under the Backstop Agreement shall vest in the Reorganized Debtors. On the Effective Date, the Debtors, the Reorganized Debtors, and New Valaris Holdco, as applicable, shall pay the Backstop Premium to the Backstop Parties in accordance with the Backstop Agreement.

The New Secured Notes issued in connection with the Rights Offering will be issued in reliance on the exemption set forth on section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable or not applicable, will be issued in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption.

The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) have been prepared on the basis that any offer of the New Secured Notes or the Subscription Rights in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback within any member state of the European Economic Area (the “EEA”) or in the United Kingdom (each a “Relevant State”) will be made pursuant to an exemption under the Prospectus Regulation and/or FSMA (as applicable) from the requirement to publish a prospectus for the offer of transferable securities to the public. In relation to each Relevant State, no offer of the New Secured Notes or the Subscription Rights issued in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback may be made to the public at any time other than pursuant to an exemption under the Prospectus Regulation and/or FSMA (as applicable). In any Relevant State, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Holdback, and the Rights Offering Procedures are only addressed to and directed at: (i) “qualified investors” in that Relevant State within the meaning of the Prospectus Regulation or FSMA (as applicable, “Qualified Investors”), (ii) not more than 149 natural or legal persons, other than Qualified Investors, per Relevant State, or (iii) any other person if such address or direction does not otherwise constitute an offer of securities to the public within the meaning of the Prospectus Regulation (including in any of the other circumstances of Article 1(4) of the Prospectus Regulation) and/or FSMA (including in any of the other circumstances of section 86 of FSMA). None of the Debtors or any of their respective affiliates, New Valaris Holdco, or any persons acting on any of their behalves has authorized, nor do they authorize, the making of any offer of the New Secured Notes or the Subscription Rights through any financial intermediary, other than as may be contemplated in the Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan, the Plan Supplement, and the Rights Offering Procedures).

This Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) are not, and should not be construed as, an invitation or inducement to engage in any investment activity in relation to the New Secured Notes such as would amount to a financial promotion in the United Kingdom for the purposes of section 21 of FSMA. In the United Kingdom, the information contained in the Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement, and the Rights Offering Procedures) are intended only for use and may only be relied upon in relation to any investment activity by, and any investment activity to which such information relates may only be engaged in by, persons falling within any of the circumstances of Article 1(4) of the Prospectus Regulation who are at the relevant time: (i) investment professionals within the meaning of Article 19(5) of the FPO; (ii) high net worth companies within the meaning of Article 49(2)(a) to (d) of the FPO; (iii) persons that are existing members or creditors of the issuer of the New Secured Notes, or of an undertaking which at the relevant time is in the same group as the issuer of the New Secured Notes, falling within Article 43 of the FPO; or (iv) persons to whom the communication may otherwise lawfully be communicated (together, the “Permitted UK Persons”). Any person in the United Kingdom that is not a Permitted UK Person is not, for the purposes of any investment or investment decision, an intended recipient of the information contained in the Plan, and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) and should not use such information as the basis for taking any investment activity or investment action. The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) should not (insofar as they relate to any investment or investment activity) be distributed, communicated to, or directed at the general public in the United Kingdom otherwise than as described above.

The Reorganized Debtors and New Valaris Holdco shall use commercially reasonable efforts to ensure that the New Secured Notes will be rated as promptly as possible. In addition, on the Effective Date, to the extent that DTC will accept the New Secured Notes, the New Secured Notes will be issued through DTC.

Each issuance of the New Secured Notes on the Effective Date shall be governed by the terms and conditions set forth herein applicable to such issuance, as applicable, and by the terms and conditions of the agreements or other instruments evidencing or relating to such issuance, as applicable, including, as applicable, the Backstop Agreement, the Rights Offering Procedures, and the New Secured Notes Term Sheet, the terms and conditions of which shall bind each Entity receiving such distribution of the New Secured Notes. On the Effective Date, the issuance of the New Secured Notes shall be authorized without the need for any further corporate action and without further action by New Valaris Holdco, the Debtors, or the Reorganized Debtors, as applicable, and without any action by the Holders of Claims or Interests or other parties in interest. Any Entity’s acceptance of the New Secured Notes shall be deemed as its agreement to the Rights Offering Procedures and the New Secured Notes Term Sheet, as the same may be amended or modified from time to time in accordance with their terms. All New Secured Notes issued pursuant to the Plan will be valid and legally binding obligations of New Valaris Holdco, enforceable against New Valaris Holdco in accordance with their terms and the terms of the indenture related to the New Secured Notes.

3.       Issuance of New Valaris Equity

On or prior to the Effective Date, New Valaris Holdco shall take steps to provide that the New Valaris Equity is issued and/or transferred in accordance with the terms of the Plan, the New Organizational Documents, applicable law (including applicable securities laws), and, to the extent applicable, the Backstop Agreement and the Rights Offering Procedures. Except as otherwise specified herein, the New Valaris Equity (including the New Valaris Equity issued in connection with the Senior Notes Distributable Pool, and the Credit Facility New Valaris Equity) will be issued pursuant to section 1145 of the Bankruptcy Code or otherwise be freely transferrable under applicable securities laws without further registration, subject to certain restrictions on affiliates and underwriters under applicable securities laws.

Upon the Effective Date, (i) the New Valaris Equity shall be registered under the Securities Act and, unless otherwise agreed by the Debtors and the Required Consenting Creditors, shall be listed for public trading on a national securities exchange, and (ii) each of New Valaris Holdco and the Reorganized Debtors will be a reporting company under the Exchange Act. In addition, on or prior to the Effective Date or as soon as reasonably practicable thereafter, to the extent that DTC will accept such Securities, the New Valaris Equity will be issued through or transferred to DTC.

The New Valaris Equity issued in connection with the Plan and the Rights Offering will be issued in reliance on the exemption set forth in section 1145 of the Bankruptcy Code and, in the case of the Participation Equity issued in connection with the Holdback and Backstop Commitments, and the Additional Backstop Equity, will be issued in reliance on the exemption set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, will be issued in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption. The New Valaris Equity will be issued in accordance with the implementation of the terms of the Plan, the New Organizational Documents, applicable law (including applicable securities laws), and, to the extent applicable, the Backstop Agreement.

The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement, and the Rights Offering Procedures) have been prepared on the basis that any offer of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity) issued in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback within any Relevant State will either (i) not form part of any offer or invitation to purchase, acquire, subscribe for, sell, otherwise dispose of or issue any securities or any solicitation of any offer to purchase, acquire, subscribe for, sell or otherwise dispose of, any security for the purposes of the Prospectus Regulation and/or FSMA (as applicable) or (ii) be made pursuant to an exemption under the Prospectus Regulation and/or FSMA (as applicable) from the requirement to publish a prospectus for the offer of transferable securities to the public. In relation to each Relevant State, no offer of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity) issued in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback may be made to the public at any time other than pursuant to an exemption under the Prospectus Regulation and/or FSMA (as applicable). In any Relevant State, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Holdback, and the Rights Offering Procedures are only addressed to and directed at: (i) Qualified Investors in that Relevant State; (ii) not more than 149 natural or legal persons, other than Qualified Investors, per Relevant State; or (iii) any other person if such address or direction does not otherwise constitute an offer of securities to the public within the meaning of the Prospectus Regulation (including in any of the other circumstances of Article 1(4) of the Prospectus Regulation) and/or FSMA (including in any of the other circumstances of section 86 of FSMA). None of the Debtors or any of their respective affiliates, New Valaris Holdco, or any persons acting on any of their behalves has authorized, nor do they authorize, the making of any offer of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity) through any financial intermediary, other than as may be contemplated in the Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures).

The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) are not, and should not be construed as, an invitation or inducement to engage in any investment activity in relation to the New Valaris Equity such as would amount to a financial promotion in the United Kingdom for the purposes of section 21 of FSMA. In the United Kingdom, the information contained in the Plan or any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) is intended only for use and may only be relied upon in relation to any investment activity by, and any investment activity to which such information relates may only be engaged in by, persons falling within any of the circumstances of Article 1(4) of the Prospectus Regulation who are at the relevant time: (i) investment professionals within the meaning of Article 19(5) of the FPO; (ii) high net worth companies within the meaning of Article 49(2)(a) to (d) of the FPO; (iii) persons that are existing members or creditors of the issuer of the relevant securities, or of an undertaking which at the relevant time is in the same group as the issuer of the relevant securities, falling within Article 43 of the FPO or (iv) Permitted UK Persons. Any person in the United Kingdom that is not a Permitted UK Person is not, for the purposes of any investment or investment decision, an intended recipient of the information contained in the Plan or any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) and should not use such information as the basis for taking any investment activity or investment action. The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) should not (insofar as they relate to any investment or investment activity) be distributed, communicated to, or directed at the general public in the United Kingdom otherwise than as described above.

Each issuance or transfer of the New Valaris Equity on or around the Effective Date shall be governed by the terms and conditions set forth in the Plan (including the Plan Supplement) applicable to such issuance or transfer, as applicable, and by the terms and conditions of the agreements and other instruments evidencing or relating to such issuance, as applicable, including as applicable, the Backstop Agreement, the Rights Offering Procedures, the Amended Restructuring Support Agreement, and the Restructuring Term Sheet, the terms and conditions of which shall bind each Entity receiving such issuance of the New Valaris Equity. On or prior to the Effective Date, except as otherwise provided in the Plan, the Plan Supplement, or the UK Implementation Agreement, the issuance of the New Valaris Equity shall be authorized without the need for any further corporate action and without any further action by New Valaris Holdco, the Debtors or the Reorganized Debtors, as applicable, and without any action by the Holders of Claims or Interests or other parties in interest. Any Entity’s acceptance of the New Valaris Equity shall be deemed as its agreement to the New Organizational Documents, as the same may be amended or modified from time to time following the Effective Date in accordance with their terms, and to the extent applicable, the Rights Offering Procedures. All of the New Valaris Equity issued pursuant to the Plan shall, pursuant to the Restructuring Transactions, be duly authorized, validly issued, fully paid, and non-assessable.

The issuance of the New Valaris Equity issued in connection with the Plan, the Plan Supplement, or the Rights Offering (including the Participation Equity and the Additional Backstop Equity) shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. The Reorganized Debtors, including New Valaris Holdco, intend to implement the issuance of the New Valaris Equity in a manner that will not cause it to be deemed a public offering in any jurisdiction and no action has been taken, nor will be taken, in any jurisdiction that would permit a public offering in any jurisdiction where such action for that purpose is required.

4.       Issuance of New Warrants

New Valaris Holdco (as set forth in the Restructuring Transactions Memorandum) will issue the New Warrants only to the extent required by the Plan. All of the New Warrants issued pursuant to the Plan shall be duly authorized and validly issued, and the shares of New Valaris Equity issued upon the exercise of the New Warrants shall, subject to applicable law, upon issuance, be duly authorized, validly issued, fully paid, and non-assessable, in each case without the need for any further corporate action and without any further action by New Valaris Holdco, the Debtors or Reorganized Debtors, as applicable.

5.       Cash on Hand

New Valaris Holdco, the Debtors, or the Reorganized Debtors, as applicable, shall use Cash on hand to fund distributions to certain Holders of Allowed Claims, consistent with the terms of the Plan.

D.           Corporate Action

On or before the Effective Date, as applicable, all actions contemplated under the Plan, the Plan Supplement, or the UK Implementation Agreement shall be deemed authorized and approved in all respects, including: (1) adoption or assumption, as applicable, of the agreements with existing management, subject to the modifications agreed to in the Amended Restructuring Support Agreement; (2) selection of the directors, managers, and officers for New Valaris Holdco and the Reorganized Debtors; (3) implementation of the Restructuring Transactions; and (4) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date). All matters provided for in the Plan involving the corporate structure of New Valaris Holdco (or its subsidiaries), the Debtors or the Reorganized Debtors, as applicable, and any corporate action required by New Valaris Holdco (or its subsidiaries), the Debtors, or the Reorganized Debtors in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers of New Valaris Holdco (or its subsidiaries), the Debtors or the Reorganized Debtors, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of New Valaris Holdco (or its subsidiaries), the Debtors or the Reorganized Debtors, as applicable, shall be authorized to issue, execute, and deliver the agreements, documents, Securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of New Valaris Holdco (or its subsidiaries) and the Reorganized Debtors, including the Backstop Agreement, the New Organizational Documents, and any and all other agreements, documents, Securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this Article IV.D shall be effective notwithstanding any requirements under non-bankruptcy law.

E.           Corporate Existence

Except as otherwise provided in the Plan, the Plan Supplement, or the UK Implementation Agreement, each Debtor shall continue to exist immediately after the Effective Date as a separate corporate entity, limited liability company, partnership, or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership, or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and by-laws (or other formation documents) in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws (or other formation documents) are amended under the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings, approvals, or consents required under applicable law). For the avoidance of doubt, (i) Reorganized Valaris (and any other Reorganized Debtor specified in the Plan Supplement) or (ii) immediately after the Effective Date, one or more of the Reorganized Debtors may be disposed of, dissolved, wound down, or liquidated without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

F.           Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or the Plan Supplement, or in any agreement, instrument, or other document incorporated in the Plan, on the Effective Date, all property in each Debtor’s Estate, all Causes of Action of the Debtors, and any property acquired by any of the Debtors under the Plan shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges, or other encumbrances. On and after the Effective Date, except as otherwise provided herein, each Reorganized Debtor and New Valaris Holdco (and its subsidiaries) may operate its business and may use, acquire, or dispose of property and compromise or settle any Claims, Interests, or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules.

G.           Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except as otherwise provided in the Plan, the Confirmation Order, any agreement, instrument or other document entered into in connection with or pursuant to the Plan or the Restructuring Transactions Memorandum, all notes, instruments, certificates, agreements and other documents evidencing Claims or Interests, including the Credit Facility Claims, shall be deemed cancelled, surrendered and discharged without any need for further action or approval of the Bankruptcy Court or for a Holder to take further action, and the obligations of the Debtors or the Reorganized Debtors, as applicable, thereunder or in any way related thereto shall be deemed satisfied in full and discharged, and the Agents shall be released from all duties thereunder; provided that, notwithstanding such cancellation and release, any indenture, credit document or agreement, and any other instrument, certificate, agreement or other document that governs the rights, claims, or remedies of the Holder of a Claim or Interest shall continue in full force and effect solely to the extent necessary to: (a) allow Holders of Allowed Claims to receive distributions, allocations, and/or issuances under the Plan; (b) allow and preserve the rights of the Agents, as applicable, to receive from the Debtors and make distributions, allocations, and/or issuances on account of Allowed Claims as provided herein and the Confirmation Order (subject to any applicable charging liens) and to take any actions to perform their obligations (if any) under the Plan and Confirmation Order; (c) preserve all rights, remedies, indemnities, powers, and protections of the Agents, as applicable, as against any person or Entity other than the Debtors; (d) allow the Agents to appear and be heard in the Chapter 11 Cases, or in any proceeding in the Bankruptcy Court or any other court; (e) allow for the cash collateralization or replacement of Credit Facility Letters of Credit pursuant to Article IV.S. hereof, including the continued application of letter of credit fees until a letter of credit is drawn or terminated; and (e) with respect to Existing Interests in Valaris, enable the Administration and any relief sought pursuant thereto. The Credit Facility Charging Lien shall attach to distributions made by the Distribution Agent in the same manner as if such distributions were made through the Credit Facility Agent. In the event that, notwithstanding the Debtor’s good faith efforts, the New Valaris Equity or other Plan consideration to be distributed the Holders of Credit Facility Claims is not approved to be eligible for distribution through DTC as of the Effective Date of the Plan, then the Debtors and the Credit Facility Agent shall confer regarding a methodology of distribution consistent with the terms of the Credit Agreement.

On the Effective Date of the Plan, notwithstanding anything to the contrary in the Plan, all of the Senior Notes and the Notes Indentures shall be deemed cancelled and discharged (unless already cancelled and discharged as part of the Restructuring Transactions), the Debtors shall have no further obligations thereunder, and the Notes Trustees, and their respective agents, successors and assigns shall each be automatically and fully released and discharged of and from all duties to the Holders of Senior Notes and Senior Notes Claims under the relevant Notes Indenture, except for such Notes Trustee’s duty to make Plan distributions delivered to it by the Debtors or the Distribution Agent in accordance with the relevant Notes Indenture. Subject to Article VIII of the Plan, all rights, protections, and powers of the Notes Trustees as against the Holders of Senior Notes Claims under the Notes Indentures are preserved and the provisions of each Notes Indenture shall continue in full force and effect solely to the extent necessary to enable the relevant Notes Trustee to: (i) allow Holders of Senior Notes Claims to receive distributions under the Plan; (ii) allow and preserve the relevant Notes Trustee’s right to receive and make distributions under the Plan to its respective holders; (iii) allow each Notes Trustee to enforce any obligations owed to it individually under the Plan; (iv) preserve each Notes Trustee’s rights to compensation and indemnification, including, if applicable, in their capacities as paying agent, transfer agent, or security registrar under a Notes Indenture, as against any money or property distributable to Holders of Senior Notes Claims, including permitting the relevant Notes Trustee to maintain, enforce, and exercise its Notes Trustee Charging Liens against such distributions; and (v) preserve all rights, including rights of enforcement, of the relevant Notes Trustee against any person other than a Released Party, including but not limited to claims for indemnification or contribution from the Holders of the Senior Notes Claims pursuant and subject to the relevant Notes Indentures. All distributions made under the Plan on account of the Allowed Claims of the Holders of Senior Notes Claims shall be made to or at the direction of the respective Notes Trustee for further distribution to the relevant holders of Allowed Senior Notes Claims under the terms of the relevant Notes Indenture, including those provisions relating to the surrender and cancellation of the applicable Senior Notes. Regardless of whether such distributions are made by any Notes Trustee, or by the Distribution Agent at the reasonable direction of any Notes Trustee, the applicable Notes Trustee Charging Liens shall attach to such distributions in the same manner as if such distributions were made through the applicable Notes Trustee. In the event that, notwithstanding the Debtor’s good faith efforts, the New Valaris Equity or other Plan consideration to be distributed the Holders of Senior Notes Claims is not approved to be eligible for distribution through DTC as of the Effective Date of the Plan, then the Debtors and each of the Notes Trustees shall confer regarding a methodology of distribution consistent with the terms of the applicable Notes Indenture.

H.           Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and New Valaris Holdco (and its subsidiaries), and the officers and members of the boards of directors and managers thereof, are authorized to and may issue, execute, deliver, file, or record such contracts, Securities, instruments, releases, and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement, and further evidence the terms and conditions of the Plan, the New Organizational Documents, and the Securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors or New Valaris Holdco (and its subsidiaries), without the need for any approvals, authorizations, or consents except for those expressly required under the Plan.

After the performance by the applicable Agents and their respective representatives and professionals of any obligations and duties required under or related to the Plan or the Confirmation Order, the Agents shall be relieved of and released from any obligations and duties arising thereunder.

I.             New Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on or as soon as reasonably practicable after the Effective Date, except as otherwise provided in the Plan or the Restructuring Transactions Memorandum, the Reorganized Debtors and New Valaris Holdco will file the New Organizational Documents with the applicable Secretary of State and/or other applicable authorities in the state, province, or country of incorporation in accordance with the applicable corporate laws of the respective state, province, or country of incorporation. Pursuant to section 1123(a)(6) of the Bankruptcy Code, the New Organizational Documents will prohibit the issuance of non-voting equity Securities. After the Effective Date, Reorganized Debtors and New Valaris Holdco (and its subsidiaries) may amend and restate New Organizational Documents, and the Reorganized Debtors and New Valaris Holdco (and its subsidiaries) may file their respective certificates or articles of incorporation, bylaws, or such other applicable formation documents, and other constituent documents as permitted by the laws of the respective states, provinces, or countries of incorporation and the New Organizational Documents.

J.            Certain Securities Law Matters

The offering, issuance, and distribution of the New Valaris Equity in connection with the Senior Notes Distributable Pool and the Credit Facility New Valaris Equity, and the New Warrants, as applicable, as contemplated by Article III.B hereof, shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act, any other applicable law requiring registration prior to the offering, issuance, distribution, or sale of Securities in accordance with, and pursuant to, section 1145 of the Bankruptcy Code, and any other registration rights applicable outside the United States. Such New Valaris Equity will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 1145(b) of the Bankruptcy Code, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.

The New Secured Notes and the New Valaris Equity constituting the Participation Equity issued in connection with the Subscription Rights in the Rights Offering will be issued in reliance upon the exemption set forth in section 1145 of the Bankruptcy Code other than as set forth below.

The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) are not, and should not be construed as, an invitation or inducement to engage in any investment activity in relation to any securities to which the Plan, the Plan Supplement, or any documents related thereto relate (including the New Secured Notes, the Subscription Rights, the New Warrants or the New Valaris Equity) such as would amount to a financial promotion in the United Kingdom for the purposes of section 21 of FSMA. In the United Kingdom, the information contained in the Plan or any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement, and the Rights Offering Procedures) is intended only for use and may only be relied upon in relation to any investment activity by, and any investment activity to which such information relates may only be engaged in by, persons falling within any of the circumstances of Article 1(4) of the Prospectus Regulation who are at the relevant time: (i) investment professionals within the meaning of Article 19(5) of the FPO; (ii) high net worth companies within the meaning of Article 49(2)(a) to (d) of the FPO; (iii) persons that are existing members of creditors of the issuer of the relevant securities, or of an undertaking which at the relevant time is in the same group as the issuer of the relevant securities, falling within Article 43 of the FPO; or (iv) the Permitted UK Persons. Any person in the United Kingdom that is not a Permitted UK Person is not, for the purposes of any investment or investment decision, an intended recipient of the information contained in the Plan, the Plan Supplement, or any documents related thereto and should not use such information as the basis for taking any investment activity or investment action. The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) should not (insofar as they relate to any investment or investment activity) be distributed, communicated to, or directed at the general public in the United Kingdom otherwise than as described above.

The Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement and the Rights Offering Procedures) have been prepared on the basis that any offer of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity), the New Secured Notes (including the Backstop Premium and the Commitment Fee Notes), or the Subscription Rights issued in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback within any Relevant State will either (i) not form part of any offer or invitation to purchase, acquire, subscribe for, sell, otherwise dispose of or issue any securities or any solicitation of any offer to purchase, acquire, subscribe for, sell or otherwise dispose of, any security for the purposes of the Prospectus Regulation and/or FSMA (as applicable) or (ii) be made pursuant to an exemption under the Prospectus Regulation and/or FSMA (as applicable) from the requirement to publish a prospectus for the offer of transferable securities to the public. In relation to each Relevant State, no offer of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity), the New Secured Notes, or the Subscription Rights issued in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback may be made to the public at any time other than pursuant to an exemption under the Prospectus Regulation and/or FSMA (as applicable). In any Relevant State, the Disclosure Statement, the Plan, the Plan Supplement, the Rights Offering, the Holdback, and the Rights Offering Procedures are only addressed to and directed at: (i) Qualified Investors in that Relevant State; (ii) not more than 149 natural or legal persons, other than Qualified Investors, per Relevant State; or (iii) any other person if such address or direction does not otherwise constitute an offer of securities to the public within the meaning of the Prospectus Regulation (including in any of the other circumstances of Article 1(4) of the Prospectus Regulation) and/or FSMA (including in any of the other circumstances of section 86 of FSMA).

The issuance of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity), the New Secured Notes (including the Backstop Premium and the Commitment Fee Notes), and the Subscription Rights in connection with the Plan, the Plan Supplement, the Rights Offering, the Backstop Agreement, or the Holdback shall not constitute an invitation or offer to sell, or the solicitation of an invitation or offer to buy, any securities in contravention of any applicable law in any jurisdiction. No action has been taken, nor will be taken, in any jurisdiction that would permit a public offering of any of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity), the New Secured Notes (including the Backstop Premium and the Commitment Fee Notes), and the Subscription Rights in any jurisdiction where such action for that purpose is required.

None of the Debtors or any of their respective affiliates, New Valaris Holdco, or any persons acting on any of their behalves has authorized, nor do they authorize, the making of any offer of the New Valaris Equity (including the Participation Equity and the Additional Backstop Equity), the New Secured Notes (including the Backstop Premium and the Commitment Fee Notes), or the Subscription Rights through any financial intermediary, other than as may be contemplated in the Plan and any documents related thereto (including, without limitation, the Disclosure Statement, the Plan Supplement, and the Rights Offering Procedures).

The New Secured Notes issued constituting the Backstop Premium (including the Commitment Fee Notes) will be issued in reliance on the exemptions set forth in section 1145 of the Bankruptcy Code and in reliance on an applicable exemption under the Prospectus Regulation. The New Valaris Equity constituting the Additional Backstop Equity will be issued in reliance on the exemption set forth in section 1145 of the Bankruptcy Code to the maximum extent possible and, to the extent such exemption is unavailable, in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption.

The New Secured Notes and the New Valaris Equity constituting the Participation Equity issued pursuant to the Backstop Agreement and the Holdback will be issued in reliance on the exemption provided by section 4(a)(2) under the Securities Act or another applicable exemption.

Any Securities issued in reliance on Section 4(a)(2), including in compliance with Rule 506 of Regulation D, and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration, or an applicable exemption from registration under the Securities Act and other applicable law. Any Securities issued in reliance on section 1145 of the Bankruptcy Code will be freely tradable in the United States by the recipients thereof, subject to the provisions of section 1145(b)(1) of the Bankruptcy Code relating to the definition of an underwriter in section 2(a)(11) of the Securities Act, and compliance with applicable securities laws and any rules and regulations of the United States Securities and Exchange Commission, if any, applicable at the time of any future transfer of such Securities or instruments and subject to any restrictions in the New Organizational Documents.

All New Valaris Equity and New Secured Notes issued in connection with the Rights Offering or to the Backstop Parties that is not issued in reliance on the exemption set forth in section 1145 of the Bankruptcy Code, and, if applicable, any such securities that are issued in reliance on such exemption but are held by an “affiliate” of New Valaris Holdco, will be subject to the Registration Rights Agreement, which will provide for customary registration rights including, among other things, a resale shelf registration amount (the “Registration Statement”) to be filed by New Valaris Holdco within 30 days of the Effective Date if New Valaris Holdco is eligible to use Form S-3, and 45 days if New Valaris Holdco is not eligible to use Form S-3 and, in the case of New Valaris Equity, customary demand and piggyback registration rights. For the avoidance of doubt, the Registration Rights Agreement will provide for underwritten shelf takedowns. In addition, on the Effective Date, to the extent that DTC will accept such securities, all New Valaris Equity and New Secured Notes will be issued through DTC.

K.           Exemptions from Certain Taxes and Fees

To the fullest extent permitted by section 1146(a) of the Bankruptcy Code and under applicable United Kingdom laws, any transfers (whether from a Debtor to a Reorganized Debtor or to any other Entity) of property under the Plan or pursuant to: (a) the issuance, distribution, transfer, or exchange of any debt, equity security, or other interest in the Debtors or the Reorganized Debtors, including the New Secured Notes and the New Valaris Equity; (b) the Restructuring Transactions; (c) the creation, modification, consolidation, termination, refinancing, and/or recording of any mortgage, deed of trust, or other security interest, or the securing of additional indebtedness by such or other means; (d) the making, assignment, or recording of any lease or sublease; (e) the grant of collateral as security for the New Secured Notes; or (f) the making, delivery, or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments, or other instrument of transfer executed in connection with any transaction arising out of, contemplated by, or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax (except to the extent required under applicable United Kingdom law), conveyance fee, intangibles or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee, regulatory filing or recording fee, or other similar tax or governmental assessment, and upon entry of the Confirmation Order, the appropriate state or local governmental officials or agents shall forego the collection of any such tax or governmental assessment and accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax, recordation fee, or governmental assessment. All filing or recording officers (or any other Entity with authority over any of the foregoing), wherever located and by whomever appointed, shall comply with the requirements of section 1146(c) of the Bankruptcy Code, shall forego the collection of any such tax or governmental assessment, and shall accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

L.            Board of Directors

On the Effective Date, the New Valaris Holdco Board shall consist of seven members, comprised of (i) the Chief Executive Officer of New Valaris Holdco; (ii) four members nominated by the Ad Hoc Group; and (iii) two members nominated by a majority of Holders by principal amount of Credit Facility Claims.

M.           Management Incentive Plan

On and after the Effective Date, the New Valaris Holdco Board shall be authorized to institute the Management Incentive Plan consistent with the terms and conditions set forth in the Management Incentive Plan Term Sheet attached to the Restructuring Term Sheet as Exhibit 6. The terms and conditions and timing of awards under the Management Incentive Plan shall be determined by the New Valaris Holdco Board.

N.           Employee Obligations

Pursuant to the Amended Restructuring Support Agreement and the Restructuring Term Sheet, the Consenting Creditors consent to (i) the continuation of the Debtors’ wages, compensation, and benefits programs according to existing terms and practices, including executive compensation programs; provided that the assumption of any existing employment and change in control agreements, severance agreements and cash denominated incentive awards is subject to such changes and amendments as agreed to in the Restructuring Support Agreement (which such amendments shall be effective upon the Effective Date and in form and substance acceptable to the Reorganized Debtors) and (ii) any motions in the Bankruptcy Court for approval thereof.

Except as otherwise provided in the Plan or the Plan Supplement, on the Effective Date, subject to any Final Order and, without limiting any authority provided to the New Valaris Holdco Board under the Debtors’ respective formation and constituent documents, the Reorganized Debtors shall: (1) amend, adopt, assume, and/or honor in the ordinary course of business any contracts, agreements, policies, programs, and plans, in accordance with their respective terms, for, among other things, compensation, including any incentive plans, retention plans, health care benefits, disability benefits, deferred compensation benefits, savings, severance benefits, retirement benefits, welfare benefits, workers’ compensation Insurance Policies, supplemental executive retirement plans, change-in-control agreements, and accidental death and dismemberment Insurance Policies for the directors, officers, and employees of any of the Debtors who served in such capacity before and after the effective date of the Restructuring Support Agreement; and (2) honor, in the ordinary course of business, Claims of employees employed as of the Effective Date for accrued vacation time arising prior to the effective date of the Restructuring Support Agreement and not otherwise paid in the ordinary course of business or pursuant to a court order. Notwithstanding the foregoing, pursuant to section 1129(a)(13) of the Bankruptcy Code, from and after the Effective Date, the Reorganized Debtors shall continue to pay and honor all retiree benefits (as such term is defined in section 1114 of the Bankruptcy Code), if any, in accordance with applicable law. For the avoidance of doubt, nothing herein shall impact or limit the ability of New Valaris Holdco (or its subsidiaries) or Reorganized Valaris to amend, modify, or terminate such arrangements in accordance with their terms following the Effective Date.

Notwithstanding anything to the contrary herein: (1) (i) all existing employment and change in control agreements, (ii) all existing severance arrangements, including the Executive Severance Plan, and (iii) all existing incentive awards denominated in cash shall be assumed subject to the modifications set forth in the Management Incentive Plan Term Sheet attached as Exhibit 6 to the Restructuring Term Sheet and will be listed in the Plan Supplement; (2) in respect of any person who is an insider (as defined in the Bankruptcy Code) of the Debtors and other than in the ordinary course of business, there shall be no new or further incentive or retention programs put into place during the Chapter 11 Cases absent the consent of the Ad Hoc Group and the Credit Facility Agent (such consent not to be unreasonably withheld, conditioned, or delayed); (3) the assets of the 2005 Benefit Reserve Trust and the Trust Agreement executed August 27, 2003 and revised and restated, effective January 1, 2004, by and between ENSCO International Incorporated, each participating affiliated company who is or becomes a signatory thereto, and T. Rowe Price Trust Company rabbi trusts shall be used to satisfy the claims of creditors and shall be terminated; (4) no change in control provision under any employment or severance agreement shall be triggered as a result of the Plan or the Restructuring Transactions; (5) any equity grant requirement in an employment agreement will be superseded by the Management Incentive Plan; and (6) notwithstanding anything to the contrary in Article III above, no New Warrants shall be issued on account of Existing Equity Interests held in the Valaris Savings Plan and, on the Effective Date, the Valaris Savings Plan shall receive $46,439.77 in Cash.

O.           Qualified Defined Benefit Plan

Valaris sponsors the Rowan Pension Plan (the “Pension Plan”).  The Pension Plan is a single employer defined benefit pension plan covered by Title IV of ERISA and insured by PBGC.  Upon the Effective Date, the Pension Plan and its liabilities will be assumed by New Valaris Holdco or another Reorganized Debtor (excluding Reorganized Valaris) pursuant to the Plan. The Pension Plan is and will continue to remain subject to applicable requirements of ERISA and the Internal Revenue Code.

With respect to the Pension Plan, no provision of the Plan, Confirmation Order, or section 1141 of the Bankruptcy Code shall be construed to discharge, release, or relieve the Reorganized Debtors, or their successors, from liabilities or requirements imposed under any law or regulatory provision arising after the Effective Date with respect to the Pension Plan or PBGC. PBGC and the Pension Plan will not be enjoined or precluded from enforcing such liability with respect to the Pension Plan as a result of any provision of the Plan, the Confirmation Order, or section 1141 of the Bankruptcy Code that provides for the release, exculpation, and discharge of claims. PBGC, the Debtors, and the Reorganized Debtors agree that all proofs of claim filed by PBGC shall be deemed withdrawn with prejudice as of the Effective Date.

P.            Cancellation of Restricted Stock Units

Unless otherwise ordered by the Bankruptcy Court after notice and a hearing, any restricted stock units that:  (i) were granted under prior long-term incentive plans of the Debtors; (ii) are unvested as of the Debtors’ emergence from these chapter 11 cases; and (iii) are held by employees of the Debtors that receive payments under the Modified KEIP (as defined in the KEIP Order) or Modified KERP (as defined in the KERP Order) shall be cancelled and released without recovery on account thereof. For avoidance of doubt, all equity or equity–based awards (including phantom awards denominated in equity, options, and equity appreciation rights), granted to employees, directors or other service providers, whether or not vested, shall be cancelled as of the Effective Date; provided that all equity or equity-based awards that are vested as of immediately prior to the Effective Date will be entitled to participate in their pro rata share of the recovery for Interests.

Q.           Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtors and New Valaris Holdco (and its subsidiaries) shall retain and may enforce all rights to commence and pursue any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically enumerated in the Plan Supplement, and the Reorganized Debtors’ rights (or those of New Valaris Holdco or its subsidiaries) to commence, prosecute, or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date, other than the Causes of Action released by the Debtors pursuant to the releases and exculpations contained in the Plan, including in Article VIII hereof, which shall be deemed released and waived by the Debtors and Reorganized Debtors as of the Effective Date.

The Reorganized Debtors and New Valaris Holdco (or its subsidiaries) may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors and New Valaris Holdco (or its subsidiaries), as relevant. No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against it as any indication that the Debtors, the Reorganized Debtors, or New Valaris Holdco (or its subsidiaries) will not pursue any and all available Causes of Action of that Entity against it. Except as specifically released under the Plan or pursuant to a Final Order, the Debtors, the Reorganized Debtors, and New Valaris Holdco (or its subsidiaries) expressly reserve all rights to prosecute any and all Causes of Action against any Entity. Unless any Causes of Action of the Debtors against an Entity are expressly waived, relinquished, exculpated, released, compromised, or settled in the Plan or pursuant to a Final Order, the Reorganized Debtors expressly reserve all such Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable, or otherwise), or laches, shall apply to such Causes of Action upon, after, or as a consequence of the Confirmation or Consummation.

The Reorganized Debtors reserve and shall retain the Causes of Action of the Debtors notwithstanding the rejection of any Executory Contract or Unexpired Lease during the Chapter 11 Cases or pursuant to the Plan. In accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that a Debtor may hold against any Entity shall vest in the Reorganized Debtors. Other than as set forth in the Plan Supplement, the UK Implementation Agreement or any other agreement related thereto, the Reorganized Debtors shall have the exclusive right, authority, and discretion to determine and to initiate, file, prosecute, enforce, abandon, settle, compromise, release, withdraw, or litigate to judgment any such Causes of Action, or to decline to do any of the foregoing, without the consent or approval of any third party or any further notice to or action, order, or approval of the Bankruptcy Court.

R.            Payment of Notes Trustee Fees

On the Effective Date, the Debtors, the Reorganized Debtors, or New Valaris Holdco (or its subsidiaries), as applicable, shall pay in Cash all reasonable and documented unpaid Notes Trustee Fees that are required to be paid under the Notes Indentures, without the need for the Notes Trustees to file fee applications with the Bankruptcy Court and without reduction to recoveries on account of the Pride Bond Claims, Ensco International Bond Claims, Jersey Bond Claims, Valaris Bond Claims, and/or Legacy Rowan Bond Claims for payment of any Notes Trustee Fees. Nothing herein shall in any way affect or diminish the right of the Notes Trustees to exercise their respective Notes Trustee Charging Liens against distributions on account of the Notes Claims with respect to any unpaid Notes Trustee Fees, as applicable.

S.             Payment of Credit Facility Agent Fees

To the extent not paid as additional restructuring fees pursuant to Article XIII.D hereunder, on the Effective Date, the Debtors, the Reorganized Debtors, or New Valaris Holdco (or its subsidiaries), as applicable, shall pay in Cash all reasonable and documented unpaid Credit Facility Agent Fees that are required to be paid under the Credit Agreement (including under any Fee Letters (as defined in the Credit Agreement), without the need for the RCF Agent to file fee applications with the Bankruptcy Court and without reduction to recoveries on account of the Credit Facility Claims. Nothing herein shall in any way affect or diminish the right of the Credit Facility Agent to exercise the Credit Facility Agent Charging Lien against distributions on account of the Credit Facility Claims with respect to any unpaid Credit Facility Agent Fees.

T.             Replacement or Cash Collateralization of Credit Facility Letters of Credit

On or prior to the Effective Date, all Credit Facility Letters of Credit shall be replaced or cash collateralized pursuant to the terms of the Credit Facility.

ARTICLE V
TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.	Assumption and Rejection of Executory Contracts and Unexpired Leases

On the Effective Date, except as otherwise provided herein or in the Plan Supplement or the UK Implementation Agreement (or any other agreement related thereto), each Executory Contract and Unexpired Lease (including those set forth in the Assumption List) shall be assumed and assigned to the applicable Reorganized Debtor in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code, other than:  (1) those that are identified on the Rejection List; (2) those that have been previously rejected by a Final Order; (3) those that are the subject of a motion to reject Executory Contracts or Unexpired Leases that is pending on the Effective Date; or (4) those that are subject to a motion to reject an Executory Contract or Unexpired Lease pursuant to which the requested effective date of such rejection is after the Effective Date.

Entry of the Confirmation Order by the Bankruptcy Court shall constitute a Final Order approving the assumptions and assumptions and assignments of the Executory Contracts and Unexpired Leases as set forth in the Plan and the Assumption List and the rejections of the Executory Contracts and Unexpired Leases as set forth in the Rejection List, pursuant to sections 365(a) and 1123 of the Bankruptcy Code. Any motions to assume Executory Contracts or Unexpired Leases pending on the Effective Date shall be subject to approval by the Bankruptcy Court on or after the Effective Date by a Final Order. Each Executory Contract and Unexpired Lease assumed pursuant to this Article V.A or by any order of the Bankruptcy Court, which has not been assigned to a third party prior to the Confirmation Date, shall revest in and be fully enforceable by the Reorganized Debtors in accordance with its terms, except as such terms are modified by the provisions of the Plan or any order of the Bankruptcy Court authorizing and providing for its assumption under applicable federal law. Notwithstanding anything to the contrary in the Plan, the Debtors or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejection List or the Assumption List identified in this Article V.A and in the Plan Supplement at any time through and including the Effective Date, or later, (a) with the consent of the Creditors Committee or (b)  after a determination is made by the Bankruptcy Court regarding a disputed Cure Claim amount; provided that the Debtors or the Reorganized Debtors shall not alter, amend, modify, or supplement the Assumption List or the Rejection List with respect to any Newbuild Contracts after the Effective Date.

If the Shipyard does not vote in favor of the Plan, the effective date of rejection of the Newbuild Contracts shall be the Effective Date of the Plan unless otherwise agreed to by the Shipyard and the Newbuild Debtors with the consent of the Required Consenting Creditors. If the Shipyard votes in favor of the Plan, the Newbuild Contracts shall be assumed under section 365(a) of the Bankruptcy Code effective as of the Effective Date of the Plan and receipt by the Shipyard of the consideration set forth in the Plan. On or prior to the Effective Date and assumption of the Newbuild Contracts, the Newbuild Debtors shall transfer their owned equipment as set forth in the Newbuild Assumption Term Sheet free and clear of all Liens and Claims to the Shipyard.

To the extent that any provision in any Executory Contract or Unexpired Lease assumed or assumed pursuant to section 365 of the Bankruptcy Code and assigned or novated pursuant to the Plan restricts or prevents, or purports to restrict or prevent, or is breached or deemed breached by, the assumption or assumption and assignment or novation of such Executory Contract or Unexpired Lease (including any “change of control” or “asset transfer” provision), then such provision shall be deemed modified such that the transactions contemplated by the Plan shall not entitle the Executory Contract or Unexpired Lease counterparty thereto to terminate such Executory Contract or Unexpired Lease or to exercise any other default-related rights with respect thereto.

The Debtors shall reasonably provide the Credit Facility Agent, the Ad Hoc Group and their respective advisors with all reasonable information needed to analyze such decision to reject any material Executory Contract or material Unexpired Lease; provided that this shall not require any Debtor to (1) take any action that is restricted or prohibited by obligations of confidentiality binding on any Debtor, applicable law or the rules of any applicable securities exchange (provided that the Debtors must only withhold the portion of such information or materials that are actually subject to such confidentiality obligations, applicable law or rules of any applicable securities exchange) nor (2) disclose any document or share any information over which any Debtor asserts any legal professional privilege nor waive or forego the benefit of any applicable legal professional privilege.

B.	Claims Based on Rejection of Executory Contracts or Unexpired Leases

Entry of the Confirmation Order shall constitute a Bankruptcy Court order approving the rejections, if any, of any Executory Contracts or Unexpired Leases as provided for in the Plan or the Rejection List, as applicable, effective as of the Effective Date unless an earlier rejection date is set forth in the Confirmation Order or prior Court Order. Unless otherwise provided by a Final Order of the Bankruptcy Court, all Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, pursuant to the Plan or the Confirmation Order, if any, must be Filed with the Bankruptcy Court within thirty days after the later of (1) the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving such rejection, or (2) the effective date of such rejection.

Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed with the Bankruptcy Court within such time (unless previously filed) will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors, the Reorganized Debtors, or New Valaris Holdco (or its subsidiaries), the Estates, or their property without the need for any objection by the Reorganized Debtors or further notice to, or action, order, or approval of the Bankruptcy Court or any other Entity, and any Claim arising out of the rejection of the Executory Contract or Unexpired Lease shall be deemed fully satisfied, released, and discharged, notwithstanding anything in the Schedules to the contrary.

All Allowed Claims arising from the rejection of the Debtors’ Executory Contracts or Unexpired Leases shall be classified as General Unsecured Claims and shall be treated in accordance with Article III hereof and may be objected to in accordance with the provisions of Article VII hereof and the applicable provisions of the Bankruptcy Code and Bankruptcy Rules.

Notwithstanding anything to the contrary in the Plan, the Debtors, or the Reorganized Debtors, as applicable, reserve the right to alter, amend, modify, or supplement the Rejection List at any time through and including 30 days after the Effective Date.

C.	Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date, subject to the limitations described herein, or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree.

In the event of a dispute regarding (1) the amount of any payments to cure such a default, (2) the ability of the Reorganized Debtors or any assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the Executory Contract or Unexpired Lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order or orders resolving the dispute and approving the assumption. Prior to the Confirmation Hearing, the Debtors shall provide for notices of proposed assumption and proposed cure amounts to be sent to applicable third parties and for procedures for objecting thereto and resolution of disputes by the Bankruptcy Court. Any objection by a counterparty to an Executory Contract or Unexpired Lease to a proposed assumption or related cure amount must be Filed, served, and actually received by the Debtors within fourteen (14) days of the service of such notice. Any counterparty to an Executory Contract or Unexpired Lease that fails to object timely to the proposed assumption or cure amount will be deemed to have assented to such assumption or cure amount.

The Debtor or the Reorganized Debtor, as applicable, shall be authorized to reject any Executory Contract or Unexpired Lease to the extent the Debtor or the Reorganized Debtor, as applicable, in the exercise of its sound business judgment, concludes that the amount of the cure obligation as determined by Final Order or as otherwise finally resolved, renders assumption of such contract or lease unfavorable to the applicable Debtor’s Estate or the Reorganized Debtor. Such rejected contracts, if any, shall be deemed as listed on the Rejection List, if any.

Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time prior to the effective date of assumption. Any Proofs of Claim Filed with respect to an Executory Contract or Unexpired Lease that has been assumed shall be deemed disallowed and expunged, without further notice to or action, order, or approval of the Bankruptcy Court.

D.	Preexisting Obligations to the Debtors under Executory Contracts and Unexpired Leases

Unless otherwise agreed to between the Debtors and the applicable counterparty, rejection of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors or the Reorganized Debtors, as applicable, under such Executory Contracts or Unexpired Leases. In particular, notwithstanding any non-bankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the Debtors contracting from non-Debtor counterparties to rejected Executory Contracts or Unexpired Leases. In the event that the Newbuild Contracts are rejected, notwithstanding anything to the contrary in the Plan or Confirmation Order, including the injunction contained herein, the ability of the Shipyard to assert all rights and remedies under the Newbuild Contracts against the Newbuild Debtors or applicable non-bankruptcy law are reserved and preserved.

E.	Indemnification Provisions

On and after the Effective Date, the Indemnification Provisions will be assumed and irrevocable and survive the Effective Date. The New Organizational Documents, if any, will provide for the indemnification, defense, reimbursement, exculpation, and/or limitation of liability of, and advancement of fees and expenses to the Debtors’ and the Reorganized Debtors’ current and former directors, officers, employees, and agents to the fullest extent permitted by law and, as relevant, at least to the same extent as the organizational documents of each of the respective Debtors, against any claims or Causes of Action whether direct or derivative, liquidated or unliquidated, fixed or contingent, disputed or undisputed, matured or unmatured, known or unknown, foreseen or unforeseen, asserted or unasserted. None of the Debtors or the Reorganized Debtors, as applicable, will take any action to amend and/or restate their respective governance documents before or after the Effective Date to amend, augment, terminate, or adversely affect any of the Debtors’ or the Reorganized Debtors’ obligations to provide such indemnification rights or such directors’, officers’, employees’, or agents’ indemnification rights.

F.	Insurance Policies

Each of the Insurance Policies are treated as Executory Contracts under the Plan. Unless otherwise provided herein or in the Plan Supplement or any document related thereto, on the Effective Date, (1) the Debtors shall be deemed to have assumed all Insurance Policies, and (2) such Insurance Policies shall revest in the Reorganized Debtors or New Valaris Holdco, as applicable. Nothing in the Plan, the Plan Supplement, the Disclosure Statement, the Confirmation Order, or any other order of the Bankruptcy Court (including any other provision that purports to be preemptory or supervening), (x) alters, modifies, or otherwise amends the terms and conditions of (or the coverage provided by) any of such Insurance Policies or (y) alters or modifies the duty, if any, that the Insurers pay claims covered by such Insurance Policies and their right to seek payment or reimbursement from the Debtors (or after the Effective Date, the Reorganized Debtors) or draw on any collateral or security therefor. For the avoidance of doubt, Insurers shall not need to nor be required to file or serve a cure objection or a request, application, claim, Proof of Claim, or motion for payment and shall not be subject to any claims bar date or similar deadline governing cure amounts or Claims.

The Debtors or the Reorganized Debtors, as applicable, shall not terminate or otherwise reduce the coverage under any directors’ and officers’ Insurance Policies in effect prior to the Effective Date, and any directors and officers of the Debtors who served in such capacity at any time before or after the Effective Date shall be entitled, subject to and in accordance with the terms and conditions of such Insurance Policy in all respects, to the full benefits of any such Insurance Policy for the full term of such policy regardless of whether such directors and/or officers remain in such positions after the Effective Date. For the avoidance of doubt, the directors’ and officers’ Insurance Policies shall revest in the Reorganized Debtors. Notwithstanding anything herein to the contrary, the Debtors shall retain the ability to supplement such directors’ and officers’ insurance policies as the Debtors deem necessary, including by purchasing any tail coverage (including, without limitation, a tail policy).

G.	Modifications, Amendments, Supplements, Restatements, or Other Agreements

Unless otherwise provided in the Plan, each Executory Contract or Unexpired Lease that is assumed shall include all exhibits, schedules, modifications, amendments, supplements, restatements, or other agreements that in any manner affect such Executory Contract or Unexpired Lease, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under the Plan.

Modifications, amendments, supplements, and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or Unexpired Lease, or the validity, priority, or amount of any Claims that may arise in connection therewith.

H.	Reservation of Rights

Neither the assumption of any Executory Contract or Unexpired Lease pursuant to the Plan nor exclusion nor inclusion of any Executory Contract or Unexpired Lease on the Assumption List or the Rejection List, nor anything contained in the Plan or Plan Supplement, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that any Reorganized Debtor has any liability thereunder.

If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption, the Debtors or the Reorganized Debtors, as applicable, shall have thirty calendar days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease, including by rejecting such Executory Contract or Unexpired Lease nunc pro tunc to the Confirmation Date. The deemed assumption provided for herein shall not apply to any such contract or lease, and any such contract or lease shall be assumed or rejected only upon motion of the Debtor following the Bankruptcy Court’s determination that the contract is executory or the lease is unexpired.

For the avoidance of doubt, nothing herein shall impair the Parties various rights, including consent rights as applicable, under the Amended Restructuring Support Agreement and exhibits thereto regarding the treatment of unexpired leases and executory contracts.

I.	Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code, unless such deadline(s) have expired.

J.	Contracts and Leases Entered Into After the Petition Date

Notwithstanding anything contained herein (including any release, discharge, exculpation or injunction provisions) or the Confirmation Order, contracts, agreements, instruments, certificates, leases and other documents entered into after the Petition Date by any Debtor, including any Executory Contracts and Unexpired Leases assumed by such Debtor, will be performed by the applicable Debtor or the Reorganized Debtor liable thereunder in the ordinary course of their business. Accordingly, such contracts, agreements, instruments, certificates, leases and other documents (including any assumed Executory Contracts and Unexpired Leases) will survive and remain unaffected by the Plan (including the release, discharge, exculpation and injunction provisions), the entry of the Confirmation Order and any other Definitive Documents.

ARTICLE VI
PROVISIONS GOVERNING DISTRIBUTIONS

A.	Timing and Calculations of Amounts to Be Distributed

Unless otherwise provided herein or in the Plan Supplement, on the Effective Date (or if a Claim or Interest is not an Allowed Claim or Interest on the Effective Date, on the date that such Claim becomes an Allowed Claim or Interest) each Holder of an Allowed Claim and Interest shall receive the full amount of the distributions that the Plan provides for Allowed Claims and Interests in each applicable Class and in the manner provided in the Plan (including, where relevant, and without limitation, distribution on behalf of the Debtors or Reorganized Debtors by New Valaris Holdco). If any payment or act under the Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. If and to the extent that there are Disputed Claims or Interests, distributions on account of any such Disputed Claims or Interests shall be made pursuant to the provisions set forth in Article VII hereof. Except as otherwise provided in the Plan, Holders of Claims and Interests shall not be entitled to interest, dividends, or accruals on the distributions provided for in the Plan, regardless of whether such distributions are delivered on or at any time after the Effective Date.

B.	Distribution Agent

Except as otherwise provided herein or in the Plan Supplement, all distributions under the Plan shall be made by the Distribution Agent on the Effective Date. The Distribution Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.

C.	Rights and Powers of Distribution Agent

1.       Powers of the Distribution Agent

The Distribution Agent shall be empowered to: (a) effect all actions and execute all agreements, instruments, and other documents necessary to perform its duties under the Plan; (b) make all distributions, allocations, and/or issuances contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Distribution Agent by order of the Bankruptcy Court, pursuant to the Plan, or as deemed by the Distribution Agent to be necessary and proper to implement the provisions hereof.

2.       Expenses Incurred on or after the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable fees and expenses incurred by the Distribution Agent on or after the Effective Date (including taxes) and any reasonable compensation and expense reimbursement claims (including reasonable attorney fees and expenses) made by the Distribution Agent shall be paid in Cash by the Reorganized Debtors or New Valaris Holdco.

D.	Special Rules for Distributions to Holders of Disputed Claims and Interests

Notwithstanding any provision otherwise in the Plan and except as otherwise agreed by the relevant parties, unless as otherwise agreed to by the Debtors or set forth in an order of the Bankruptcy Court: (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or Interest until all such disputes in connection with such Disputed Claim or Interest have been resolved by settlement or Final Order; provided that if a portion of a Claim is not Disputed, the Distribution Agent may make a partial distribution based on such portion of such Claim that is not Disputed; and (b) any Entity that holds both an Allowed Claim or Interest and a Disputed Claim or Interest shall not receive any distribution on the Allowed Claim or Interest unless and until all objections to the Disputed Claim or Interest have been resolved by settlement or Final Order or the Claims or Interests have been Allowed or expunged. Any dividends or other distributions arising from property distributed to Holders of Allowed Claims or Interests, as applicable, in a Class and paid to such Holders under the Plan shall also be paid, in the applicable amounts, to any Holder of a Disputed Claim or Interest, as applicable, in such Class that becomes an Allowed Claim or Interest after the date or dates that such dividends or other distributions were earlier paid to Holders of Allowed Claims or Interests in such Class.

E.	Delivery of Distributions

1.       Delivery of Distributions in General

The Distribution Agent shall make all distributions, allocations, and/or issuances required under the Plan, at which time such distributions shall be deemed complete. Subject to Article IV.G, distributions to the Notes Trustees for further distribution to the Holders of Allowed Senior Notes Claims shall be deemed made by the Debtors upon delivery to the relevant Notes Trustee. Except as otherwise provided herein, and notwithstanding any authority to the contrary, distributions to Holders of Allowed Claims, including Claims that become Allowed after the Effective Date, shall be made to Holders of record as of the Effective Date by the Distribution Agent: (a) to the signatory set forth on any Proof of Claim or Proof of Interest filed by such Holder or other representative identified therein (or at the last known addresses of such Holder if no Proof of Claim or Proof of Interest is filed or if the Debtors have not been notified in writing of a change of address); (b) at the addresses set forth in any written notices of address changes delivered to the Reorganized Debtors or the applicable Distribution Agent, as appropriate, after the date of any related Proof of Claim or Proof of Interest; or (c) on any counsel that has appeared in the Chapter 11 Cases on the Holder’s behalf; provided that all distributions to the Holders of Allowed Credit Facility Claims shall be made by the Distribution Agent (in the case of Cash by wire transfer) directly to the Holders of such Claims as reflected on the records of the Credit Facility Agent as of the Effective Date. Notwithstanding anything to the contrary herein, including this Article VI.E, New Valaris Holdco (or any of its subsidiaries), the Debtors, the Reorganized Debtors, the Credit Facility Agent, and the Distribution Agent, as applicable, shall not incur any liability whatsoever on account of any distributions under the Plan.

2.       Accrual of Dividends and Other Rights

For purposes of determining the accrual of distributions or other rights after the Effective Date, the New Valaris Equity shall be deemed issued as of the Effective Date regardless of the date on which it is actually issued, dated, authenticated, or distributed; provided neither New Valaris Holdco or the Reorganized Debtors shall pay any such distributions or distribute such other rights, if any, until after issuances of the New Valaris Equity actually take place.

3.       Compliance Matters

In connection with the Plan, to the extent applicable, the Reorganized Debtors, New Valaris Holdco (and any of its subsidiaries), and the Distribution Agent shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements. Notwithstanding any provision in the Plan to the contrary, the Reorganized Debtors, New Valaris Holdco (and any of its subsidiaries), and the Distribution Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions, or establishing any other mechanisms they believe are reasonable and appropriate. All amounts withheld by the Reorganized Debtors, New Valaris Holdco (or any of its subsidiaries), or the Distribution Agent and paid to a Governmental Unit shall be treated as distributed to the persons who would have received such amounts absent such withholding. The Reorganized Debtors and New Valaris Holdco reserve the right to allocate all distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, Liens, and encumbrances.

4.       Foreign Currency Exchange Rate

Except as otherwise provided in a Final Order, as of the Effective Date, any Claim asserted in currency other than U.S. dollars shall be automatically deemed converted to the equivalent U.S. dollar value using the exchange rate for the applicable currency as published in The Wall Street Journal, National Edition, on the Petition Date.

5.       Fractional Distributions

Except as otherwise provided in the Plan Supplement or the Restructuring Transactions Memorandum, whenever any distribution of fractional shares or units of the New Valaris Equity would otherwise be required pursuant to the Plan, the actual distribution shall reflect a rounding of such fraction down to the nearest share. Except as otherwise provided in the Plan Supplement or the Restructuring Transactions Memorandum, whenever any payment of Cash of a fraction of a dollar pursuant to the Plan would otherwise be required, the actual payment shall reflect a rounding of such fraction down to the nearest whole dollar.

6.       Minimum Distributions

Except as otherwise provided in the Plan Supplement or the Restructuring Transactions Memorandum, Holders of Allowed Claims entitled to distributions of $50 or less shall not receive distributions, and each Claim to which this limitation applies shall be discharged and released pursuant to Article VIII hereof and its Holder shall be forever barred pursuant to Article VIII hereof from asserting that Claim against the Reorganized Debtors or their property.

7.       Undeliverable Distributions and Unclaimed Property

Except as otherwise provided in the Plan Supplement or the Restructuring Transactions Memorandum, in the event that any distribution, allocation, and/or issuance to any Holder, other than a Holder of a Senior Notes Claim, is returned as undeliverable, no distribution, allocation, and/or issuance to such Holder shall be made unless and until the Reorganized Debtors have determined the then-current address of such Holder, at which time such distribution, allocation, and/or issuance shall be made to such Holder without interest; provided that such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six months from the date such distribution is returned as undeliverable. Except as otherwise provided in the Plan Supplement or the Restructuring Transactions Memorandum, after such date, all unclaimed property or interests in property shall revert to the applicable Reorganized Debtor(s) automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned, or unclaimed property laws to the contrary), and any claim of any Holder to such property shall be fully discharged, released, and forever barred.

F.	Claims Paid or Payable by Third Parties

1.       Claims Paid by Third Parties

A Claim shall be reduced in full, and such Claim shall be disallowed without an objection to such Claim having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full on account of such Claim from a party that is not a Debtor or Reorganized Debtor (including New Valaris Holdco). To the extent that a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor, a Reorganized Debtor, or New Valaris Holdco (or its subsidiaries) on account of such Claim, such Holder shall repay, return, or deliver any distribution held by or transferred to the Holder to the applicable Reorganized Debtor to the extent the Holder’s total recovery on account of such Claim from the third party and under the Plan exceeds the amount of such Claim as of the date of any such distribution under the Plan.

2.       Claims Payable by Third Parties

The availability, if any, of Insurance Policy proceeds for the satisfaction of a Claim shall be determined by the terms of the Insurance Policies, as applicable. No distributions under the Plan shall be made on account of a Claim that is payable pursuant to one of the Insurance Policies until the Holder of such Claim has exhausted all potential remedies with respect to such Insurance Policy. To the extent that one or more of the Debtors’ insurers agrees to satisfy in full or in part a Claim (if and to the extent adjudicated by a court of competent jurisdiction or otherwise settled), then immediately upon such Insurers’ agreement, such Claim may be expunged to the extent of any agreed upon satisfaction on the Claims Register by the Notice and Claims Agent without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

3.       Applicability of Insurance Policies

Except as otherwise provided in the Plan, payments to Holders of Claims covered by Insurance Policies shall be in accordance with the provisions of an applicable Insurance Policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including Insurers under any Insurance Policies, nor shall anything contained in the Plan constitute or be deemed a waiver by such Insurers of any rights or defenses, including coverage defenses, held by such Insurers.

G.	Setoffs and Recoupment

Unless otherwise provided in the Plan or the Confirmation Order, each Debtor and each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim, may set off against or recoup any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), any claims, rights, and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim, to the extent such claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled as of the Effective Date (whether pursuant to the Plan or otherwise); provided that neither the failure to effect such a setoff or recoupment nor the allowance of any Claim pursuant to the Plan shall constitute a waiver or release by such Debtor or Reorganized Debtor of any such claims, rights, and Causes of Action that such Reorganized Debtor may possess against such Holder.

H.	Allocation between Principal and Accrued Interest

Except as otherwise provided herein, the aggregate consideration paid to Holders with respect to their Allowed Claims shall be treated pursuant to the Plan as allocated first to the principal amount of such Allowed Claims (to the extent thereof) and, thereafter, to the interest, if any, on such Allowed Claim accrued through the Effective Date.

I.	No Postpetition or Default Interest on Claims

Unless otherwise specifically provided for herein, the DIP Order, or the Confirmation Order, and notwithstanding any documents that govern the Debtors’ prepetition indebtedness to the contrary, (1) postpetition and/or default interest shall not accrue or be paid on any Claims and (2) no Holder of a Claim shall be entitled to: (a) interest accruing on or after the Petition Date on any such Claim; or (b) interest at the contract default rate, as applicable.

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Disputed Claims Process

Notwithstanding section 502(a) of the Bankruptcy Code, and in light of the treatment of all Allowed General Unsecured Claims under the Plan, except as required by the Plan, the Reorganized Debtors and the Holders of Claims shall determine, adjudicate, and resolve any disputes over the validity and amounts of such Claims in the ordinary course of business as if the Chapter 11 Cases had not been commenced (subject to any applicable limitations in the case of Reorganized Valaris under the laws of England and Wales) except that, unless expressly waived pursuant to the Plan, the Allowed amount of such Claims shall be subject to the limitations or maximum amounts permitted by the Bankruptcy Code, including sections 502 and 503 of the Bankruptcy Code, to the extent applicable. All Proofs of Claim filed in these Chapter 11 Cases, other than Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, shall be considered objected to and Disputed without further action by the Debtors. Upon the Effective Date, all Proofs of Claim filed against the Debtors, regardless of the time of filing, and including Proofs of Claim filed after the Effective Date, other than Proofs of Claim with respect to Claims arising from the rejection of Executory Contracts or Unexpired Leases, shall be deemed withdrawn and expunged, other than as provided below. Notwithstanding anything in this Plan to the contrary, disputes regarding the amount of any Cure pursuant to section 365 of the Bankruptcy Code and Claims that the Debtors seek to have determined by the Bankruptcy Court, shall in all cases be determined by the Bankruptcy Court.

All Proofs of Claim not filed by the Claims Bar Date, the Administrative Claims Bar Date, or the applicable date set forth the Plan shall be disallowed and forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court and Holders of such Claims shall not receive any distributions on account of such Claims.

Holders of Existing Interests shall not be required to file a Proof of Claim and a Proof of Claim filed on account of Existing Interests shall be deemed expunged. Holders of Existing Interests shall receive the distribution as set forth in Article III of the Plan.

B.	Disputed and Contingent Claims Reserve

On the Effective Date, the Debtors and/or Reorganized Debtors, as applicable, may, in consultation with the Creditors Committee, establish one or more reserves for alleged General Unsecured Claims that are contingent or have not yet been Allowed, in an estimated amount or amounts as reasonably determined by the applicable Debtors in their discretion with the reasonable consent of the Required Consenting Creditors and the Creditors Committee.

C.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Reorganized Debtors shall have the sole authority to: (1) File, withdraw, or litigate to judgment, objections to Claims or Interests; (2) settle or compromise any Disputed Claim without any further notice to or action, order, or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements or compromises without any further notice to or action, order, or approval by the Bankruptcy Court. For the avoidance of doubt, except as otherwise provided herein, from and after the Effective Date, each Reorganized Debtor shall have and retain any and all rights and defenses such Debtor had immediately prior to the Effective Date with respect to any Disputed Claim or Interest, including the Causes of Action retained pursuant to the Plan and the Plan Supplement.

D.	Estimation of Claims and Interests

Before or after the Effective Date, the Debtors or the Reorganized Debtors may (but are not required to), at any time, request that the Bankruptcy Court estimate any Disputed Claim or Interest pursuant to applicable law, including pursuant to section 502(c) of the Bankruptcy Code, for any reason, regardless of whether any party previously has objected to such Disputed Claim or Interest or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction under sections 157 and 1334 of the Judicial Code to estimate any such Disputed Claim or Interest, including during the litigation of any objection to any Disputed Claim or Interest or during the pendency of any appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Disputed Claim or Interest that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim or Interest, that estimated amount shall constitute a maximum limitation on such Disputed Claim or Interest for all purposes under the Plan (including for purposes of distributions and discharge) and may be used as evidence in any supplemental proceedings, and the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Disputed Claim or Interest; provided that such limitation shall not apply to Disputed Claims or Interests against any of the Debtors requested by the Debtors to be estimated for voting purposes only. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Disputed Claim or Interest that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has Filed a motion requesting the right to seek such reconsideration on or before fourteen days after the date on which such Disputed Claim or Interest is estimated.

E.	Time to File Objections to Claims

Any objections to Claims shall be Filed on or before the later of (1) the first Business Day following the date that is one hundred-eighty days after the Effective Date and (2) such later date as may be specifically fixed by the Bankruptcy Court. For the avoidance of doubt, the Bankruptcy Court may extend the time period to object to Claims set forth in this paragraph at any time.

F.	Adjustment to Claims without Objection

Any Claim or Interest that has been paid, satisfied, amended, superseded, cancelled, or otherwise expunged (including pursuant to the Plan) may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court. Additionally, any Claim or Interest that is duplicative or redundant with another Claim or Interest against the same Debtor or multiple Debtors may be adjusted or expunged on the Claims Register at the direction of the Reorganized Debtors without the Reorganized Debtors having to File an application, motion, complaint, objection, or any other legal proceeding seeking to object to such Claim or Interest and without any further notice to or action, order, or approval of the Bankruptcy Court.

G.	Disallowance of Claims and Interests

Except as otherwise expressly provided for herein, all Claims of any Entity from which property is recoverable, based on an order from the Bankruptcy Court, under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer that is avoidable, based on an order from the Bankruptcy Court, under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code, shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code, and Holders of such Claims may not receive any distributions on account of such Claims until such time as such Causes of Action against that Entity have been settled or a Final Order with respect thereto has been entered by the Bankruptcy Court and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Debtors or the Reorganized Debtors, as applicable.

Except as otherwise provided herein, agreed to by the Reorganized Debtors or otherwise pursuant to an order of the Bankruptcy Court, all Proofs of Claim Filed after the applicable Claims Bar Date shall be deemed disallowed in full and expunged as of the Effective Date, forever barred, estopped, and enjoined from assertion, and shall not be enforceable against any Reorganized Debtor, without the need for any objection by the Reorganized Debtors or any further notice to or action, order, or approval of the Bankruptcy Court and Holders of such Claims shall not receive distributions on account of such Claims.

H.	Single Satisfaction Rule

Holders of Allowed Claims may assert such Claims against each Debtor obligated with respect to such Claims, and such Claims shall be entitled to share in the recovery provided for the applicable Class of Claims against each obligated Debtor based upon the full Allowed amount of such Claims. Notwithstanding the foregoing, in no case shall the aggregate value of all property received or retained under the Plan on account of any Allowed Claim exceed 100 percent of the underlying Allowed Claim.

ARTICLE VIII
EFFECT OF CONFIRMATION OF THE PLAN

A.	Discharge of Claims and Termination of Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise expressly provided in the Confirmation Order, the Plan, or in any contract, instrument, or other agreement or document created or entered into pursuant to the Plan, the distributions, rights, and treatment that are provided in the Plan shall be in complete satisfaction, discharge, and release, effective as of the Effective Date, of Claims (including any Intercompany Claims resolved or compromised after the Effective Date by the Reorganized Debtors), Interests, and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against, and interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Interests, including demands, liabilities, and Causes of Action that arose before the Effective Date, any liability (including withdrawal liability) to the extent such Claims or Interests relate to services performed by employees of the Debtors prior to the Effective Date and that arise from a termination of employment, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not: (1) a Proof of Claim based upon such debt or right is Filed or deemed Filed pursuant to section 501 of the Bankruptcy Code; (2) a Claim or Interest based upon such debt, right, or interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (3) the Holder of such a Claim or Interest has accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge and release of all Claims and Interests subject to the occurrence of the Effective Date.

B.	Releases by the Debtors

Effective as of the Effective Date, and except as otherwise provided in the Plan, pursuant to section 1123(b) of the Bankruptcy Code, for good and valuable consideration, the adequacy of which is hereby confirmed, on and after the Effective Date, (i) each Released Party is deemed released and discharged by each and all of the Debtors, the Reorganized Debtors, and their Estates, in each case on behalf of themselves and their respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that the Debtors, the Reorganized Debtors, or their Estates would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim against, or Interest in, a Debtor or other Entity, arising on or before the Effective Date and based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Rights Offering, the Credit Facility, the Senior Notes, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, the Chapter 11 Cases, the Restructuring Support Agreement, the Amended Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the DIP Facility Documents, the New Organizational Documents, the Plan, the Backstop Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Amended Restructuring Support Agreement, Disclosure Statement, DIP Credit Agreement, the New Organizational Documents, the Backstop Agreement, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date and (ii) each Released Preference Action Party is deemed released and discharged by the Debtors, their Estates, and the Reorganized Debtors from any and all Preference Actions. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan, (2) any retained Causes of Action, or (3) any post-petition obligations of the Reorganized Debtors in connection with Executory Contracts and Unexpired Leases assumed under the Plan during the Chapter 11 Cases.

C.	Releases by Holders of Claims and Interests

Effective as of the Effective Date, and except as otherwise provided in the Plan, each Releasing Party, in each case on behalf of itself and its respective successors, assigns, and representatives, and any and all other entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing entities, is deemed to have released and discharged each Debtor, Reorganized Debtor, and Released Party from any and all Causes of Action, whether known or unknown, including any derivative claims, asserted or assertable on behalf of any of the Debtors, that such Entity would have been legally entitled to assert (whether individually or collectively), arising on or before the Effective Date and based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership or operation thereof), the purchase, sale, or rescission of any security of the Debtors or the Reorganized Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor and any Released Party, the Debtors’ in- or out-of-court restructuring efforts, intercompany transactions, the DIP Facility, the DIP Order, the Rights Offering, the Credit Facility, the Senior Notes, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation2, the Pride Allegations, the Chapter 11 Cases, the Restructuring Support Agreement, the Amended Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, entry into, or filing of, as applicable, the Restructuring Support Agreement and related prepetition transactions, the Disclosure Statement, the DIP Facility Documents, the New Organizational Documents, the Plan, the Backstop Agreement, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the Amended Restructuring Support Agreement Disclosure Statement, DIP Credit Agreement, the New Organizational Documents, the Backstop Agreement, the Intercompany Funding, the RCF Guarantee, the Merger Transactions, the Pari Passu Transaction, the Harris County Litigation, the Pride Allegations, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, or upon any other related act, or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date. Notwithstanding anything to the contrary in the foregoing, the releases set forth above do not release (1) any obligations of any party or Entity under the Plan, any Restructuring Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, including the assumption of the Indemnification Provisions as set forth in the Plan, or (2) any post-petition obligations of the Reorganized Debtors in connection with Executory Contracts and Unexpired Leases assumed under the Plan during the Chapter 11 Cases.

[2]	Pursuant to the Restructuring Support Agreement, within three business days after the Effective Date, the plaintiff in the Harris County Litigation, UMB Bank, shall file a notice of nonsuit with prejudice dismissing the Harris County Litigation.

D.	Exculpation

Effective as of the Effective Date, to the fullest extent permissible under applicable law and without affecting or limiting either the Debtor Release or the Third-Party Release, and except as otherwise specifically provided in the Plan, no Exculpated Party shall have or incur, and each Exculpated Party is released and exculpated from any Cause of Action for any claim arising on or before the Effective Date and related to any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan, the DIP Facility, the DIP Order, the Rights Offering, the Credit Facility, the Senior Notes, the Intercompany Funding, the Merger Transactions, the Pari Passu Transaction, or any Restructuring Transaction, contract, instrument, release, or other agreement or document created or entered into in connection with the DIP Facility, the DIP Order, the Rights Offering, the Credit Facility, the Senior Notes, the Disclosure Statement, the Intercompany Funding, the Merger Transactions, the Pari Passu Transaction, or the Plan, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of Securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement (including, for the avoidance of doubt, providing any legal opinion requested by any Entity regarding any transaction, contract, instrument, document, or other agreement contemplated by the Plan or the reliance by any Exculpated Party on the Plan or the Confirmation Order in lieu of such legal opinion), except for claims related to any act or omission that is determined in a Final Order of a court of competent jurisdiction to have constituted actual fraud, willful misconduct, or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. The Exculpated Parties have, and upon completion of the Plan shall be deemed to have, participated in good faith and in compliance with the applicable laws with regard to the solicitation of votes and distribution of consideration pursuant to the Plan and, therefore, are not, and on account of such distributions shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the solicitation of acceptances or rejections of the Plan or such distributions made pursuant to the Plan.

E.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or the Confirmation Order, all Entities who have held, hold, or may hold claims or interests that have been released, discharged, or are subject to exculpation are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Reorganized Debtors, the Exculpated Parties, or the Released Parties: (a) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests; (b) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such Entities on account of or in connection with or with respect to any such claims or interests; (c) creating, perfecting, or enforcing any encumbrance of any kind against such Entities or the property or the estates of such Entities on account of or in connection with or with respect to any such claims or interests; and (d) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such claims or interests released or settled pursuant to the Plan.

F.	Protection against Discriminatory Treatment

In accordance with section 525 of the Bankruptcy Code, and consistent with paragraph 2 of Article VI of the United States Constitution, no Governmental Unit shall discriminate against any Reorganized Debtor, or any Entity with which a Reorganized Debtor has been or is associated (including, without limitation, New Valaris Holdco), solely because such Reorganized Debtor was a Debtor under chapter 11, may have been insolvent before the commencement of the Chapter 11 Cases (or during the Chapter 11 Cases but before such Debtor was granted or denied a discharge), or has not paid a debt that is dischargeable in the Chapter 11 Cases.

G.	Recoupment

In no event shall any Holder of Claims or Interests be entitled to recoup any Claim or Interest against any claim, right, or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date, notwithstanding any indication in any Proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any right of recoupment.

H.	Document Retention

On and after the Effective Date, the Reorganized Debtors may maintain documents in accordance with their standard document retention policy, as may be altered, amended, modified, or supplemented by the Reorganized Debtors.

I.	Release of Liens

Except (1) with respect to the Liens securing Secured Claims (depending on the treatment of such Claims), or (2) as otherwise provided herein or in any contract, instrument, release, or other agreement or document created pursuant to the Plan (including, without limitation, the Restructuring Transactions Memorandum, the UK Implementation Agreement, and any documents related thereto), on the Effective Date, all mortgages, deeds of trust, Liens, pledges, or other security interests against any property of the Estates shall be fully released and discharged, and the Holders of such mortgages, deeds of trust, Liens, pledges, or other security interests shall execute such documents as may be reasonably requested by the Debtors, the Reorganized Debtors, or New Valaris Holdco, as applicable, to reflect or effectuate such releases, and all of the right, title, and interest of any Holder of such mortgages, deeds of trust, Liens, pledges, or other security interests shall revert to the Reorganized Debtors and their successors and assigns.

ARTICLE IX
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following conditions shall have been satisfied or waived pursuant to Article IX.B hereof:

1.	the Amended Restructuring Support Agreement shall not have been terminated and shall remain in full force and effect;

2.	the Restructuring Transactions have been implemented in accordance with the Restructuring Transactions Memorandum in all material respects;

3.	the orders approving the Disclosure Statement and the Plan shall have been entered and such orders shall not have been stayed, modified, or vacated on appeal;

4.	the Backstop Agreement shall not have been terminated and shall remain in full force and effect;

5.	all conditions precedent set forth in the Backstop Agreement shall have been satisfied or waived in accordance with the terms thereof, substantially concurrently with the occurrence of the Effective Date;

6.	the Plan, the Confirmation Order, and all schedules, documents, supplements, and exhibits to the Plan, and any other Definitive Documents, including without limitation, the Registration Rights Agreement, shall have become effective, subject to the consent and approval rights set forth in the Amended Restructuring Support Agreement;

7.	issuance of the New Valaris Equity and the New Secured Notes including, without limitation, the Backstop Premium (with all conditions precedent thereto having been satisfied or waived);

8.	payment of all invoiced professional fees and other amounts required to be paid pursuant to the Amended Restructuring Support Agreement, the Backstop Agreement or any other Definitive Document, or in any order of the Bankruptcy Court related thereto;

9.	payment of all fees provided for in the DIP Order, including the reasonable and documented fees and expenses of the legal and financial advisors of the DIP Lenders incurred in connection with the Chapter 11 Cases;

10.	the New Organizational Documents shall have been adopted and (where required by applicable Law) filed with the applicable authorities of the relevant jurisdictions of organization and shall have become effective in accordance with such jurisdiction’s corporation or limited liability company Laws; and

11.	any and all requisite governmental, regulatory, and third party approvals, consents, rulings, no action letters, opinions, certifications or other documents or actions required by any Law, regulation, or order to be received or to occur in order to implement and effectuate the Plan on the Effective Date shall have been obtained or shall have occurred.

B.	Waiver of Conditions Precedent

The Debtors (with the reasonable consent of the Required Consenting Creditors) may waive any of the conditions to the Effective Date set forth in Article IX.A hereof at any time or as otherwise provided in the Amended Restructuring Support Agreement, without any notice to any other parties in interest and without any further notice to or action, order, or approval of the Bankruptcy Court, and without any formal action other than proceeding to confirm and consummate the Plan. Exercise of any of the foregoing waiver rights with regard to conditions precedent to the Effective Date shall not be deemed a waiver of any other rights.

C.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to such Debtor, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

ARTICLE X
MODIFICATION, REVOCATION, OR WITHDRAWAL OF THE PLAN

A.	Modification of Plan

Subject to the limitations and terms contained in the Amended Restructuring Support Agreement and the Backstop Agreement (including the approval rights), the Debtors reserve the right (i) to modify the Plan prior to Confirmation and seek Confirmation consistent with the Bankruptcy Code and, as appropriate, not resolicit votes on such modified Plan, and (ii) subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Bankruptcy Rule 3019 and those restrictions on modifications set forth in the Plan, the Debtors expressly reserve their rights to alter, amend, or modify materially the Plan, one or more times, after Confirmation, and, to the extent necessary, may initiate proceedings in the Bankruptcy Court to so alter, amend, or modify the Plan, or remedy any defect or omission, or reconcile any inconsistencies in the Plan, the Disclosure Statement, or the Confirmation Order, in such matters as may be necessary to carry out the purposes and intent of the Plan.

B.	Effect of Confirmation on Modifications

Entry of the Confirmation Order shall constitute approval of all modifications to the Plan occurring after the solicitation thereof pursuant to section 1127(a) of the Bankruptcy Code and a finding that such modifications to the Plan do not require additional disclosure or resolicitation under Bankruptcy Rule 3019.

C.	Revocation or Withdrawal of Plan

The Debtors reserve the right, subject to the terms of the Amended Restructuring Support Agreement, to revoke or withdraw the Plan before the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if the Confirmation Date or the Effective Date does not occur, then: (1) the Plan will be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan, and any document or agreement executed pursuant hereto will be null and void in all respects; and (3) nothing contained in the Plan shall (a) constitute a waiver or release of any Claims, Interests, or Causes of Action, (b) prejudice in any manner the rights of any Debtor or any other Entity, or (c) constitute an admission, acknowledgement, offer, or undertaking of any sort by any Debtor or any other Entity; provided for the avoidance of doubt, that all provisions of the Amended Restructuring Support Agreement and the Backstop Agreement that survive termination of those agreements (each, according to its terms) shall remain in effect in accordance with the terms thereof.

ARTICLE XI
RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan pursuant to sections 105(a) and 1142 of the Bankruptcy Code (other than those matters administered in the Administration, or other Implementation Mechanism, as applicable and subject to the UK Implementation Agreement), including jurisdiction to:

1.            subject to Article VII.A of the Plan, allow, disallow, determine, liquidate, classify, estimate, or establish the priority, secured or unsecured status, or amount of any Claim or Interest, including the resolution of any request for payment of any Claim or Interest and the resolution of any and all objections to the secured or unsecured status, priority, amount, or allowance of Claims or Interests;

2.            decide and resolve all matters related to the granting and denying, in whole or in part, any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.             resolve any matters related to Executory Contracts or Unexpired Leases, including: (a) the assumption or assumption and assignment of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine, and, if necessary, liquidate, any Cure Claims or Claims arising therefrom, including pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; and (c) any dispute regarding whether a contract or lease is or was executory or expired;

4.             ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan and adjudicate any and all disputes arising from or relating to distributions under the Plan;

5.             adjudicate, decide, or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.             enter and implement such orders as may be necessary or appropriate to execute, implement, or consummate the provisions of (a) contracts, instruments, releases, indentures, and other agreements or documents approved by Final Order in the Chapter 11 Cases and (b) the Plan, the Confirmation Order, and contracts, instruments, releases, indentures, and other agreements or documents created in connection with the Plan;

7.             enforce any order for the sale of property pursuant to sections 363, 1123, or 1146(a) of the Bankruptcy Code;

8.             grant any consensual request to extend the deadline for assuming or rejecting Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code;

9.             adjudicate, decide, or resolve any and all matters related to the Restructuring Transactions;

10.           issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

11.           hear, determine, and resolve any cases, matters, controversies, suits, disputes, or Causes of Action in connection with or in any way related to the Chapter 11 Cases, including: (a) with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Interest for amounts not timely repaid pursuant to Article VI hereof; (b) with respect to the releases, discharges, injunctions, and other provisions contained in Article VIII hereof, including entry of such orders as may be necessary or appropriate to implement such releases, injunctions, and other provisions; (c) that may arise in connection with the Consummation, interpretation, implementation, or enforcement of the Plan and the Confirmation Order; or (d) related to section 1141 of the Bankruptcy Code;

12.           enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

13.           consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

14.           enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked, or vacated;

15.           consider any modifications to the Plan before or after the Effective Date pursuant to section 1127 of the Bankruptcy Code, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into or delivered in connection with the Plan, the Disclosure Statement or the Confirmation Order; or remedy any defect or omission or reconcile or clarify any inconsistency in any Bankruptcy Court order, the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release or other agreement or document entered into, delivered or created in connection with the Plan, the Disclosure Statement or the Confirmation Order, in such manner as may be necessary or appropriate to consummate the Plan;

16.           hear and determine matters concerning state, local, and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

17.           enter an order or Final Decree concluding or closing the Chapter 11 Cases;

18.           enforce all orders previously entered by the Bankruptcy Court; and

19.           hear and determine any other matters related to the Chapter 11 Cases and not inconsistent with the Bankruptcy Code or title 28 of the United States Code.

ARTICLE XII
MISCELLANEOUS PROVISIONS

A.	Immediate Binding Effect

Notwithstanding Bankruptcy Rules 3020(e), 6004(h), or 7062 or otherwise, the terms of the Plan and the Plan Supplement shall be immediately effective and enforceable and deemed binding upon the Debtors, the Reorganized Debtors, and any and all Holders of Claims or Interests (irrespective of whether such Claims or Interests are deemed to have accepted the Plan), all Entities that are parties to or are subject to the settlements, compromises, releases, discharges, and injunctions described in the Plan, each Entity acquiring property under the Plan, and any and all non-Debtor parties to Executory Contracts and Unexpired Leases with the Debtors.

B.	Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan. The Debtors or the Reorganized Debtors, as applicable, and all Holders of Claims and Interests receiving distributions pursuant to the Plan and all other parties in interest shall, from time to time, prepare, execute, and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan.

C.	Payment of Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, including fees and expenses payable to the U.S. Trustee, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, will be paid by each of the applicable Reorganized Debtors for each quarter (including any fraction thereof) until the applicable Chapter 11 Case of such Reorganized Debtor is converted, dismissed, or closed, whichever occurs first.

D.	Payment of Additional Restructuring Fees

Upon the Confirmation Date, the Debtors shall pay all reasonable and documented unpaid fees and expenses of the Credit Facility Agent Advisors (as defined in the Amended Restructuring Support Agreement), the Consenting Noteholder Advisors (as defined in the Amended Restructuring Support Agreement), and the professionals retained by the Initial Backstop Parties (as defined in the Backstop Agreement), and the Rowan Ad Hoc Group Fees (as defined in the Amended Restructuring Support Agreement) (other than those fees and expenses incurred in pursuing the Harris County Litigation). Through the Effective Date, the Debtors shall pay currently in cash all reasonable and documented fees and expenses of the Credit Facility Agent Advisors, the Consenting Noteholder Advisors, and the Initial Backstop Parties, and the Rowan Ad Hoc Group Fees (other than those fees and expenses incurred in pursuing the Harris County Litigation). On the Effective Date, all remaining unpaid and/or unreimbursed reasonable and documented fees and expenses (including for the avoidance of doubt, any unrecoverable value added tax or equivalent tax) of the Credit Facility Agent Advisors, the Consenting Noteholder Advisors, and the Initial Backstop Parties, and the Rowan Ad Hoc Group Fees (for the avoidance of doubt, including the fees and expenses incurred in pursuing the Harris County Litigation), will be paid in full in cash by the Debtors without any requirement for Bankruptcy Court review or further Bankruptcy Court order. For the avoidance of doubt, neither the Credit Facility Agent Advisors, the Consenting Noteholder Advisors, the Rowan Ad Hoc Group, nor the Initial Backstop Parties shall be required to file any interim or final fee application with the Bankruptcy Court with respect to any invoices. All reasonable fees and expenses of the RCF Agent Advisors and the Consenting Noteholders Advisors incurred following the Effective Date relating to the effectiveness and closing of the Plan, the Restructuring Transactions, the Definitive Documents (including all Plan Supplement documents), the UK Implementation Agreement, any other documents required to implement, issue and distribute the Newco Valaris Equity and New Secured Notes, and in each case, any related documents, agreements, securities and transactions, shall be paid in full in cash without any requirement for Bankruptcy Court review or further Bankruptcy Court order.

E.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of the Plan, any statement or provision contained in the Plan, or the taking of any action by any Debtor with respect to the Plan, the Disclosure Statement, or the Plan Supplement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Interests prior to the Effective Date.

F.	Successors and Assigns

The rights, benefits, and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, Affiliate, officer, director, agent, representative, attorney, beneficiaries, or guardian, if any, of each such Entity.

G.	Service of Documents

After the Effective Date, any pleading, notice, or other document required by the Plan to be served on or delivered to the Reorganized Debtors shall be served on:

Reorganized Debtors	VALARIS PLC 5847 San Felipe Street, Suite 3300 Houston, TX 77057 Attn.: Michael McGuinty, Senior Vice President and General Counsel E-mail: Michael.McGuinty@valaris.com
Counsel to Debtors

KIRKLAND & ELLIS LLP

KIRKLAND & ELLIS INTERNATIONAL LLP

Anup Sathy, P.C.

Ross M. Kwasteniet, P.C.

Jeffrey W. Gettleman

Spencer A. Winters

300 North LaSalle Street

Chicago, Illinois 60654

Telephone:           (312) 862-2000

Facsimile:             (312) 862-2200

Email:                    asathy@kirkland.com

rkwasteniet@kirkland.com

jeffrey.gettleman@kirkland.com

spencer.winters@kirkland.com

United States Trustee	OFFICE OF THE UNITED STATES TRUSTEE FOR THE SOUTHERN DISTRICT OF TEXAS 515 Rusk Street, Suite 3516 Houston, Texas 77002 Attn.: Hector Duran and Stephen Statham

H.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases (pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court) and existing on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date. All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

I.	Entire Agreement

Except as otherwise indicated, and without limiting the effectiveness of the Amended Restructuring Support Agreement, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings, and representations on such subjects, all of which have become merged and integrated into the Plan.

J.	Plan Supplement

All exhibits and documents included in the Plan Supplement are incorporated into and are a part of the Plan as if set forth in full in the Plan. After the exhibits and documents are Filed, copies of such exhibits and documents shall be made available upon written request to the Debtors’ counsel at the address above or by downloading such exhibits and documents from https://cases.stretto.com/Valaris or the Bankruptcy Court’s website at www.txs.uscourts.gov/bankruptcy.

K.	Non-Severability

If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court, at the request of the Debtors with the reasonable consent of the Required Consenting Creditors, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation shall be consistent with the Amended Restructuring Support Agreement and the Backstop Agreement and in form and substance reasonably satisfactory to the Required Consenting Creditors. Notwithstanding any such holding, alteration, or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration, or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent, consistent with the terms set forth herein; and (3) non-severable and mutually dependent.

L.	Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors, and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale, and purchase of Securities offered and sold under the Plan and any previous plan, and, therefore, neither any of such parties or individuals or the Reorganized Debtors will have any liability for the violation of any applicable law, rule, or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale, or purchase of the Securities offered and sold under the Plan and any previous plan.

M.	Waiver or Estoppel

Each Holder of a Claim or an Interest shall be deemed to have waived any right to assert any argument, including the right to argue that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors or their counsel, or any other Entity, if such agreement was not disclosed in the Plan, the Disclosure Statement, the Amended Restructuring Support Agreement, or papers Filed prior to the Confirmation Date.

N.	Creditor Default

An act or omission by a Holder of a Claim or an Interest in contravention of the provisions of this Plan shall be deemed an event of default under this Plan. Upon an event of default, the Reorganized Debtors may seek to hold the defaulting party in contempt of the Confirmation Order and shall be entitled to reasonable attorneys’ fees and costs of the Reorganized Debtors in remedying such default. Upon the finding of such a default by a creditor, the Bankruptcy Court may: (a) designate a party to appear, sign and/or accept the documents required under the Plan on behalf of the defaulting party, in accordance with Bankruptcy Rule 7070; (b) enforce the Plan by order of specific performance; (c) award judgment against such defaulting creditor in favor of the Reorganized Debtors in an amount, including interest, to compensate the Reorganized Debtors for the damages caused by such default; and (d) make such other order as may be equitable that does not materially alter the terms of the Plan.

O.	Dissolution of the Creditors Committee

Following the Effective Date, the Creditors Committee shall continue to exist until the Administration has concluded and shall have standing and a right to be heard in the Bankruptcy Court solely for the following limited purposes:  (a) applications, and any relief related thereto, for compensation by Professionals and requests for allowance of Administrative Claims for substantial contribution pursuant to section 503(b)(3)(D) of the Bankruptcy Code; (b) any appeals of the Confirmation Order or other appeal to which the Creditors Committee is a party; (c) modifications to the Rejection List or the Assumption List; and (d) any relief related to the Administration; provided that the conduct of the Administration shall be subject to the jurisdiction of the courts of, and determined in accordance with, the laws of England and Wales.  Upon the final resolution of the last to occur of the foregoing items, the Creditors Committee shall be dissolved, and the Creditors Committee Members and their respective Professionals will cease to have any duty, obligation, or role arising from or related to the Chapter 11 Cases and shall be released and discharged from all rights and duties from or related to the Chapter 11 Cases.  The Reorganized Debtors shall not be responsible for paying any fees or expenses incurred by Creditors Committee Members or advisors to the Creditors Committee after the Effective Date, except for the limited purposes identified above; provided that any obligation on Reorganized Valaris to make any payment shall be subject to to any applicable limitations under the laws of England and Wales.

P.	Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

Dated: February 5, 2021	VALARIS PLC on behalf of itself and all other Debtors

/s/ Jonathan Baksht
Jonathan Baksht Executive Vice President and Chief Financial Officer Valaris plc

Exhibit F

Supplemental Disclosure Statement

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE Southern district of TEXAS

HOUSTON DIVISION

)
In re:	)	Chapter 11
)
VALARIS PLC, et al.,[1]	)	Case No. 20-34114 (MI)
)
Debtors.	)	(Jointly Administered)
	)	(Emergency Hearing Requested)
)

DISCLOSURE STATEMENT SUPPLEMENT RELATING
TO THE FOURTH AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION

THE DEBTORS ARE SENDING YOU THIS DOCUMENT (THE “DISCLOSURE STATEMENT SUPPLEMENT”) AS A SUPPLEMENT TO THE DISCLOSURE STATEMENT RELATING TO THE THIRD AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION [DOCKET NO. 879] (the “disclosure statement”) BECAUSE YOU ARE ENTITLED TO VOTE TO ACCEPT OR REJECT THE DEBTORS’ Fourth AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION (AS MAY BE AMENDED OR MODIFIED FROM TIME TO TIME AND WITH ALL EXHIBITS AND SUPPLEMENTS THERETO, THE “Fourth Amended PLAN”), filed on February 5, 2021, WHICH HAS BEEN AMENDED with regard to, among other things, the TREATMENT OF CERTAIN CLAIMS UNDER THE Debtors’ Third AMENDED JOINT CHAPTER 11 PLAN OF REORGANIZATION [Docket No. 878] (as subsequently modified, the “third Amended Plan”).2

Pursuant to the terms of the order approving the Disclosure Statement and related Solicitation Procedures [Docket No. 884] (THE “Disclosure Statement Order”), THE DEBTORS commenced SOLICITING VOTES TO APPROVE THE third Amended PLAN ON January 6, 2021. This disclosure statement supplement summarizes, among other things, certain modifications to the third Amended plan. The statements contained HEREIN do not purport to be precise or complete statements of all the terms and provisions of the fourth Amended Plan or documents referred to therein, and reference is made to the fourth Amended Plan for the full and complete statement of such terms and provisions.

THE CONTENTS OF THIS DISCLOSURE STATEMENT SUPPLEMENT MAY NOT BE DEEMED AS PROVIDING ANY LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE. THE DEBTORS URGE EACH HOLDER OF A CLAIM OR INTEREST TO CONSULT WITH ITS OWN ADVISORS WITH RESPECT TO ANY SUCH LEGAL, FINANCIAL, SECURITIES, TAX, OR BUSINESS ADVICE IN REVIEWING THE DISCLOSURE STATEMENT, THIS DISCLOSURE STATEMENT SUPPLEMENT, THE Fourth amended PLAN, AND EACH OF THE PROPOSED TRANSACTIONS CONTEMPLATED THEREBY. THE BANKRUPTCY COURT’S APPROVAL OF THE ADEQUACY OF DISCLOSURE CONTAINED IN THE DISCLOSURE STATEMENT and THIS DISCLOSURE STATEMENT SUPPLEMENT DOES NOT CONSTITUTE THE BANKRUPTCY COURT’S APPROVAL OF THE fourth amended PLAN.

[1]	A complete list of each of the Debtors in these chapter 11 cases may be obtained on the website of the Debtors’ claims and noticing agent at http://cases.stretto.com/Valaris. The location of Debtor Ensco Incorporated’s principal place of business and the Debtors’ service address in these chapter 11 cases is 5847 San Felipe Street, Suite 3300, Houston, Texas 77057.

[2]	All capitalized terms used but not otherwise defined in this Disclosure Statement Supplement shall have the meaning set forth in the Fourth Amended Plan or the Disclosure Statement, as applicable.

NOTHING IN THIS DISCLOSURE STATEMENT SUPPLEMENT MAY BE RELIED UPON OR USED BY ANY ENTITY FOR ANY OTHER PURPOSE. In the event of any inconsistency between the Disclosure Statement, the disclosure statement supplement, and the Plan, the relevant provisions of the Plan will govern.

THE DEBTORS HAVE NOT AUTHORIZED ANY PARTY TO GIVE ANY INFORMATION ABOUT OR CONCERNING THE FOURTH amended PLAN OTHER THAN THAT WHICH IS CONTAINED IN THE DISCLOSURE STATEMENT AND THIS DISCLOSURE STATEMENT SUPPLEMENT. THE DEBTORS HAVE NOT AUTHORIZED ANY REPRESENTATIONS CONCERNING THE DEBTORS OR THE VALUE OF THEIR PROPERTY OTHER THAN AS SET FORTH IN THE DISCLOSURE STATEMENT AND THIS DISCLOSURE STATEMENT SUPPLEMENT. CLAIMANTS AND INTEREST HOLDERS SHOULD NOT RELY UPON ANY INFORMATION, REPRESENTATIONS, OR OTHER INDUCEMENTS MADE TO OBTAIN ACCEPTANCE OF THE FOURTH amended PLAN THAT ARE OTHER THAN, OR INCONSISTENT WITH, THE INFORMATION CONTAINED HEREIN, IN THE FOURTH amended PLAN, AND IN THE DISCLOSURE STATEMENT.

THIS DISCLOSURE STATEMENT SUPPLEMENT CONTAINS A SUMMARY OF CERTAIN EVENTS IN THE DEBTORS’ CHAPTER 11 CASES AND EVENTS PRECEDING THE DEBTORS’ FILING OF THE CHAPTER 11 CASES. ALTHOUGH THE DEBTORS BELIEVE THAT THESE SUMMARIES ARE FAIR AND ACCURATE, THESE SUMMARIES ARE QUALIFIED IN THEIR ENTIRETY TO THE EXTENT THAT THEY DO NOT SET FORTH EVERY DETAIL OF SUCH EVENTS. FACTUAL INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SUPPLEMENT HAS BEEN PROVIDED BY THE DEBTORS’ MANAGEMENT EXCEPT WHERE OTHERWISE SPECIFICALLY NOTED. THE DEBTORS DO NOT REPRESENT OR WARRANT THAT THE INFORMATION CONTAINED HEREIN OR ATTACHED HERETO IS WITHOUT ANY MATERIAL INACCURACY OR OMISSION.

THIS DISCLOSURE STATEMENT SUPPLEMENT AND ANY DOCUMENTS RELATED THERETO (INCLUDING, WITHOUT LIMITATION, THE PLAN, THE PLAN SUPPLEMENT, AND THE RIGHTS OFFERING PROCEDURES) ARE NOT, AND SHOULD NOT BE CONSTRUED AS, AN INVITATION OR INDUCEMENT TO ENGAGE IN ANY INVESTMENT ACTIVITY IN RELATION TO ANY SECURITIES TO WHICH THIS DISCLOSURE STATEMENT SUPPLEMENT, THE PLAN, THE PLAN SUPPLEMENT OR ANY DOCUMENTS RELATED THERETO RELATE (INCLUDING THE NEW SECURED NOTES, THE SUBSCRIPTION RIGHTS, THE NEW WARRANTS, OR THE NEW VALARIS EQUITY) SUCH AS WOULD AMOUNT TO A FINANCIAL PROMOTION IN THE UNITED KINGDOM FOR THE PURPOSES OF SECTION 21 OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 OF ENGLAND AND WALES (“FSMA”). IN THE UNITED KINGDOM, THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SUPPLEMENT OR ANY DOCUMENTS RELATED THERETO (INCLUDING, WITHOUT LIMITATION, THE PLAN, THE PLAN SUPPLEMENT, AND THE RIGHTS OFFERING PROCEDURES) IS INTENDED ONLY FOR USE AND MAY ONLY BE RELIED UPON IN RELATION TO ANY INVESTMENT ACTIVITY BY, AND ANY INVESTMENT ACTIVITY TO WHICH SUCH INFORMATION RELATES MAY ONLY BE ENGAGED IN BY, PERSONS FALLING WITHIN ANY OF THE CIRCUMSTANCES OF ARTICLE 1(4) OF THE PROSPECTUS REGULATION WHO ARE AT THE RELEVANT TIME: (I) INVESTMENT PROFESSIONALS WITHIN THE MEANING OF ARTICLE 19(5) OF THE FPO, (II) HIGH NET WORTH COMPANIES WITHIN THE MEANING OF ARTICLE 49(2)(A) TO (D) OF THE FPO, (III) PERSONS THAT ARE EXISTING MEMBERS OR CREDITORS OF THE ISSUER OF THE RELEVANT SECURITIES, OR OF AN UNDERTAKING WHICH AT THE RELEVANT TIME IS IN THE SAME GROUP AS THE ISSUER OF THE RELEVANT SECURITIES, FALLING WITHIN ARTICLE 43 OF THE FPO, OR (IV) PERSONS TO WHOM THE COMMUNICATION MAY OTHERWISE LAWFULLY BE COMMUNICATED (TOGETHER, THE “PERMITTED UK PERSONS”). ANY PERSON IN THE UNITED KINGDOM THAT IS NOT A PERMITTED UK PERSON IS NOT, FOR THE PURPOSES OF ANY INVESTMENT OR INVESTMENT DECISION, AN INTENDED RECIPIENT OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT SUPPLEMENT OR ANY DOCUMENT RELATED THERETO (INCLUDING, WITHOUT LIMITATION, THE PLAN, THE PLAN SUPPLEMENT, AND THE RIGHTS OFFERING PROCEDURES) AND SHOULD NOT USE SUCH INFORMATION AS THE BASIS FOR TAKING ANY INVESTMENT ACTIVITY OR INVESTMENT ACTION. THIS DISCLOSURE STATEMENT SUPPLEMENT AND ANY DOCUMENT RELATED THERETO (INCLUDING, WITHOUT LIMITATION, THE PLAN, THE PLAN SUPPLEMENT, AND THE RIGHTS OFFERING PROCEDURES) SHOULD NOT (INSOFAR AS THEY RELATE TO ANY INVESTMENT OR INVESTMENT ACTIVITY) BE DISTRIBUTED, COMMUNICATED TO, OR DIRECTED AT THE GENERAL PUBLIC IN THE UNITED KINGDOM OTHERWISE THAN AS DESCRIBED ABOVE.

2

THIS DISCLOSURE STATEMENT SUPPLEMENT AND ANY DOCUMENTS RELATED THERETO (INCLUDING, WITHOUT LIMITATION, THE PLAN, THE PLAN SUPPLEMENT, AND THE RIGHTS OFFERING PROCEDURES) HAVE BEEN PREPARED ON THE BASIS THAT ANY OFFER OF THE NEW VALARIS EQUITY (INCLUDING THE PARTICIPATION EQUITY AND THE ADDITIONAL BACKSTOP EQUITY), THE NEW SECURED NOTES (INCLUDING THE BACKSTOP PREMIUM AND THE COMMITMENT FEE NOTES), OR THE SUBSCRIPTION RIGHTS ISSUED IN CONNECTION WITH THE PLAN, THE PLAN SUPPLEMENT, THE RIGHTS OFFERING, THE BACKSTOP AGREEMENT, OR THE HOLDBACK WITHIN ANY MEMBER STATE OF THE EUROPEAN ECONOMIC AREA (THE “EEA”) OR IN THE UNITED KINGDOM (EACH A “RELEVANT STATE”) WILL EITHER (I) NOT FORM PART OF ANY OFFER OR INVITATION TO PURCHASE, ACQUIRE, SUBSCRIBE FOR, SELL, OTHERWISE DISPOSE OF, OR ISSUE ANY SECURITIES OR ANY SOLICITATION OF ANY OFFER TO PURCHASE, ACQUIRE, SUBSCRIBE FOR, SELL, OR OTHERWISE DISPOSE OF, ANY SECURITY FOR THE PURPOSES OF REGULATION (EU) 2017/1129 (AS AMENDED OR SUPERSEDED, THE “PROSPECTUS REGULATION”) AND/OR FSMA (AS APPLICABLE) OR (II) BE MADE PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS REGULATION AND/OR FSMA (AS APPLICABLE) FROM THE REQUIREMENT TO PUBLISH A PROSPECTUS FOR THE OFFER OF TRANSFERABLE SECURITIES TO THE PUBLIC. IN RELATION TO EACH RELEVANT STATE, NO OFFER OF THE NEW VALARIS EQUITY (INCLUDING THE PARTICIPATION EQUITY AND THE ADDITIONAL BACKSTOP EQUITY), THE NEW SECURED NOTES, OR THE SUBSCRIPTION RIGHTS ISSUED IN CONNECTION WITH THE PLAN, THE PLAN SUPPLEMENT, THE DISCLOSURE STATEMENT, THE RIGHTS OFFERING, THE BACKSTOP AGREEMENT OR THE HOLDBACK MAY BE MADE TO THE PUBLIC AT ANY TIME OTHER THAN PURSUANT TO AN EXEMPTION UNDER THE PROSPECTUS REGULATION AND/OR FSMA (AS APPLICABLE). IN ANY RELEVANT STATE, THE PLAN, THE PLAN SUPPLEMENT, THE RIGHTS OFFERING, THE HOLDBACK, AND THE RIGHTS OFFERING PROCEDURES ARE ONLY ADDRESSED TO AND DIRECTED AT: (I) “QUALIFIED INVESTORS” IN THAT RELEVANT STATE WITHIN THE MEANING OF THE PROSPECTUS REGULATION OR FSMA (AS APPLICABLE, “QUALIFIED INVESTORS”), (II) NOT MORE THAN 149 NATURAL OR LEGAL PERSONS, OTHER THAN QUALIFIED INVESTORS, PER RELEVANT STATE OR (III) ANY OTHER PERSON IF SUCH ADDRESS OR DIRECTION DOES NOT OTHERWISE CONSTITUTE AN OFFER OF SECURITIES TO THE PUBLIC WITHIN THE MEANING OF THE PROSPECTUS REGULATION (INCLUDING IN ANY OF THE OTHER CIRCUMSTANCES OF ARTICLE 1(4) OF THE PROSPECTUS REGULATION) AND/OR FSMA (INCLUDING IN ANY OF THE OTHER CIRCUMSTANCES OF SECTION 86 OF FSMA). NONE OF THE COMPANY, NEW VALARIS HOLDCO, THE DEBTORS, OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY PERSONS ACTING ON ANY OF THEIR BEHALVES HAS AUTHORIZED, NOR DO THEY AUTHORIZE, THE MAKING OF ANY OFFER OF THE NEW VALARIS EQUITY (INCLUDING THE PARTICIPATION EQUITY AND THE ADDITIONAL BACKSTOP EQUITY), THE NEW SECURED NOTES (INCLUDING THE BACKSTOP PREMIUM AND THE COMMITMENT FEE NOTES), OR THE SUBSCRIPTION RIGHTS THROUGH ANY FINANCIAL INTERMEDIARY, OTHER THAN AS MAY BE CONTEMPLATED IN THIS DISCLOSURE STATEMENT SUPPLEMENT AND ANY DOCUMENTS RELATED THERETO (INCLUDING, WITHOUT LIMITATION, THE PLAN, THE PLAN SUPPLEMENT, AND THE RIGHTS OFFERING PROCEDURES).

3

THE ISSUANCE OF THE NEW VALARIS EQUITY (INCLUDING THE PARTICIPATION EQUITY AND THE ADDITIONAL BACKSTOP EQUITY), THE NEW SECURED NOTES (INCLUDING THE BACKSTOP PREMIUM AND THE COMMITMENT FEE NOTES), AND THE SUBSCRIPTION RIGHTS IN CONNECTION WITH THE PLAN, THE PLAN SUPPLEMENT, THE RIGHTS OFFERING, THE BACKSTOP AGREEMENT, OR THE HOLDBACK SHALL NOT CONSTITUTE AN INVITATION OR OFFER TO SELL, OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY, ANY SECURITIES IN CONTRAVENTION OF ANY APPLICABLE LAW IN ANY JURISDICTION. NO ACTION HAS BEEN TAKEN, NOR WILL BE TAKEN, IN ANY JURISDICTION THAT WOULD PERMIT A PUBLIC OFFERING OF ANY OF THE NEW VALARIS EQUITY (INCLUDING THE PARTICIPATION EQUITY AND THE ADDITIONAL BACKSTOP EQUITY), THE NEW SECURED NOTES (INCLUDING THE BACKSTOP PREMIUM AND THE COMMITMENT FEE NOTES), AND THE SUBSCRIPTION RIGHTS IN ANY JURISDICTION WHERE SUCH ACTION FOR THAT PURPOSE IS REQUIRED.

The Debtors make statements in this Disclosure Statement SUPPLEMENT that are considered forward-looking statements under federal securities laws. The Debtors consider all statements regarding anticipated or future matters to be forward-looking statements. Forward-looking statements may include statements about:

•	THE DEBTORS’ PLANS, OBJECTIVES, AND EXPECTATIONS, INCLUDING THOSE ASSOCIATED WITH THE CHAPTER 11 CASES;

•	the Debtors’ BUSINESS STRATEGY;

•	FUTURE SUPPLY AND DEMAND OF OFFSHORE DRILLING SERVICES INCLUDING EXPECTED UTILIZATION, DAY RATES, CONTRACT TERMS, CONTRACT BACKLOG AND CUSTOMER DRILLING PROGRAMS;

•	the Debtors’ TECHNOLOGY;

•	the Debtors’ FINANCIAL CONDITION, REVENUES, CASH FLOWS, AND EXPENSES;

•	the Debtors’ LEVELS OF INDEBTEDNESS, LIQUIDITY, AND COMPLIANCE WITH DEBT COVENANTS;

•	the Debtors’ FINANCIAL STRATEGY, BUDGET, PROJECTIONS, AND OPERATING RESULTS;

•	THE AMOUNT, NATURE, AND TIMING OF THE DEBTORS’ CAPITAL EXPENDITURES;

•	AVAILABILITY AND TERMS OF CAPITAL;

•	THE INTEGRATION AND BENEFITS OF ASSET AND PROPERTY ACQUISITIONS OR THE EFFECTS OF ASSET AND PROPERTY ACQUISITIONS OR DISPOSITIONS AND DIVESTITURES ON THE DEBTORS’ CASH POSITION AND LEVELS OF INDEBTEDNESS;

•	COSTS OF CONDUCTING THE DEBTORS’ OTHER OPERATIONS;

•	GENERAL ECONOMIC AND BUSINESS CONDITIONS;

•	EFFECTIVENESS OF THE DEBTORS’ RISK MANAGEMENT ACTIVITIES;

•	THE DEBTORS’ ENVIRONMENTAL LIABILITIES;

•	COUNTERPARTY CREDIT RISK;

•	THE OUTCOME OF PENDING AND FUTURE LITIGATION;

•	GOVERNMENTAL REGULATION AND TAXATION OF THE OIL AND NATURAL GAS INDUSTRY;

•	DEVELOPMENTS IN OIL-PRODUCING AND NATURAL GAS-PRODUCING COUNTRIES;

•	THE ADEQUACY OF THE DEBTORS’ CAPITAL RESOURCES AND LIQUIDITY;

•	RISKS IN CONNECTION WITH ACQUISITIONS;

•	THE POTENTIAL ADOPTION OF NEW GOVERNMENTAL REGULATIONS; AND

•	THE DEBTORS’ ABILITY TO SATISFY FUTURE CASH OBLIGATIONS.

4

Statements concerning these and other matters are not guarantees of the Reorganized Debtors’ future performance. There are risks, uncertainties, and other important factors that could cause the Reorganized Debtors’ actual performance or achievements to be different from those they may project, and the Debtors undertake no obligation to update the projections made herein. These risks, uncertainties, and factors may include the following:

the Debtors’ ability to confirm and consummate the Plan; POTENTIAL OBJECTIONS TO THE CONFIRMATION OF THE DEBTORS’ PLAN OR OTHER PLEADINGS FILED THAT COULD PROTRACT THE CHAPTER 11 CASES; the potential that THE DEBTORS MAY NEED TO PURSUE AN ALTERNATIVE TRANSACTION IF THE PLAN IS NOT CONFIRMED; the Debtors’ ability to reduce their overall financial leverage; the potential adverse impact of the Chapter 11 Cases on the Debtors’ operations, management, and employees; the risks associated with operating the Debtors’ businesses during the Chapter 11 Cases; THE DEBTORS’ ABILITY TO COMPLY WITH THE RESTRICTIONS AND OTHER COVENANTS IMPOSED BY THE DEBTORS’ DIP CREDIT AGREEMENT AND OTHER FINANCING ARRANGEMENTS; customer responses to the Chapter 11 Cases; the Debtors’ inability to discharge or settle Claims during the Chapter 11 Cases; THE length OF TIME THAT THE DEBTORS WILL OPERATE UNDER CHAPTER 11 PROTECTION; THE DEBTORS’ ability to attract and retain skilled personnel on commercially reasonable terms, whether due to labor regulations, unionization, or otherwise, or to retain employees, customers, or suppliers as a result of THE DEBTORS’ financial condition generally or as a result of the Chapter 11 Cases; THE IMPACTS OF THE DELISTING OF Valaris’s CLASS A ORDINARY SHARES FORM THE NEW YORK STOCK exchange; general economic, business, and market conditions; currency fluctuations; interest rate fluctuations; price increases; exposure to litigation; a decline in the Debtors’ market share due to competition or price pressure by customers; the Debtors’ ability to implement cost reduction initiatives in a timely manner; the Debtors’ ability to divest existing businesses; POTENTIAL ADDITIONAL IMPAIRMENTS; financial conditions of the Debtors’ customers INCLUDING DECREASES IN LEVELS OF DRILLING ACTIVITY AND CAPITAL EXPENDITURES; DELAYS IN CONTRACT COMMENCEMENT DATES OR CANCELLATION, SUSPENSION, RENEGOTIATION, OR TERMINATION OF DRILLING CONTRACTS OR DRILLING PROGRAMS AS A RESULT OF GENERAL AND INDUSTRY-SPECIFIC ECONOMIC CONDITIONS, MECHANICAL DIFFICULTIES, PERFORMANCE, OR OTHER REASONS; adverse tax changes; limited access to capital resources; changes in domestic and foreign laws and regulations; trade balance; OIL AND NATURAL GAS PRICES AND THE OVERALL HEALTH OF THE OIL AND NATURAL GAS INDUSTRY, INCLUDING THE DISPUTE OVER PRODUCTION LEVELS AMONG MEMBERS OF THE ORGANIZATION OF PETROLEUM EXPORTING COUNTRIES AND OTHER OIL AND GAS PRODUCING NATIONS; natural disasters; THE COVID-19 GLOBAL PANDEMIC, THE RELATED PUBLIC HEALTH MEASURES IMPLEMENTED BY GOVERNMENTS WORLDWIDE AND THE DECLINE IN OIL PRICES DURING 2020, INCLUDING THE DURATION AND SEVERITY OF THE OUTBREAK, THE DURATION OF THE PRICE AND DEMAND DECLINE AND THE EXTENT OF DISRUPTIONS TO THE DEBTORS’ OPERATIONS; THE occurrence of cybersecurity incidents, attacks or other breaches to THE DEBTORS’ information technology systems, including THE DEBTORS’ rig operating systems; geopolitical instability; and the effects of governmental regulation on the Debtors’ businesses.

5

Article I

Supplemental Disclosure Of Events in the Chapter 11 Cases

A.	The Amended RSA and the Fourth Amended Plan

Following entry of the Disclosure Statement Order on December 30, 2020, the Debtors commenced solicitation of votes for the Third Amended Plan on January 6, 2021. During the solicitation period, the Debtors and several of their key stakeholders, including the Ad Hoc Group and RCF Agent (on behalf of the Holders of Credit Facility Claims), continued to negotiate a consensual resolution regarding the treatment of Credit Facility Claims set forth in the Third Amended Plan. On February 5, 2021, following extensive, arm’s-length negotiations, the Debtors successfully executed an amended Restructuring Support Agreement (the “Amended RSA”) with the Consenting Noteholders and the Consenting Lenders. The Amended RSA is attached hereto as Exhibit 1.

As a result of the Amended RSA, the Debtors anticipate having support for Confirmation of the Fourth Amended Plan from a substantial majority of voting classes. The Amended RSA leaves the treatment of General Unsecured Creditors unmodified from the Third Amended Plan, proposing full payment of General Unsecured Claims.

A summary of the terms of the Amended RSA, which terms have been incorporated into the Fourth Amended Plan, is set forth below:

•	The Consenting Lenders had a seven-day period within which to elect to participate in the Rights Offering and the Backstop Commitments and to receive one of two corresponding Plan treatments.[3] That period expired on February 4, 2021, at 5:00 p.m., prevailing Central Time. Based on the results of that election:

•	Each New Money Participating Credit Facility Creditor will receive its Pro Rata share of (i) 5.340% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable, (ii) 2.427% of the New Secured Notes (and associated Participation Equity offered in the Rights Offering), and (iii) $7,802,007.88 in Cash (the “RCF New Money Participation Treatment”).

•	Each Holder of an Allowed Credit Facility Claim that has become a Consenting Lender by the first day of the Confirmation Hearing and is not a New Money Participating Credit Facility Creditor will receive its Pro Rata share of (i) 22.980% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan and the New Warrants, as applicable (the “RCF Base Treatment Distributable Shares”) and (ii) $96,053,481.87 in Cash (the “Consenting Lender Base Treatment Pool”).

•	In the event that not all Holders of Credit Facility Claims are Consenting Lenders, the Consenting Lenders’ Pro Rata share of the RCF Base Treatment Distributable Shares (the “Consenting Base Treatment Distributable Shares”)will be reduced to reflect the amount of Cash such Consenting Lenders received.[4] In such event, each Non-Consenting Lender will receive its Pro Rata share of an allocation of RCF Base Treatment Distributable Shares equal to the aggregate of the RCF Base Treatment Distributable Shares minus the Consenting Base Treatment Distributable Shares (the “RCF Base Treatment Pool”).

[3]	An illustrative one-page summary of the options presented to each of the Holders of Credit Facility Claims is attached hereto as Exhibit 4.

[4]	The aggregate of RCF Base Treatment Distributable Shares shall be multiplied by a fraction (i) the numerator of which is the aggregate principal amount of Consenting Base Treatment Credit Facility Claims minus $96,053,481.87 and (ii) the denominator of which is the aggregate principal amount of Base Treatment Credit Facility Claims minus $96,053,481.87.

6

•	Holders of the Senior Notes Claims will receive the same proportional treatments proposed under the Third Amended Plan, with adjustments to the constitution of the Senior Notes Distributable Pool to account for the adjusted allocations of New Valaris Equity and Subscription Rights to Holders of Credit Facility Claims. More specifically, under the Fourth Amended Plan, the Senior Notes Distributable Pool is comprised of (i) 38.980% of the New Valaris Equity (as compared to 34.8% under the Third Amended Plan) and (ii) 97.573% of the Subscription Rights (as opposed to 100% under the Third Amended Plan).

•	The Debtors will pay all unpaid reasonable and documented fees and expenses of the Credit Facility Agent Advisors (as defined in the Amended RSA), the Consenting Noteholder Advisors (as defined in the Amended RSA), and the professionals retained by the Initial Backstop Parties (as defined in the Backstop Agreement), and the Rowan Ad Hoc Group Fees (as defined in the Amended RSA), whether incurred prior to, on, or after the Petition Date.

•	All Credit Facility Letters of Credit will be replaced or cash collateralized pursuant to the terms of the Credit Facility.

The Plan Modifications leave the rights of all other stakeholders substantially unaltered. The slight adjustments to the allocation of the Subscription Rights and Backstop Premium are projected to have the following impacts on recoveries:

SUMMARY OF EXPECTED RECOVERIES
Class	Claim/Equity Interest	Projected Recovery Under the Third Amended Plan[5]	Projected Recovery Under the Fourth Amended Plan
1	Other Secured Claims	N/A	N/A
2	Other Priority Claims	N/A	N/A
3	Credit Facility Claims	100%	100%
4	Pride Bond Claims	25.7%	27.2%
5	Ensco International Bond Claims	17.2%	19.1%
6	Jersey Bond Claims	29.6%	31.4%
7	Valaris Bond Claims	14.9%	15.8%
8	Legacy Rowan Bond Claims	20.0%	21.2%
9	General Unsecured Claims	100%	100%
10	Newbuild Claims	0.2%	0.2%
11	Intercompany Claims	N/A	N/A
12	Intercompany Interests	N/A	N/A
13	Existing Interests in Valaris	$11 million	$11 million
14	Section 510(b) Claims	0%	0%

[5]	The projected recoveries for Classes 3, 4, 5, 6, 7, and 8 correspond to the mid-point of the valuation range in the analysis performed by Lazard Frères & Co. LLC, which is attached to the Disclosure Statement as Exhibit F. Subscription Rights are assumed to have value equal to the value of the equity underlying the rights offering.

7

The Debtors also engaged with various stakeholders, including the Notes Trustees on the Debtors’ series of Senior Notes, regarding outstanding Claim amounts. Unless provided otherwise in a further amended or modified draft of the Plan, the Plan Modifications provide that the following Claims shall be Allowed in the following amounts:

CLAIM AMOUNTS
Class	Claim	Allowed Amount
3	Credit Facility Claims	$581,000,000.02 in outstanding advances plus the amount of Credit Facility Letters of Credit and all accrued and accruing interest, costs, fees, and expenses
4	Pride Bond Claims	$439,296,780.92
5	Ensco International Bond Claims	$114,229,893.60
6	Jersey Bond Claims	$863,607,717.29
7	Valaris Bond Claims	$3,123,087,570.34
8	Legacy Rowan Bond Claims	$2,178,878,109.04

Based on the projections attached to the Disclosure Statement as Exhibit E, the Debtors originally projected to emerge with total liquidity of approximately $613.3 million. Due to the additional payment in cash to Holders of the Credit Facility Claims on the Effective Date as set forth in the Fourth Amended Plan, the Debtors anticipate that total liquidity upon emergence will be approximately $508.4 million.

The Debtors believe that Confirmation of the Fourth Amended Plan represents the best avenue for the Debtors to reorganize and maximize value of their estates for the benefit of all stakeholders. The Debtors have therefore prepared this Disclosure Statement Supplement to provide further disclosure with respect to the value-maximizing Restructuring Transactions encompassed in the Fourth Amended Plan and described herein and in the Disclosure Statement.

8

Article II

Summary of Plan modifications

This section provides a summary of the material modifications to the structure, means for implementation of, and treatment of Claims and Interests under the Fourth Amended Plan.

The statements contained in this Disclosure Statement Supplement include summaries of the provisions contained in the Fourth Amended Plan and the related documents referred to therein. The statements contained in this Disclosure Statement Supplement do not purport to be precise or complete statements of all the terms and provisions of the Fourth Amended Plan or documents referred to therein, and reference is made to the Fourth Amended Plan and the documents referred to therein for the full and complete statement of such documents’ terms and provisions.

The Fourth Amended Plan controls the actual treatment of Claims against, and Interests in, the Debtors under the Fourth Amended Plan and will, upon the occurrence of the Effective Date, be binding upon all Holders of Claims against, and Interests in, the Debtors, the Debtors’ estates, the Reorganized Debtors, all parties receiving property under the Fourth Amended Plan, and other parties in interest. In the event of any conflict between this Disclosure Statement Supplement, the Disclosure Statement, and the Fourth Amended Plan or any other operative document, the terms of the Fourth Amended Plan (or such other operative document) shall control.

A.	Modifications to the Treatment of Claims

The treatment of Claims pursuant to the Fourth Amended Plan has been modified as set forth below. As used herein, Pro Rata means (i) in the case of distributions from the Consenting Lender Base Treatment Pool, the proportion that an Allowed Claim of a Consenting Base Treatment Lender bears to the aggregate amount of Allowed Claims of Consenting Base Treatment Lenders; (ii) in the case of distributions from the RCF Base Treatment Pool, the proportion that an Allowed Claim of a Non-Consenting Lender bears to the aggregate amount of Allowed Claims held by all Non-Consenting Lenders; (iii) in the case of RCF New Money Participation Treatment provided to New Money Participating Credit Facility Creditors, the proportion that an Allowed Claim of a New Money Participating Credit Facility Creditor bears to the aggregate amount of Allowed Claims of New Money Participating Credit Facility Creditors; and (iv) in all other instances, the proportion that an Allowed Claim or an Allowed Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Interests in that Class.

1.	Class 3 — Credit Facility Claims

(a)	Classification: Class 3 consists of any Credit Facility Claims.

(b)	Allowed Amount: The Credit Facility Claims shall be Allowed in the full amount due and owing under the Credit Agreement, including without limitation not less than $581,000,000.02 in outstanding advances plus the amount of Credit Facility Letters of Credit and all accrued and accruing interest, costs, fees, and expenses.

(c)	Treatment:

(i)	Base Treatment:

(1)	Each Non-Consenting Lender shall receive its Pro Rata share of the RCF Base Treatment Pool;

(2)	each Consenting Base Treatment Lender shall receive its Pro Rata share of the Consenting Lender Base Treatment Pool; and

9

(ii)	New Money Participating Credit Facility Creditor Treatment: Each New Money Participating Credit Facility Creditor shall receive its Pro Rata share of the RCF New Money Participation Treatment; and

(iii)	on or prior to the Effective Date, all Credit Facility Letters of Credit shall be replaced or cash collateralized as provided in Article IV.S of the Plan.

(d)	Voting: Class 3 is Impaired under the Plan. Holders of Allowed Credit Facility Claims are entitled to vote to accept or reject the Plan.

As used in the following treatment descriptions, “Senior Notes Distributable Pool” means (a) 38.980% of the New Valaris Equity, subject to dilution on account of the Management Incentive Plan, the Newbuild Equity Pool, and the New Warrants, as applicable, and (b) 97.573% of the Subscription Rights.

2.	Class 4 — Pride Bond Claims

(a)	Classification: Class 4 consists of any Pride Bond Claims.

(b)	Allowed Amount: $439,296,780.92

(c)	Treatment: Each Holder of an Allowed Pride Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Pride Bond Claims) of:

(i)	8.808% of the Senior Notes Distributable Pool; and

(ii)	an aggregate $1.25 million payment in cash.

(d)	Voting: Class 4 is Impaired under the Plan. Holders of Allowed Pride Bond Claims are entitled to vote to accept or reject the Plan.

3.	Class 5 — Ensco International Bond Claims

(a)	Classification: Class 5 consists of any Ensco International Bond Claims.

(b)	Allowed Amount: $114,229,893.60

(c)	Treatment: Each Holder of an Allowed Ensco International Bond Claim shall receive its Pro Rata share (as determined as a percentage of all Allowed Ensco International Bond Claims) of:

(i)	1.549% of the Senior Notes Distributable Pool; and

(ii)	an aggregate $1 million payment in cash.

(d)	Voting: Class 5 is Impaired under the Plan. Holders of Allowed Ensco International Bond Claims are entitled to vote to accept or reject the Plan.

10

4.                   Class 6 — Jersey Bond Claims

      (a)            Classification: Class 6 consists of any Jersey Bond Claims.

      (b)            Allowed Amount: $863,607,717.29

      (c)            Treatment: Each Holder of an Allowed Jersey Bond Claim shall receive its Pro Rata share (as determined as a percentage of all        Allowed Jersey Bond Claims) of 20.204% of the Senior Notes Distributable Pool.

      (d)            Voting: Class 6 is Impaired under the Plan. Holders of Allowed Jersey Bond Claims are entitled to vote to accept or reject the        Plan.

5.                   Class 7 — Valaris Bond Claims

      (a)            Classification: Class 7 consists of any Valaris Bond Claims.

      (b)            Allowed Amount: $3,123,087,570.34

      (c)            Treatment: Each Holder of an Allowed Valaris Bond Claim shall receive its Pro Rata share (as determined as a percentage of all        Allowed Valaris Bond Claims) of 36.834% of the Senior Notes Distributable Pool.

      (d)            Voting: Class 7 is Impaired under the Plan. Holders of Allowed Valaris Bond Claims are entitled to vote to accept or reject the        Plan.

6.                   Class 8 — Legacy Rowan Bond Claims

      (a)            Classification: Class 8 consists of any Legacy Rowan Bond Claims.

      (b)            Allowed Amount: $2,178,878,109.04

      (c)            Treatment: Each Holder of an Allowed Legacy Rowan Bond Claim shall receive its Pro Rata share (as determined as a        percentage of all Allowed Legacy Rowan Bond Claims) of:

       (i)          32.605% of the Senior Notes Distributable Pool; and

       (ii)         an aggregate $23.75 million payment in cash.

      (d)            Voting: Class 8 is Impaired under the Plan. Holders of Allowed Legacy Rowan Bond Claims are entitled to vote to accept or        reject the Plan.

B.	The Rights Offering

Article IV.C.1 of the Fourth Amended Plan has been amended to reflect the New Money Participating Credit Facility Creditors’ participation in the Rights Offering, which provides for, among other things, an amended allocation of the Subscription Rights and the Backstop Premium. Holders of Senior Notes Claims as of the Record Date will be offered 97.573% of the Subscription Rights, and 2.427% of the Subscription Rights will be purchased directly by New Money Participating Credit Facility Creditors. The Backstop Parties, including New Money Participating Credit Facility Creditors, will have the exclusive right and obligation to purchase 37.5% of the New Secured Notes offered in the Rights Offering (such amount, the “Holdback”). The Senior Notes Backstop Parties will have the exclusive right and obligation to participate in 97.6% of the Holdback, and the Lender Backstop Parties will have the exclusive right and obligation to participate in 2.4% of the Holdback.

11

In addition, the Backstop Premium under the Fourth Amended Plan has been amended to reflect the participation of the New Money Participating Credit Facility Creditors. The Senior Notes Backstop Parties who previously would have received $50 million in New Secured Notes for the Backstop Premium under the Third Amended Plan, will instead receive $48.786 million in New Secured Notes, with the remaining $1.214 million reserved for the Lender Backstop Parties. The Senior Notes Backstop Parties who previously would have received an additional 2.70% of the New Valaris Equity in exchange for their commitments as set forth in the Backstop Agreement will instead receive 2.634%, with the remaining 0.066% reserved for the Lender Backstop Parties.

Article III
Continued Solicitation and Voting Procedures

On February☐, 2021, the Bankruptcy Court entered the Order (I) Approving the Debtors’ Continued Solicitation of the Fourth Amended Plan and the Adequacy of the Supplemental Disclosure in Connection Therewith, (II) Modifying Certain Deadlines and Procedures in Connection with Plan Confirmation, (III) Approving the Form of Ballots in Connection Therewith, and (IV) Granting Related Relief, which, among other things, approved the adequacy of the Disclosure Statement Supplement Relating to the Fourth Amended Joint Chapter 11 Plan of Reorganization (the “Continued Solicitation Order”), which, among other things, approved the Disclosure Statement Supplement and modified the dates and deadlines for the following items in the confirmation schedule established by paragraph 4 of the Disclosure Statement Order. All other dates and deadlines remain unchanged.

Event	Original Date	Revised Date
Supplemental Solicitation Deadline	N/A	February 12, 2021 (or as soon as reasonably practicable thereafter)
Deadline for Non-Backstop Parties to Revoke Rights Offering Subscriptions	N/A	February 23, 2021, at 5:00 p.m., prevailing Central Time
Voting Deadline	February 3, 2021, at 4:00 p.m., prevailing Central Time	February 25, 2021, at 5:00 p.m., prevailing Central Time
Plan Modifications Objection Deadline	N/A6	February 25, 2021, at 5:00 p.m., prevailing Central Time
Deadline to File Confirmation Brief	February 9, 2021, at 4:00 p.m., prevailing Central Time	March 1, 2021, at 5:00 p.m., prevailing Central Time
Deadline to File Voting Report	February 9, 2021, at 4:00 p.m., prevailing Central Time	March 1, 2021, at 5:00 p.m., prevailing Central Time
Confirmation Hearing Date	February 11, 2021, at 1:30 p.m., prevailing Central Time	March 3, 2021, at 1:30 p.m., prevailing Central Time

[6]	The original Plan Objection Deadline expired February 3, 2021 at 4:00 p.m., prevailing Central Time. The extended deadline applies solely to the Plan Modifications.

Other than as set forth in the Continued Solicitation Order, all provisions of the Disclosure Statement Order remain in full force and effect; including, for the avoidance of doubt, setting December 1, 2020 as the Voting Record Date. For the avoidance of doubt, if a Ballot is submitted for the Third Amended Plan and no subsequent Ballot is received for the Fourth Amended Plan, the Ballot received for the Third Amended Plan shall count toward the Fourth Amended Plan.

Copies of the Fourth Amended Plan and a redline highlighting all of the Plan Modifications are attached hereto. Copies of the Disclosure Statement, the Continued Solicitation Order, the Disclosure Statement Order, and all other pleadings in the Chapter 11 Cases can be obtained (a) for a fee via PACER at http://www.txs.uscourts.gov; or (b) at no charge from Stretto (the “Notice and Claims Agent”) by: (a) accessing the Debtors’ restructuring website at https://cases.stretto.com/valaris; (b) writing to Stretto at Valaris plc, et al., Ballots, c/o Stretto, 410 Exchange, Suite 100, Irvine, CA 92602; (c) emailing ValarisInquiries@stretto.com; or (d) calling the Notice and Claims Agent at:

U.S. Toll Free: (855) 348-2032

International: (949) 266-6309

You may also obtain copies of any pleadings filed in the Chapter 11 Cases for a fee via PACER at: http://www.txs.uscourts.gov.

Article IV
Additional Risk Factors

A.	The Debtors May Not Be Able to Satisfy the Conditions Precedent to Consummation of the Fourth Amended Plan.

To the extent that the Debtors are unable to satisfy the conditions precedent to consummation of the Fourth Amended Plan, the Debtors may be unable to consummate the Fourth Amended Plan, which may cause certain stakeholders or parties in interest to terminate their support for the Fourth Amended Plan prior to the Confirmation or Consummation of the Fourth Amended Plan. Any such loss of support could adversely affect the Debtors’ ability to confirm and consummate the Fourth Amended Plan.

Article V
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Modifications under the Fourth Amended Plan have resulted in revised treatment of Holders in Class 3 that hold Credit Facility Claims. In the Third Amended Plan, Holders in Class 3 that hold Credit Facility Claims, were entitled to receive New Valaris Equity. In the Fourth Amended Plan, certain of such Holders are entitled to receive a combination of Subscription Rights and/or Cash in addition to New Valaris Equity. Consequently, the treatment of U.S. Holders of Credit Facility Claims for U.S. federal income tax purposes described in the Disclosure Statement is no longer applicable to all such Holders in light of revisions under the Fourth Amended Plan, as discussed in this Disclosure Statement Supplement.

A U.S. Holder of an Allowed Credit Facility Claim is generally expected to be treated as receiving its distribution under the Fourth Amended Plan in a taxable exchange under section 1001 of the Tax Code. Accordingly, other than with respect to any amounts received that are attributable to accrued but untaxed interest (or “OID”), a U.S. Holder of such Allowed Claim would recognize gain or loss equal to the difference between: (a) (1) the amount of the Cash received plus (2) the value of (A) the Holder’s Pro Rata Share of the RCF Base Treatment Distributable Shares or (B) the Holder’s Pro Rata Share of the RCF Participation Distributable Shares, as applicable and (b) such U.S. Holder’s adjusted basis in such Claim.

12

Article VI
Recommendation and Conclusion

In the opinion of the Debtors, the Fourth Amended Plan is preferable to all other available alternatives and provides for a larger distribution to the Debtors’ creditors than would otherwise result in any other scenario. Accordingly, the Debtors recommend that Holders of Claims entitled to vote on the Fourth Amended Plan vote to accept the Fourth Amended Plan and support Confirmation of the Fourth Amended Plan.

Dated: February 5, 2021	VALARIS PLC on behalf of itself and all other Debtors

/s/ Jonathan Baksht
Jonathan Baksht Executive Vice President and Chief Financial Officer Valaris plc

13

Exhibit 1

Amended RSA

[Intentionally omitted.]

Exhibit 2

Fourth Amended Plan

[Intentionally omitted.]

Exhibit 3

Fourth Amended Plan (Redline)

[Intentionally omitted.]

Exhibit 4

Illustrative Summary of RCF Lender Options